Exhibit 2.1

DATED 14 DECEMBER 2015

EUROPEAN REFRESHMENTS

COCA-COLA GESELLSCHAFT MIT BESCHRÄNKTER HAFTUNG

VIVAQA BETEILIGUNGS GMBH & CO. KG

and

COCA-COLA ENTERPRISES, INC.

and

OLIVE PARTNERS S.A.

COCA-COLA IBERIAN PARTNERS, S.A.

and

COCA-COLA EUROPEAN PARTNERS LIMITED

and

ORANGE U.S. HOLDCO, LLC

and

ORANGE MERGECO, LLC

AMENDMENT AND RESTATEMENT DEED

to vary the terms of a Transaction Master Agreement dated 6 August 2015 relating to the combination of Coca-Cola Enterprises, Inc., Coca-Cola

Erfrischungsgetränke Aktiengesellschaft and Coca-Cola Iberian Partners, S.A.

THIS DEED (the “Deed”) is made on 14 December 2015

BY and AMONG:

(1)	EUROPEAN REFRESHMENTS, with its corporate seat in Drogheda, County Meath, Ireland, registered in the Companies Registration Office Dublin under no. 403110, COCA-COLA GESELLSCHAFT MIT BESCHRÄNKTER HAFTUNG, with its corporate seat in Berlin, registered in the commercial register of the local court (Amtsgericht) of Charlottenburg under HRB 88247 B and VIVAQA BETEILIGUNGS GMBH & CO. KG, with its corporate seat in Berlin, registered in the commercial register of the local court (Amtsgericht) of Charlottenburg under HRA 39236 B (together, “Red”);

(2)	COCA-COLA ENTERPRISES, INC., a Delaware corporation with its principal office at 2500 Windy Ridge Parkway, Atlanta GA 30339, United States of America (“White”);

(3)	COCA-COLA IBERIAN PARTNERS, S.A., a Spanish company with its registered office at Paseo de la Castellana, 259-C (Torre de Cristal), Floor 9, 28046, Madrid and Spanish tax identification number A-86,561,412 (“Olive”);

(4)	COCA-COLA EUROPEAN PARTNERS LIMITED (formerly SPARK ORANGE LIMITED) a private limited company organized under the laws of England (“Orange”);

(5)	ORANGE U.S. HOLDCO, LLC, a limited liability company formed under the laws of the State of Delaware (“US HoldCo”);

(6)	ORANGE MERGECO, LLC, a limited liability company formed under the laws of the State of Delaware (“MergeCo”),

(together the “Original Parties”); and

(7)	OLIVE PARTNERS S.A. a Spanish company with registered office at Paseo de la Castellana, 259-C (Torre de Cristal), Floor 9, 28046, Madrid, Spain, and Spanish tax identification number A-87417820 (“Olive HoldCo”)

each an “Amendment Parties” and collectively the “Amendment Parties”.

WHEREAS:

(A)	On 6 August 2015, the Original Parties entered into a transaction master agreement (the “Transaction Master Agreement”) to which Olive HoldCo has since adhered and Olive’s rights and obligations under which have since been novated to Olive HoldCo in each case pursuant to a deed of adherence and novation dated on or around the date of this Deed (the “Deed of Adherence”).

(B)	It is the intention of the Amendment Parties that the Transaction Master Agreement be varied, amended and restated as set out in Schedule 1 to this Deed.

THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Capitalised terms used and not otherwise defined herein shall have the meaning given to them in the Transaction Master Agreement.

1.2	The principles of interpretation set forth in clauses 1.2 and 1.3 of the Transaction Master Agreement apply to this Deed as if set out in full herein, mutatis mutandis.

2.	AMENDMENT AND RESTATEMENT

2.1	Pursuant to clause 19.1 of the Transaction Master Agreement, the Transaction Master Agreement is hereby varied, amended and restated to be read and construed for all purposes in the form attached at Schedule 1 to this Deed.

2.2	The Amendment Parties note and acknowledge that:

(a)	Olive is party hereto without prejudice to the novation of its rights and obligations to Olive HoldCo under the Deed of Adherence; and

(b)	notwithstanding Olive HoldCo’s adherence to the Transaction Master Agreement, and its assumption of Olive’s rights and obligations, pursuant to the Deed of Adherence (and without prejudice to the terms of the Deed of Adherence), to avoid confusion and reduce unnecessary amendments the Transaction Master Agreement as varied, amended and restated hereby does not remove or revise the provisions requiring such adherence and novation, or other provisions relating to the separation of the obligations of Olive and Olive HoldCo.

3.	MISCELLANEOUS

3.1	The provisions of clauses 11 (Confidentiality), 15 (Cost and Transaction Fee), 16 (Further Assurance), 17 (Assignment), 18 (Third Party Rights; Olive HoldCo Adherence), 19 (Variation and Waiver), 20 (Invalidity), 22 (Notices), and 23 (Miscellaneous) of the Transaction Master Agreement shall apply to this Deed as if set out in full herein, mutatis mutandis.

3.2	This Deed and any non-contractual obligations arising out of it shall be governed by and construed in accordance with English law.

3.3	Any dispute, controversy or claim arising out of, relating to or in connection with this Deed, including any dispute regarding its validity or termination, or the performance or breach thereof, as well as any non-contractual obligation arising out of or in connection with it, shall be subject to the jurisdiction of the English courts to which the Amendment Parties hereby submit and each of the Amendment Parties hereby waives any objection to any proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inappropriate forum.

3.4	This Deed shall be read together with the Transaction Master Agreement, and the Service Agents set forth in respect of the Amendment Parties in Clause 24.3 of the Transaction Master Agreement shall be the Amendment Parties’ agent for service of process in England in relation to any matter arising out of or in connection with this Deed.

IN WITNESS WHEREOF this Deed has been executed as a DEED and delivered on the date stated at the beginning of this Deed.

IN WITNESS WHEREOF this Agreement has been executed and delivered as a deed, as of the date first written above.

Executed and delivered as a deed by	)
European Refreshments	)
by:	)
	)	/s/ Todd Grice
)
)
)
(authorised signatory /attorney in fact)

in the presence of:

/s/ Gina Marie Gaines
(witness signature)

Gina Marie Gaines
(witness’ name)

7500 Roswell Road, Unit 82
Atlanta, GA 30350
(witness’ address)

Executed and delivered as a deed by	)
Coca-Cola Gesellschaft mit beschränkter	)	/s/ Barbara Körner
Haftung	)
by:	)
	)	ppa /s/ Georges Lahoud
Barbara Körner	)
„General Manager”	)
(authorised signatory)
Georges Lahoud
„Procurist“

in the presence of:

/s/ Marlies Korneck
(witness signature)

Marlies Korneck
(witness’ name)

Stralauer Allee 4,
10245 Berlin, Germany
(witness’ address)

Executed and delivered as a deed by	)
Vivaqa Beteiligungs GmbH & Co. KG	)
by:	)
	)	/s/ Barbara Körner
Barbara Körner	)
„General Manager”	)
)
(authorised signatory)

in the presence of:

/s/ Marlies Korneck
(witness signature)

Marlies Korneck
(witness’ name)

Stralauer Allee 4,
10245 Berlin, Germany
(witness’ address)

Executed and delivered as a deed by	)
Coca-Cola Enterprises, Inc.	)
by:	)
)
)
)
	)	/s/ John R. Parker, Jr.
(authorised signatory / attorney)

in the presence of:

/s/ Suzanne Forlidas
(witness signature)

Suzanne Forlidas
(witness’ name)

2500 Windy Ridge Parkway
Atlanta, GA 30339
(witness’ address)

Executed and delivered as a deed by	)
Coca-Cola Iberian Partners, S.A.	)
by:	)
	)	/s/ Sol Daurella
Sol Daurella	)
)
)
(authorised signatory / attorney)

in the presence of:

/s/ Mar Pal
(witness signature)

Mar Pal
(witness’ name)

Av. Països Catalans, 32
08950 – Esplugues de Llobregat
(witness’ address)

Executed and delivered as a deed by	)
Olive Partners S.A.	)
by:	)
	)	/s/ Sol Daurella
Sol Daurella	)
)
)
(authorised signatory / attorney)

in the presence of:

/s/ Mar Pal
(witness signature)

Mar Pal
(witness’ name)

Av. Països Catalans, 32
08950 – Esplugues de Llobregat
(witness’ address)

Executed and delivered as a deed by	)
Coca-Cola European Partners Limited	)
by:	)
	)	/s/ Isabela Pérez Nivela
)
)
)
(authorised signatory / attorney)

in the presence of:

/s/ Esther Coll
(witness signature)

Esther Coll
(witness’ name)

(witness’ address)

Executed and delivered as a deed by	)
Orange U.S. HoldCo, LLC	)
by:	)
	)	/s/ Isabela Pérez Nivela
)
)
)
(authorised signatory / attorney)

in the presence of:

/s/ Esther Coll
(witness signature)

Esther Coll
(witness’ name)

(witness’ address)

Executed and delivered as a deed by	)
Orange MergeCo, LLC	)
by:	)
	)	/s/ Isabela Pérez Nivela
)
)
)
(authorised signatory / attorney)

in the presence of:

/s/ Esther Coll
(witness signature)

Esther Coll
(witness’ name)

(witness’ address)

SCHEDULE 1

AMENDED AND RESTATED TRANSACTION MASTER AGREEMENT

1

AMENDED & RESTATED VERSION

Highly confidential

EUROPEAN REFRESHMENTS

COCA-COLA GESELLSCHAFT MIT BESCHRÄNKTER HAFTUNG

VIVAQA BETEILIGUNGS GMBH & CO. KG

and

COCA-COLA ENTERPRISES, INC.

and

COCA-COLA IBERIAN PARTNERS, S.A.

and

COCA-COLA EUROPEAN PARTNERS LIMITED

(formerly SPARK ORANGE LIMITED)

and

ORANGE U.S. HOLDCO, LLC

and

ORANGE MERGECO, LLC

TRANSACTION MASTER AGREEMENT

relating to the combination of Coca-Cola Enterprises, Inc.,

Coca-Cola Erfrischungsgetränke Gesellschaft mit beschränkter Haftung and

Coca-Cola Iberian Partners, S.A.

1.	DEFINITIONS AND INTERPRETATION	2

2.	CONTRIBUTIONS AND MERGER	21

3.	CONDITIONS	22

4.	WAIVER OF CONDITIONS	26

5.	GENERAL COVENANTS IN SUPPORT OF THE CONDITIONS AND INTENDED PRE-COMPLETION ACTIONS	26

6.	COMPETITION APPROVALS, WHITE PROXY STATEMENT AND LISTINGS	32

7.	PRE-COMPLETION CONDUCT OF BUSINESS COVENANTS	38

8.	NET FINANCIAL POSITION	40

9.	COMPLETION	41

10.	WARRANTIES	42

11.	CONFIDENTIALITY AND ANNOUNCEMENTS	42

12.	PROTECTIVE COVENANTS	43

13.	TERMINATION	45

14.	POST-COMPLETION LIABILITY AND COVENANTS	46

15.	COSTS AND TRANSACTION FEE	49

16.	FURTHER ASSURANCE	49

17.	ASSIGNMENT	50

18.	THIRD PARTY RIGHTS; OLIVE HOLDCO ADHERENCE	50

19.	VARIATION AND WAIVER	50

20.	INVALIDITY	51

21.	INTEREST AND CONVERSION	51

22.	NOTICES	51

23.	MISCELLANEOUS	53

24.	GOVERNING LAW	53

SCHEDULE 1 ORANGE SHARE ALLOCATION		63

SCHEDULE 2 COMPLETION OBLIGATIONS		65

	PART 1 RED’S OBLIGATIONS	65

	PART 2 WHITE’S OBLIGATIONS	66

	PART 3 OLIVE HOLDCO’S OBLIGATIONS	66

	PART 4 ORANGE’S OBLIGATIONS	67

SCHEDULE 3 CONDUCT OF BUSINESS PENDING COMPLETION		68

	PART 1 POSITIVE COVENANTS	68

	PART 2 NEGATIVE COVENANTS	68

i

(continued)

PART 3 ORANGE GROUP COMPANY COVENANTS	71

1. POSITIVE COVENANTS	71

2. NEGATIVE COVENANTS	71

SCHEDULE 4 RED WARRANTIES	73

1. ORGANIZATION AND QUALIFICATION	73

2. AUTHORITY; NO BREACH	73

3. CAPITAL	74

4. BLACK GROUP	75

5. FINANCIAL STATEMENTS	76

6. INTERNAL CONTROLS AND PROCEDURES	76

7. ASSETS	77

8. INTELLECTUAL PROPERTY	78

9. LITIGATION	79

10. EMPLOYEE BENEFIT PLANS	79

11. TAX	81

12. MATERIAL CONTRACTS	82

13. PRODUCT LIABILITY	83

14. MAJOR SUPPLIERS AND CUSTOMERS	84

15. COMPLIANCE WITH LAWS; PERMITS; ANTI-CORRUPTION	84

16. LABOUR MATTERS	85

17. ENVIRONMENTAL	86

18. RELATED PARTY TRANSACTIONS	87

19. INSURANCE	87

20. GUARANTEES AND FINANCINGS	88

21. NO SECURITY	88

22. CASH POOLING	88

23. NO BONUSES, COMMISSIONS OR FINDERS’ FEES	89

24. APPLICATION AND DISCLOSURE DOCUMENTS	89

SCHEDULE 5 WHITE WARRANTIES	90

1. ORGANIZATION AND QUALIFICATION	90

2. AUTHORITY; NO BREACH	90

3. CAPITAL	91

4. WHITE GROUP	92

(continued)

5. SEC REPORTS	93

6. FINANCIAL STATEMENTS	94

7. INTERNAL CONTROLS AND PROCEDURES	94

8. ASSETS	95

9. INTELLECTUAL PROPERTY	96

10. LITIGATION	97

11. EMPLOYEE BENEFIT PLANS	97

12. TAX	100

13. MATERIAL CONTRACTS	101

14. PRODUCT LIABILITY	103

15. MAJOR SUPPLIERS AND CUSTOMERS	103

16. COMPLIANCE WITH LAWS; PERMITS; ANTI-CORRUPTION	103

17. LABOUR MATTERS	104

18. ENVIRONMENTAL	105

19. RELATED PARTY TRANSACTIONS	106

20. INSURANCE	106

21. GUARANTEES	106

22. APPLICATION AND DISCLOSURE DOCUMENTS	107

SCHEDULE 6 OLIVE WARRANTIES	108

1. ORGANIZATION AND QUALIFICATION	108

2. AUTHORITY; NO BREACH	108

3. CAPITAL	109

4. OLIVE GROUP	109

5. FINANCIAL STATEMENTS	111

6. INTERNAL CONTROLS AND PROCEDURES	111

7. ASSETS	112

8. INTELLECTUAL PROPERTY	113

9. LITIGATION	114

10. EMPLOYEE BENEFIT PLANS	114

11. TAX	115

12. MATERIAL CONTRACTS	117

13. PRODUCT LIABILITY	118

14. MAJOR SUPPLIERS AND CUSTOMERS	119

(continued)

15. COMPLIANCE WITH LAWS; PERMITS; ANTI-CORRUPTION	119

16. LABOUR MATTERS	120

17. ENVIRONMENTAL	121

18. RELATED PARTY TRANSACTIONS	122

19. INSURANCE	122

20. GUARANTEES AND FINANCINGS	123

21. NO SECURITY	123

22. NO BONUSES, COMMISSIONS OR FINDERS’ FEES	124

23. APPLICATION AND DISCLOSURE DOCUMENTS	124

SCHEDULE 7 ORANGE WARRANTIES	125

1. ORGANIZATION AND QUALIFICATION	125

2. AUTHORITY; NO BREACH	125

3. ORANGE GROUP; CAPITAL	126

4. LIABILITIES	126

5. LITIGATION	126

6. TAX	127

7. APPLICATION AND DISCLOSURE DOCUMENTS	127

SCHEDULE 8 WARRANTY LIABILITY	128

SCHEDULE 9 EXPERT DETERMINATION	137

Annexes:

A. Black Contribution Agreement
B. Working capital calculations
C. Employee Notification Processes
D. Knowledge persons
E. New Orange Articles
F. Olive Carve-Out
G. Olive Contribution Agreement
H. Olive Framework Agreement
I. Olive Tax Receivables
J. Olive Shareholder Undertaking
K. Orange Bottling Agreements term sheets
L. Registration Rights Agreement
M. Shareholders Agreement
N. Step Plan
O. White Director/Stockholder Undertaking
P. White Merger Agreement
Q. Permitted pre-Completion actions
R. Olive shareholder communication
S. Spark agreed announcement
T. Costs and expenses

THIS TRANSACTION MASTER AGREEMENT (this “Agreement”) was made by way of deed on 6 August 2015 (to which date all references herein to “the date hereof” or “the date of this Agreement” shall be read to refer) and was amended and restated on 14 December 2015

BY AND BETWEEN:

(1)	EUROPEAN REFRESHMENTS, with its corporate seat in Drogheda, County Meath, Ireland, registered in the Companies Registration Office Dublin under no. 403110 (“Red 1”), COCA-COLA GESELLSCHAFT MIT BESCHRÄNKTER HAFTUNG, with its corporate seat in Berlin, registered in the commercial register of the local court (Amtsgericht) of Charlottenburg under HRB 88247 B (“Red 2”) and VIVAQA BETEILIGUNGS GMBH & CO. KG, with its corporate seat in Berlin, registered in the commercial register of the local court (Amtsgericht) of Charlottenburg under HRA 39236 B (“Red 3”) (together, “Red”, each individually a “Red Seller”);

(2)	COCA-COLA ENTERPRISES, INC., a Delaware corporation with its principal office at 2500 Windy Ridge Parkway, Atlanta GA 30339, United States of America (“White”);

(3)	COCA-COLA IBERIAN PARTNERS, S.A., is a Spanish company with registered office at Paseo de la Castellana, 259-C (Torre de Cristal), Floor 9, 28046, Madrid and Spanish tax identification number A-86,561,412 (“Olive”);

(4)	COCA-COLA EUROPEAN PARTNERS LIMITED (formerly SPARK ORANGE LIMITED) a private limited company organized under the laws of England (“Orange”);

(5)	ORANGE U.S. HOLDCO, LLC, a limited liability company formed under the laws of the State of Delaware (“US HoldCo”);

(6)	ORANGE MERGECO, LLC, a limited liability company formed under the laws of the State of Delaware (“MergeCo”),

(collectively,	the “Parties”, each individually a “Party”).

WHEREAS:

(A)	Red, White, Olive and their Affiliates are engaged, directly or indirectly, in the business of manufacturing, distributing, marketing and selling non-alcoholic, ready-to-drink (NARTD) beverages in western Europe among other things;

(B)	Red, White and Olive desire to combine the respective wholly owned NARTD beverage bottling businesses in western Europe as described and provided in this Agreement by combining White, Black and Olive through the contribution of Black and Olive to Orange, and the merger of White with and into MergeCo, in exchange for the issuance to an entity to be established for the purposes of holding Olive (“Olive HoldCo”), Red (or their designee) and the stockholders of White of Orange Shares (and, in the case of stockholders of White, the White Cash Consideration);

(C)	pursuant to the Olive Framework Agreement, Olive HoldCo will become the owner of at least 95.6% of the share capital of Olive. Red is collectively the owner of the entire share capital of Coca-Cola Erfrischungsgetränke Aktiengesellschaft, with its corporate seat in Berlin, registered in the commercial register of the local court (Amtsgericht) of Charlottenburg under HRB 62845 B (and to be converted to a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany prior to Completion) (both before and after such conversion, “Black”). Orange is the sole owner of the entire share capital of US HoldCo, which in turn is the sole owner of the entire share capital of MergeCo;

(D)	the Orange Shares are intended to be admitted to trading on the Amsterdam Stock Exchange, NYSE Euronext London, the Spanish Stock Exchanges and officially listed in Amsterdam and Spanish SIBE and the Orange Stock are to be registered with the SEC and listed on the New York Stock Exchange; and

(D)	this Agreement sets forth the overarching terms and conditions of such transactions, and certain related matters,

NOW, THEREFORE, in consideration of the premises set forth above and the respective warranties, covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In addition to the words and expressions defined in the preamble, the following words and expressions have the following meanings:

“Acquisition Proposal” means, in respect of a Party and other than the transactions contemplated by this Agreement or any proposal or offer made by the Orange Group pursuant to Section 5.2(d)(iii) of the White Merger Agreement, any offer, proposal or inquiry relating to any transaction to effect, or any indication of interest by any third Person in, (i) any amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, spin-off, split off or similar transaction involving that Party’s Transferred or Merged Entities whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of that Party’s Transferred Business or Transferred or Merged Entities, (ii) any purchase or sale of 25% or more of the consolidated assets (including stock) of that Party’s Transferred Business or Transferred or Merged Entities, taken as a whole, or (iii) any purchase or sale of, or tender or exchange offer (including a self-tender offer) for, voting securities in that Party’s Transferred or Merged Entities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 25% or more of such Transferred or Merged Entities’ total voting power or the voting power of any of such Transferred or Merged Entities whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the relevant Transferred Business;

“Affiliate” means, in respect of a Person, a Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person, provided that prior to Completion the respective Parties and their Affiliates shall not be Affiliates of each other (except for Olive with Olive HoldCo, Red with Black, and Orange, US HoldCo and MergeCo with one another);

“AFM” means the Dutch stichting Autoriteit Financiële Markten;

“Amsterdam Listing” has the meaning specified in clause 2.1(d);

“Amsterdam Listing Application” has the meaning specified in clause 6.3(b);

“Amsterdam Stock Exchange” means the regulated market operated by Euronext Amsterdam, N.V.;

“Applicable Date” has the meaning specified in Schedule 5;

“Applicable Law” means any binding law, statute, treaty, order, code, ordinance, temporary restraining order, preliminary or permanent injunction, judgment, decree, decision, directive, licence, permit, consent, approval, rules, administrative pronouncement (including any item published in the United States Internal Revenue Bulletin) or regulation of any Governmental Authority having jurisdiction over the matter or Person in question, or other binding legislative or administrative action of a Governmental Authority, or a final, binding, or executive decree, injunction, judgment or order of a court that affects and has the authority to affect the matter or Person in question;

“Application and Disclosure Documents” means all documents or filings in connection with the Amsterdam Listing, the Spanish Listing, the London Listing, the NYSE Listing and the White Stockholder Approval, including the EU Prospectus, each EU Supplement, the Passporting Request, the Amsterdam Listing Application, the White Proxy Statement, the NYSE Listing Application and the Registration Statement;

“Audited White 2014 Balance Sheet” has the meaning specified in Schedule 5;

“Audited White 2014 Financial Statements” has the meaning specified in Schedule 5;

“Averaged Working Capital” means, in respect of the Black Group, the Olive Group or the White Group, as applicable, the average of the Black Working Capital, Olive Working Capital or White Working Capital (respectively) as at the end of the financial quarters for the Black Group, Olive Group or White Group (as applicable) ending on or around 31 December 2014, 31 March 2015, 30 June 2015 and 30 September 2015;

“Barcelona Stock Exchange” means the Bolsa de Barcelona;

“Benefit Plan” means, in respect of a Transferred or Merged Entity (deemed to be each Black Group Company in respect of usage in Schedule 4, each White Group Company in respect of usage in Schedule 5, and each Olive Group Company in respect of usage in Schedule 6), each employee benefit plan, programme, agreement, policy, or arrangement (including bonus plans, employment, consulting or other compensation agreements, pension premiums (compromisos por pensiones), pension, retirement, collective bargaining Contracts, incentive and other equity or equity-based compensation plans or agreements, deferred compensation arrangements, change in control, termination, severance or retention plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programmes maintained by the relevant Transferred or Merged Entity or to which the relevant Transferred or Merged Entity has contributed or is obliged to contribute, in each case, for current or former directors, employees, leased employees or officers of the relevant Transferred or Merged Entity (or other Transferred or Merged Entities in respect of the relevant Transferred Business) or in respect of which a Transferred or Merged Entity otherwise has any liability or obligation to contribute;

“Black Business” means the business, operations, rights, assets and liabilities of the Black Group;

“Black Business Intellectual Property Rights” has the meaning specified in paragraph 8.1 of Schedule 4;

“Black Contribution” has the meaning specified in clause 2.1(a);

“Black Contribution Agreement” means the agreement between Red and Orange regarding the Black Contribution to be delivered at Completion in the form attached hereto as Annex A (or as amended or modified by agreement of the Principal Parties);

“Black Group” means Black together with all its Subsidiaries together, each being a “Black Group Company” individually;

“Black NFP” means an amount (which may be positive or negative) equal to the Cash/Cash Equivalents of the Black Group, plus the Black NOLs, minus the Indebtedness of the Black Group (in each case at the Testing Date), minus the Black Working Capital Adjustment;

“Black NFP Target” means €190 million;

“Black NOLs” means an amount equal to €190 million;

“Black Ordinary Shares” has the meaning specified in paragraph 3.1 of Schedule 4;

“Black Shares” means Black Ordinary Shares together comprising 100% of the issued and outstanding share capital of Black;

“Black Working Capital” means, with respect to the Black Group, on a consolidated basis and as of a particular date, the amount equal to the (i) current assets of the Black Group less (ii) the current liabilities of the Black Group, in each case as of the relevant date and determined in accordance with the accounting principles applicable to the quarterly accounts produced by the Black Group for the financial quarter ending 31 December 2014 consistently applied, but including and/or excluding the items specified as “Included Items” and “Excluded Items” respectively in Annex B;

“Black Working Capital Adjustment” means an amount equal to the Black Working Capital Target minus the Black Working Capital (Actual), subject to a minimum of zero;

“Black Working Capital (Actual)” means the Working Capital of the Black Group at the Testing Date;

“Black Working Capital Target” means 50% of the Averaged Working Capital for the Black Group;

“Bribery Act” means the United Kingdom Bribery Act 2010;

“Bribery Legislation” means, in respect of a Transferred or Merged Entity or Transferred Business, all and any of the following: the FCPA; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including the Public Bodies Corrupt Practices Act 1889, the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which that Transferred or Merged Entity or Transferred Business (as applicable) operates or to which that Transferred or Merged Entity (or its assets) or Transferred Business are otherwise subject;

“Burdensome Condition (Olive)” and “Burdensome Condition (Red)” means any obligation of Olive HoldCo or a Red Seller (respectively, and together with their respective Affiliates) arising in connection with (whether as a condition to, a commitment required to be offered in respect of, or otherwise in respect of the obtaining of) any Competition Approval to take any action requiring, or enter into any settlement, undertaking, condition, consent decree, stipulation or other agreement with any Governmental Authority that requires, it to:

(a) hold separate (in trust or otherwise), divest itself of or otherwise rearrange the composition of any of its assets, businesses or interests or which imposes any non-immaterial limitations on its freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights of ownership, possession and use of any asset now owned (including its Transferred Business) or hereafter acquired by it that are adverse or burdensome or would reasonably be expected to adversely affect it or its investors or stockholders,

(b) agree to any other conditions or requirements or to take any other actions (including the provision of sensitive information, to the extent that the provision thereof could reasonably be deemed to be onerous and unusual in the context of transactions of this nature) that are adverse or burdensome or would reasonably be expected to adversely affect it or its investors or stockholders; or

(c) incur any material financial obligation, or assume any other material obligation, imposed by any Governmental Authority, in each case where it would reasonably be expected to have an adverse impact on its Transferred Business in one or more of the jurisdictions in which it is conducted or adversely affect it or its investors or stockholders;

“Burdensome Condition (Orange)” means any obligation of any Orange Group Company (including for these purposes White and each other Transferred or Merged Entity) arising in connection with (whether as a condition to, a commitment required to be offered in respect of, or otherwise in respect of the obtaining of) any Competition Approval to take any action requiring, or enter into any settlement, undertaking, condition, consent decree, stipulation or other agreement with any Governmental Authority that requires it to:

(a) hold separate (in trust or otherwise), divest itself of or otherwise rearrange the composition of any of its assets, businesses or interests or which imposes any non-immaterial limitations on its freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights of ownership, possession and use of any asset now owned or hereafter (including upon Completion) acquired by it that are adverse or burdensome or would reasonably be expected to adversely affect it or its investors or stockholders;

(b) agree to any other conditions or requirements or to take any other actions, except for the provision of information to any Governmental Authority subject to the Confidentiality Proviso, that are adverse or burdensome or would reasonably be expected to adversely affect it or its investors or stockholders; or

(c) incur any material financial obligation, or assume any other material obligation, imposed by any Governmental Authority, in each case where it would reasonably be expected to have an adverse impact on a Transferred Business in one or more of the jurisdictions in which it is conducted or adversely affect it or its investors or stockholders;

“Business Day” means any day (other than Saturday or Sunday) on which banks are open for general commercial business in New York, Delaware, Frankfurt, London, Amsterdam and Madrid;

“Capitalisation Date” has the meaning specified in paragraph 3.1 of Schedule 4;

“Cash/Cash Equivalents” means cash in hand, cash at bank, highly liquid securities that are readily convertible into known amounts of cash and deposits in transit;

“Claim Adjustment Amount” means a Red Claim Adjustment Amount, a White Claim Adjustment Amount or an Olive Claim Adjustment Amount (as applicable);

“Cobega Side Letter” means the letter attached as an annex to the Shareholders Agreement;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Combination Transactions” has the meaning specified in clause 2.1(c);

“Competition Approvals” means:

(i) insofar as the transactions contemplated by this Agreement constitute (or are deemed to constitute) a concentration falling within the scope of Council Regulation (EC) No 139/2004 (the “Merger Regulation”) or are examined by the European Commission as a result of a decision under Article 22(3) of the Merger Regulation:

(A) the European Commission having taken a decision under Article 6(1)(b) or 6(2), or under Article 8(1) or 8(2) of the Merger Regulation if the European Commission has initiated proceedings pursuant to Article 6(1)(c), declaring the transactions contemplated by this Agreement compatible with the common market; or

(B) if the European Commission refers the whole or part of the transactions contemplated by this Agreement to the competent authority/ies of any EU Member State(s) (being the relevant competent national authority under Article 4(4) or 9(3) of the Merger Regulation):

a. such competent authority/ies having issued all necessary clearances, or the relevant time periods for investigation having expired, for the transactions contemplated by this Agreement to complete; and

b. if the review of any part of the transactions contemplated by this Agreement is retained by the European Commission, the European Commission having taken a decision with respect to that part of the transactions contemplated by this Agreement declaring it compatible with the common market;

(ii) insofar as the transactions contemplated by this Agreement require (or are deemed to require) the filing of a premerger notification and report form under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any waiting periods under the

HSR Act shall have expired or been terminated, as applicable, and any waivers, consents, approvals or agreements required under the HSR Act shall have been received; and

(iii) insofar as the transactions contemplated by this Agreement constitute (or are deemed to constitute) a concentration that the Principal Parties agree requires pre-closing notification to, and approval by, one or more antitrust authorities in jurisdictions other than those identified in (i) and (ii) above, those competent authorities having issued all necessary clearances, or the relevant time periods for investigation having expired;

“Competition Authorities” means the competent authorities for the purpose of the Competition Approvals, including (but not limited to) the European Commission;

“Competition Filing” means each notification (including Form CO), application, written submission and each other filing to be made to the Competition Authorities in connection with the Competition Approvals;

“Completion” means the completion of the Combination Transactions pursuant to clause 9;

“Completion Date” means the date on which Completion occurs as determined in accordance with clause 9.1;

“Completion Reference Month” means the calendar month in which the CP Satisfaction Date falls or, where the CP Satisfaction Date falls after the third Business Day prior to the end of a calendar month, the “Completion Reference Month” shall be the next calendar month (unless otherwise agreed by the Principal Parties, it being acknowledged that the Parties’ current intention is to ensure that Completion occurs as soon as practicable after the CP Satisfaction Date, and that the CP Satisfaction Date occurs as close as practicable to the end of a calendar month);

“Conditions” means the conditions precedent in clauses 3.1 to 3.4 (inclusive);

“Confidential Information” means Know-How, trade secrets and all proprietary technical, industrial and commercial information and techniques (in whatever form (including computer disks or tapes) that information may be recorded or stored);

“Confidentiality Proviso” means, in respect of a Party’s obligation to make available or provide information or documentation hereunder, that where the relevant information or documentation is, in the reasonable opinion of that Party:

(a) competitively sensitive as regards the assets, business or plans of that Party or its Affiliates;

(b) protected by legal professional privilege or litigation privilege;

(c) subject to any third-party confidentiality undertakings; or

(d) personal data (or equivalent concept under Applicable Law) protected by data protection, privacy or equivalent Applicable Law,

(i) the sensitive, privileged, restricted or protected information may be redacted from the information made available or provided, provided that an unredacted version shall be promptly made available or provided by the relevant Party either (x) to counsel to the other Parties on a confidential counsel only basis, or (y) where the obligation to make available or provide information or documentation relates to a requirement or request of a Review Authority or a Competition Authority, either (A) directly to the Review Authority or the Competition Authority (as applicable) in accordance with the requirements of the same, or (B) if required by the relevant Review Authority or the relevant Competition Authority (as applicable) to be provided via Orange, to the counsel of the Party primarily responsible for assisting Orange with the relevant filings for forwarding to the relevant Review Authority or the relevant Competition Authority (as applicable) on behalf of Orange (on a confidential counsel only basis), in each case, with appropriate technical and organisational measures to protect such information from accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, and which provide a level of security appropriate to the risk represented by the disclosure and the nature of the information to be protected; and

(ii) each other Party (and its non-counsel representatives) may be asked to leave any discussion of such confidential, privileged or restricted information, provided that the counsel of the other Parties are able to remain present for such discussion (on a confidential counsel only basis), provided that this Confidentiality Proviso shall only apply in respect of information regarding the Transferred or Merged Entities where such information or documentation is (X) not ordinarily provided in the context of the purposes of such information or documentation provision obligations and/or (Y) in respect of the bottling agreements between the Parties other than Red and Red or their Affiliates;

“Constitutional Documents” means the articles of association, charter, by-laws, memorandum or certificate of incorporation, certificate of registration, certificate of formation or organisation or similar documents necessary for the creation and/or maintenance of legal existence of a legal entity, as amended (unless otherwise specified), and shall include any shareholders or similar agreement between such legal entity and any of its shareholders;

“Continuing Rights and Obligations” means the provisions in clauses 1, 11.1 to 11.4 (inclusive), 12.2, 13.4, 15 and 17 to 24 (inclusive);

“Contract” means any contract, commitment or undertaking that is (or is intended to be) legally binding;

“Control” means, with respect to any Person, (a) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise); (b) the ability, whether exercised or held directly or indirectly, to exercise more than fifty per cent. (50%) of the votes at any general meeting (or equivalent) of such Person; or (c) the ability to appoint more than fifty per cent. (50%) of the members to the board of directors (or the closest equivalent governing body) of such Person; and the terms “Controlled” and “Controlling” have correlative meanings;

“CNMV” means the Spanish Comisión Nacional del Mercado de Valores;

“CP Satisfaction Date” means the date on which fulfilment or waiver by the appropriate Party(ies) of all of the Conditions (other than those Conditions that by their terms are intended to or may be fulfilled only at Completion, being the Conditions at clauses 3.1(b), 3.1(j), 3.2(e), 3.3(c) and 3.4(d), provided that the Conditions at clause 3.1(j), 3.2(e), 3.3(c) and 3.4(d) would be satisfied or (as applicable) not be impossible to satisfy if obliged to be satisfied as at such date) occurs;

“D&O Insurance” has the meaning specified in clause 14.5(d);

“Data Room” means the Project Spark electronic data rooms (1, 2 and 3) together, as hosted by Intralinks and recorded on USB keys certified by Intralinks as containing all documentation in such data room (except those private folders access to which is restricted so as to exclude the access of any Principal Party) as at 5.30pm (London time) on 4 August 2015;

“Debt” means, with respect to any Person, at a particular time, without duplication, (i) any obligations of such Person under any indebtedness for borrowed money whether secured or unsecured, (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other similar debt instruments, (iii) any written commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness of such Person pursuant to a guarantee of indebtedness or payables or other obligations with the same effect to a creditor of another Person, (v) any borrowing of money secured by an Encumbrance on such Person’s assets, (vi) any obligation outstanding for interest, premiums, penalties, fees, make-whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to items described in (i) to (v) above,

(vii) all obligations of such Person for the deferred and unpaid purchase price associated with acquisitions or divestments (other than trade payables and accrued expenses incurred in the ordinary course of business), (viii) capitalized or finance leases (in accordance with GAAP or IFRS, as consistently applied by such Person) and (ix) all indebtedness of others referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss including through the grant of a security interest upon any assets of such Person;

“DGCL” means the General Corporation Law of the State of Delaware;

“Disclosed” means fully and fairly disclosed in the applicable Party’s Disclosure Letter;

“Disclosure Letter” means, in respect of White, Red or Olive and Olive HoldCo, the disclosure letter provided to the other Parties on the date hereof but prior to execution hereof;

“Disclosure Required” means, other than as validly waived by the relevant Review Authorities, required, practically necessary, customary or appropriate in connection with the Application and Disclosure Documents, the Listings or registration with the SEC including under Applicable Law (including the Securities Act, the Exchange Act, Regulation S-X and the Prospectus Directive), IFRS or the relevant or applicable GAAP (as applicable and where relevant) and the requirements of the relevant Review Authorities;

“DLLCA” means the Limited Liability Company Act of the State of Delaware;

“Employee Notification Process” means, in respect of a Party, each information and/or notification process required by Applicable Law or Contract to be made by that Party (or by its Transferred or Merged Entities) to any works councils, staff delegations, unions or other employee representation bodies or any employee representatives in relation to the transactions contemplated by the Transaction Documents (including the notifications set out in Annex C);

“Encumbrance” means any mortgage, charge, lien, pledge, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest or other encumbrance of any kind or an agreement to create any of the foregoing, in each case restricting the transferability of an asset or securing any obligation of any Person, and the terms Encumber, Encumbered and Unencumbered shall be construed accordingly;

“Environment” means any and all organisms (including man), ecosystems, property and the following media (alone or in combination): (a) air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground); (b) water (including water under or within land or in drains or sewers and coastal and in-land waters); and (c) soil and land (including land under water);

“Environmental Claim” means, in respect of a Person, any claim, action, cause of action or written notice by any other Person alleging potential liability (including potential liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by that Person, or (b) any violation, or alleged violation, of any Environmental Law by that Person;

“Environmental Laws” means any and all Applicable Law, whether civil, criminal or administrative, applicable to a Transferred Business and which have as a purpose or effect the protection of the Environment and/or the prevention of harm and/or the provision of remedies in respect of harm, or to regulate emissions, discharges, or releases of Hazardous Materials into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Materials, including regulations, directives, decisions and recommendations, statutes and subordinate legislation, regulations, orders and ordinances, permits, codes of practice, circulars, guidance notes and the like, common-law, local laws and by-laws and judgments, notices, orders, directions, instructions or awards of any Governmental Authority;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means each entity (whether or not incorporated) that, together with any other Person, is or has been considered in the past six (6) years to be under common control and treated as a single employer for purposes of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA;

“EU Prospectus” has the meaning specified in clause 6.3(d);

“EU Supplement” has the meaning specified in clause 6.3(e);

“Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Expert Determination” means the determination of a matter in dispute in accordance with Schedule 9;

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended;

“Financing” has the meaning specified in clause 5.7(a);

“Fundamental Warranties” means the warranties set forth in:

(i) in respect of Red, the following paragraphs of Schedule 4: 1.1, 2.1, 2.2(a), 2.3, 3.2, 3.3, 3.5 and 4.1;

(ii) in respect of White, the following paragraphs of Schedule 5: 1.1, 2.1, 2.2(a), 2.3, 2.4, 3.1, 3.2, 3.4 and 4.1;

(iii) in respect of Olive or Olive HoldCo, the following paragraphs of Schedule 6: 1.1, 2.1, 2.2(a), 2.3, 3.2, 3.3, 3.5 and 4.1; and

(iv) in respect of Orange, the following paragraphs of Schedule 7: 1.1, 2.1, 2.2(a), 3.2, 3.3 and 3.5;

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii) of this definition;

“Governmental Authority” means any executive, judicial, legislative, administrative or other federal, national, supra-national, state, municipal or local governmental authority, ministry, court or other governmental entity (including any body exercising any regulatory, taxing or quasi-governmental authority), any and all and all officials, agents, representatives and sub-divisions of each of the foregoing, other than a commercial entity acting in a commercial capacity;

“Guarantee” has the meaning specified in Schedule 4;

“Hazardous Materials” means chemical substances, pollutants, or toxic, hazardous or deleterious materials, wastes or agents, including petroleum or any fraction, by-products or derivatives thereof, radioactive materials, asbestos-containing materials, chlorofluorocarbon, hydrochloroflourocarbon, radon, toxic mould, and asbestos or asbestos-containing materials, and polychlorinated biphenyls, or any substances defined as such by, or regulated as such under, any Environmental Law;

“HBR Real Property” means, in respect of the Black Business and a Black Group Company, all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto to which that Transferred or Merged Entity holds a Hereditary Building Right or which is primarily used or primarily held for use in connection with the relevant Transferred Business (excluding, for the avoidance of doubt, Owned Real Property and Leased Real Property);

“Hereditary Building Right” or “HBR” means the transferable and heritable right to build on land which is owned by a third party, above or below the surface;

“Iceland SPA” means the share purchase agreement to be entered into between Cobega S.A., Solinbar, S.L.U., Olive and another Orange Group Company in respect of the sale to Olive and such other Orange Group Company for aggregate consideration of no more than €35 million (to be paid in cash by Olive and/or another Orange Group Company) of the entire issued and outstanding share capital of Vífilfell hf. (such share capital to be, without prejudice to clause 5.5(d), purchased by Olive and the relevant other Orange Group Company, and accordingly such aggregate consideration paid, in such proportions as the Principal Parties may agree, including in light of Tax considerations);

“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Board (which includes standards and interpretations approved by the International Accounting Standards Board and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, as adopted by the European Union;

“Indebtedness” means, with respect to any Person, at a particular time, the aggregate principal amount of, and accrued interest obligations in respect of, without duplication, (i) any indebtedness of such Person for borrowed money whether secured or unsecured, (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other similar debt instruments, (iii) any obligations in respect of finance or capital leases, (iv) obligations (whether or not contingent) in respect of out of the money derivatives and (v) any commitments of a member of the Olive Group in respect of bonuses and other cash incentive payments to directors, officers or employees in connection with the consummation of the transactions contemplated hereby;

“Indemnified Person” and, collectively, the “Indemnified Persons” has the meaning specified in clause 14.5(b);

“Intellectual Property Rights” means all intellectual property and industrial property rights of any kind or nature, whether registered, unregistered or applied for registration, including all rights of a Person in and in relation to: (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues and extensions thereof, (ii) inventions (whether patentable or not in any country), invention disclosures, improvements, technology and technical data, know-how, proprietary processes, formulae, models, and methodologies, (iii) trade secrets and all other confidential information, (iv) copyrights and copyrightable subject matter and registrations and applications therefor in any country, and all other rights corresponding thereto throughout the world, (v) moral rights, mask works, database rights and rights of attribution and integrity, (vi) trademarks, service marks, brand names, trade dress, domain names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (v) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and all documentation, including user manuals and training materials, related to any of the foregoing; and all rights or forms of protection having an equivalent or similar nature or effect anywhere in the world, whether enforceable, registered, unregistered or registrable (including, where applicable, all applications for registration) and the right to sue for damages for past and current infringement (including passing off and unfair competition) in respect of any of the same, and including any licence, use or access rights in, to or under any of the foregoing;

“IRS” means the United States Internal Revenue Service;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003, as amended;

“Key Employee” means: (i) in the case of Black, a managing director (Geschäftsführer); in the case of White, an officer or employee whose position is included in White’s executive band of officers and employees; in the case of Olive, directores funcionales and directores corporativos; and (ii) an officer or employee who at the relevant time is otherwise material to the performance of the business of his employer;

“Know-How” means all unpatented, secret, substantial and identified know-how, expertise, technical or other information including all related ideas, concepts, methods, inventions, discoveries, data, formulae, processes, methods, techniques and specifications.

“Knowledge of Olive and Olive HoldCo” means the actual knowledge of the persons specified for such purpose in Annex D in their capacities as officers of the entities specified for such persons in Annex D;

“Knowledge of Red” means the actual knowledge of the persons specified for such purpose in Annex D in their capacities as officers of the entities specified for such persons in Annex D;

“Knowledge of White” means the actual knowledge of the persons specified for such purpose in Annex D in their capacities as officers of the entities specified for such persons in Annex D;

“Leased Real Property” means, in respect of a Transferred Business or a Transferred or Merged Entity (deemed to be the Black Business and a Black Group Company in respect of usage in Schedule 4, the White Business and a White Group Company in respect of usage in Schedule 5, and the Olive Business and an Olive Group Company in respect of usage in Schedule 6), any real property leased or subleased, or any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by that Transferred or Merged Entity or primarily used or primarily held for use in connection with the relevant Transferred Business (excluding, for the avoidance of doubt, Owned Real Property and HBR Real Property);

“Liability” means any liability or obligation of any nature (whether actual or contingent, present or future, ascertained or ascertainable, known or unknown, accrued or fixed), including Debt, liabilities arising by Applicable Law (including equity) or Contract and any fines, Losses or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto;

“Listings” has the meaning specified in clause 2.1(d);

“Listing Regulations” means Applicable Law (including, as applicable, the Prospectus Directive as implemented in, as applicable, the United Kingdom, Spain and the Netherlands, the Securities Act, the Exchange Act, Regulation S-X and the Sarbanes-Oxley Act), all applicable listing rules and prospectus rules of the Financial Conduct Authority and the competent authorities in Spain and the Netherlands, including the AFM and CNMV, all requests and requirements of the Review Authorities, and all other applicable rules (including of the NYSE, NYSE Euronext London, the Spanish Stock Exchanges and the Amsterdam Stock Exchange) in the US, UK, Spain and the Netherlands, in each case in connection with the Listings;

“London Listing” has the meaning specified in clause 2.1(d);

“Long Stop Date” means the later of (a) the first anniversary hereof; or (b) such later time and date as may be agreed in specific and express writing by all the Parties;

“Loss” means any and all direct losses, liabilities, costs, penalties, fines and expenses (including expenses reasonably incurred for attorneys, accountants, consultants and experts), damages, obligations to third parties, expenditures, judgments, awards, settlements, excluding any indirect or consequential losses or loss of profit;

“Madrid Stock Exchange” means the Bolsa de Madrid;

“MAE Breach” means, in respect of a Party, that:

(i) any of the Fundamental Warranties given by such Party herein are inaccurate, in any respect (except for the Fundamental Warranty at paragraph 3.1 of Schedule 5 in respect of the issuance, or grant of any right to issuance, between the Capitalisation Date and Completion pursuant to Annex Q of, or an inaccuracy relating to, a de minimis number of White Common Stock), as at the date they are given or the date of Completion (except that Warranties that by their terms speak only as of a specific date or time need only be accurate as of such date or time);

(ii) any of the Warranties given by such Party herein (other than the Fundamental Warranties) are not true and correct in any respect (without giving effect to any limitation as to “in all material respects”, “in any material respect”, “material”, “materiality” or “Material Adverse Change/Effect” set forth herein) as of the date hereof or the date of Completion with the same force and effect as if made at and as of the date of Completion (except that Warranties that by their terms address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such Warranties to be true and correct in all respects (without giving effect to any limitation as to “in all material respects”, “in any material respect”, “material”, “materiality” or “Material Adverse Change/Effect” set forth herein) would not, and would reasonably be expected to, individually or in the aggregate, (A) result in a Material Adverse Change/Effect on that Party’s Transferred Business or Transferred or Merged Entities or (b) prevent or materially delay such Party from consummating the transactions contemplated by the Transaction Documents on the terms set out therein; or

(iii) such Party has breached or failed to perform in any material respect any of its covenants or agreements required by this Agreement to be so performed or complied with by such Party;

“MAE/MAC Exclusions” has the meaning specified in the definition of Material Adverse Change/Effect;

“Material Adverse Change/Effect” means, with respect to a Transferred Business or a Transferred or Merged Entity or Orange and its Subsidiaries, any change, effect, event, occurrence, development, condition, state of facts or circumstance, other (save in respect of (y) below) than any change, effect, event, occurrence, development, condition, state of facts or circumstance to the extent resulting from the following (collectively “MAE/MAC Exclusions”):

(i) changes after the date hereof in the economy or financial markets generally in the jurisdictions in which the relevant Transferred Business or Transferred or Merged Entities operate;

(ii) changes after the date hereof in the industry in which the relevant Transferred Business or the Transferred or Merged Entities operate in general;

(iii) the execution or announcement of this Agreement or the transactions contemplated hereby;

(iv) changes after the date hereof in Applicable Law (including, without prejudice to the Tax Conditions, as to Taxation);

(v) changes after the date hereof in GAAP, IFRS or other applicable accounting standards or the interpretations thereof after the date of this Agreement;

(vi) acts of God or other calamities, changes after the date hereof in national or international political or social conditions in or affecting the jurisdiction(s) in which the relevant Transferred Business or the Transferred or Merged Entities operate, including the engagement by any such country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; and/or

(vii) any failure to meet internal projections or plans, public estimates or expectations relating to that Transferred Business or the Transferred or Merged Entities (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections or plans, estimates or projections may be taken into account in determining whether a Material Adverse Change/Effect has occurred), except, in the case of clauses (i), (ii), (iv), (v) or (vi), to the extent such change, effect, event, occurrence, development, condition or circumstance is by its terms, application or effect specific to, targeted at or of practical application or effect only on that Transferred Business or the relevant Transferred or Merged Entity (or the relevant Transferred or Merged Entity and some of all of the Persons affiliated with or connected to it), that, individually or in the aggregate with all other changes, effects, events, occurrences, developments, conditions, state of facts or circumstances, has, or would reasonably be expected to have, an adverse effect on:

(x) the condition (financial or otherwise), properties, assets, Liabilities, business or results of operations of that Transferred Business or Transferred or Merged Entity, that is material to:

(A) the relevant Transferred Business, taken as a whole; or

(B) the ability of the relevant Party to perform its obligations under the Transaction Documents in a manner which is material in the context of the Transaction Documents, or

(y) the relevant Party’s title to that Transferred or Merged Entity (excluding, in the case of White, White itself) in any material way;

“Material Contract” has the meaning specified in Schedule 4 (for the purposes of such Schedule), Schedule 5 (for the purposes of such Schedule) and Schedule 6 (for the purposes of such Schedule);

“New Orange Articles” means the articles of association to be adopted by Orange with effect on and from Completion, substantially in the form attached hereto as Annex E (or as amended by agreement of the Principal Parties);

“New Orange Articles Resolution” means the shareholders resolution in respect of Orange approving and implementing the adoption of the New Orange Articles, in the form to be agreed between the Principal Parties (acting reasonably);

“NFP Adjustment Amount” means, in respect of a Principal Party, the amounts elected, or deemed to be elected, as such in respect of such Principal Party pursuant to clause 8.5;

“Non-Merger Contributing Parties” means Red and Olive HoldCo;

“NYSE” means the New York Stock Exchange;

“NYSE Listing” has the meaning specified in clause 2.1(d);

“NYSE Listing Application” has the meaning specified in clause 6.3(a);

“Olive Board Recommendation” means the recommendation by the board of directors of Olive to the shareholders in Olive that they grant the Olive Shareholder Approval;

“Olive Business” means the business, operations, rights, assets and liabilities of the Olive Group;

“Olive Business Intellectual Property Rights” has the meaning specified in Schedule 6;

“Olive Carve-Out” means the transfer out of the Olive Group of (save to the extent already so transferred prior to the date hereof) the assets listed in Annex F, and of all of the obligations and liabilities in respect of such assets, on terms (i) such that no Olive Group Company retains any liability in respect of the same (or in respect of the transfer of the same) at Completion, (ii) reflecting an “as-is” transfer without warranty, or recourse against any Olive Group Company, and (iii) otherwise specified in Annex F (the “Olive Carve-Out Terms”);

“Olive Claim” has the meaning specified in Schedule 8;

“Olive Consideration Shares” means the Orange Shares to be issued to Olive HoldCo in consideration for the Olive Contribution, the number of which is to be calculated in accordance with Schedule 1;

“Olive Contribution” has the meaning specified in clause 2.1(b);

“Olive Contribution Agreement” means the agreement to be entered into between Olive HoldCo and Orange regarding the Olive Contribution as it relates to the Olive Sale Shares on or before the Completion Date substantially in the form attached hereto as Annex G (or as amended by agreement of the Principal Parties);

“Olive Framework Agreement” means the framework agreement dated 30 July 2015 (and attached as Annex H);

“Olive Group” means Olive and its Subsidiaries together, each being an “Olive Group Company” individually;

“Olive HoldCo” means an entity to be established by (and to which shall be transferred the shares in Olive of), inter alia, the Olive Shareholders party to the Olive Framework Agreement in accordance with the terms thereof;

“Olive HoldCo Change of Control” has the meaning specified in the form of Shareholders Agreement attached hereto as Annex M (as amended or modified by agreement of the Principal Parties);

“Olive HoldCo Shareholders Agreement” means the shareholders agreement governing the relationship of the shareholders in Olive HoldCo with one another and Olive HoldCo, to be entered into between Olive HoldCo and all the shareholders in Olive HoldCo from time to time and to be in the terms scheduled to the Olive Framework Agreement at its execution;

“Olive HoldCo Side Letter” means the letter attached as an annex to the Shareholders Agreement;

“Olive HoldOut Retention” means such cash amount in EUR Olive may elect to retain to Completion in light of Olive Holdout Shareholders (to be notified to the other Principal Parties at the same time as notification of the Olive NFP under clause 8);

“Olive Holdout Shareholders” means any Olive Shareholders at Completion other than Olive HoldCo;

“Olive Liquidity Purchases” has the meaning specified in the Olive Framework Agreement;

“Olive MAE Breach” means an MAE Breach in respect of Olive HoldCo or the Olive Group;

“Olive NFP” means the Cash/Cash Equivalents of the Olive Group (excluding, to avoid double-counting, any cash forming part of the Olive Tax Credits/Receivables), plus the Olive Tax Credits/Receivables, minus the Indebtedness of the Olive Group (in each case at the Testing Date) minus the Olive Working Capital Adjustment;

“Olive NFP Target” means €276 million plus the Olive HoldOut Retention;

“Olive Ordinary Shares” has the meaning specified in Schedule 6;

“Olive Sale Shares” means all of the issued and outstanding share capital of Olive held by Olive HoldCo at Completion;

“Olive Shareholder Approval (HoldCo)” means the affirmative vote of shareholders in Olive HoldCo holding at least 80% of the voting power of all outstanding Olive HoldCo Shares entitled to vote at the relevant shareholders’ meeting, in respect of the approval of the transactions contemplated hereby, the execution and performance of this Agreement, the Olive Contribution Agreement and the other Transaction Documents to which Olive HoldCo is to be a party;

“Olive Shareholder Approval (Olive)” means the affirmative vote of Olive Shareholders holding at least 80% of the voting power of all outstanding Olive Shares entitled to vote at the relevant shareholders’ meeting (including the affirmative vote of the Olive Shareholders party to the Olive Framework Agreement), in respect of the approval of the transactions contemplated hereby and the execution and performance of this Agreement and the other Transaction Documents to which Olive is to be a party;

“Olive Shareholder Approvals” means the Olive Shareholder Approval (HoldCo) and the Olive Shareholder Approval (Olive);

“Olive Shareholder Undertaking” means the undertaking entered into on or prior to the date hereof by Cobega, S.A., with and in favour of Red, White and Orange in the form attached hereto as Annex J;

“Olive Shareholders” means the holders of Olive Shares from time to time;

“Olive Shares” means 1,517,000,000 ordinary Series B registered shares in Olive, together comprising 100% of the issued and outstanding share capital of Olive;

“Olive Tax Advisor” means Allen & Overy LLP or other nationally recognized United States federal Tax advisor to Olive and/or Olive Holdco;

“Olive Tax Opinion” has the meaning specified in clause 3.3(c);

“Olive Tax Credits/Receivables” means €275.5 million composed of cash in respect of refunded receivables, no more than €62.2 million Basque Country Tax Credits, and no more than €114.7 million VAT receivables for years 2013 and 2014, plus no more than €78 million VAT receivables for year 2015, in each case as described Annex l;

“Olive Warranties” has the meaning specified in clause 10.1(c);

“Olive Working Capital” means, with respect to the Olive Group, on a consolidated basis and as of a particular date, the amount equal to the (i) current assets of the Olive Group less (ii) the current liabilities of the Olive Group, in each case as of the relevant date and determined in accordance with the accounting principles applicable to the quarterly accounts produced by the Olive Group for the financial quarter ending 31 December 2014 consistently applied, but including and/or excluding the items specified as “Included Items” and “Excluded Items” respectively in Annex B;

“Olive Working Capital Adjustment” means an amount equal to the Olive Working Capital Target minus the Olive Working Capital (Actual), subject to a minimum of zero;

“Olive Working Capital (Actual)” means the Working Capital of the Olive Group at the Testing Date;

“Olive Working Capital Target” means 50% of the Averaged Working Capital for the Olive Group;

“Orange ADRs” means American depository receipts, each representing an interest in one Orange Ordinary Share;

“Orange Bottling Agreements” means the bottling agreements to be entered into between one or more Orange Group Companies and an Affiliate of Red and all documentation (including pricing protocols and side letters thereto) ancillary thereto, such to be on the terms set forth in Annex K and otherwise on terms agreed between the Principal Parties;

“Orange Group” means Orange and its Subsidiaries (including, at and from Completion, the Transferred or Merged Entities, White being replaced by Surviving White) together, each being individually an “Orange Group Company”;

“Orange MAE Breach” means an MAE Breach in respect of the Orange Group;

“Orange Ordinary Shares” has the meaning specified in Schedule 7;

“Orange Pro Forma Financial Statements” has the meaning specified in clause 6.10(a)(i);

“Orange Shares” means the Orange Ordinary Shares to be issued to the Non-Merger Contributing Parties and the stockholders in White in accordance with the terms hereof and of the relevant Transaction Documents, credited as fully paid;

“Orange Stock” means one (1) validly issued, fully paid, non-assessable Orange Ordinary Share; provided that if the parties reach the agreement specified in clause 5.15 then it shall mean one (1) Orange ADR, each representing an interest in one Orange Ordinary Share;

“Orange Warranties” has the meaning specified in clause 10.1(d);

“Ordinary Course” means the ordinary course of business of the relevant Transferred Business and relevant Transferred or Merged Entity (consistent with past business and practices, from, in the case of Olive, the completion of, and excluding actions in respect of, the restructuring and integration of the businesses consolidated into Olive in the summer of 2013) as a going concern and in accordance with Applicable Law;

“Owned Real Property” means, in respect of a Transferred Business or a Transferred or Merged Entity (deemed to be the Black Business and a Black Group Company in respect of usage in Schedule 4, the White Business and a White Group Company in respect of usage in Schedule 5, and the Olive Business and an Olive Group Company in respect of usage in Schedule 6), all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto owned by that Transferred or Merged Entity or primarily used or primarily held for use in connection with the relevant Transferred Business (excluding, for the avoidance of doubt, Leased Real Property and HBR Real Property);

“Parties” has the meaning specified in the preamble;

“Passporting Request” has the meaning specified in clause 6.3(f);

“Permitted Encumbrances” means (i) Encumbrances imposed by Applicable Law such as mechanics’, carriers’, workmen’s, repairmen’s, contractors, warehousemen, carriers or similar liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due; (ii) Encumbrances for Taxes, assessments and other governmental charges which are not due and payable or that are being contested in good faith by appropriate proceeding, in either case, and for which adequate reserves have been made in the relevant financial statements in accordance with the relevant accounting principles, consistently applied; (iii) Encumbrances to secure the payment of all or any part of the price of acquisition, construction or improvement of property by the relevant Transferred or Merged Entities, or to secure any secured debt incurred by the relevant Transferred or Merged Entities, for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon and (iv) any Encumbrances (other than a Encumbrances to secure borrowed money) that do not (A) materially interfere with the use or ownership of the property to which they relate in the operation of the relevant Transferred Business as operated on the date hereof or (B) detract materially from the value of such assets;

“Permits” has the meaning specified in Schedule 4;

“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or any entity with legal capacity recognised by any Applicable Law;

“Principal Parties” means Red, Olive (until Olive HoldCo assumes the obligations of Olive hereunder pursuant to clause 18.3(b)), Olive HoldCo (upon and from assuming the obligations of Olive hereunder pursuant to clause 18.3(b)) and White;

“Proceedings” means any actions, suits, litigation, proceedings, prosecutions, audits, demands, claims, enforcement, hearings or investigations, prosecutions, arbitrations or other alternative dispute resolution proceeding or investigation;

“Prospectus Directive” has the meaning specified in clause 6.3(d);

“Real Property” means, in respect of a Transferred Business or a Transferred or Merged Entity (deemed to be the Black Business and a Black Group Company in respect of usage in Schedule 4, the White Business and a White Group Company in respect of usage in Schedule 5, and the Olive Business and an Olive Group Company in respect of usage in Schedule 6), all Leased Real Property, Owned Real Property and HBR Real Property in respect of such Transferred Business;

“Real Property Leases” means, in respect of a Transferred Business or a Transferred or Merged Entity (deemed to be the Black Business and a Black Group Company in respect of usage in Schedule 4, the White Business and a White Group Company in respect of usage in Schedule 5, and the Olive Business and an Olive Group Company in respect of usage in Schedule 6), all leases, subleases, licences, sublicences, concessions and other Contracts in respect of such Transferred Business or Transferred or Merged Entity pursuant to which any of the relevant Transferred or Merged Entities holds, uses or occupies, or has the right to hold, use or occupy its Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of the relevant Transferred or Merged Entities thereunder;

“Red Consideration Shares” means the Orange Shares to be issued to Red (or their designee) in consideration for the Black Contribution, the number of which is to be calculated in accordance with Schedule 1;

“Red MAE Breach” means an MAE Breach in respect of Red or the Black Group;

“Red Tax Advisor” means Skadden, Arps, Slate, Meagher & Flom LLP or other nationally recognized United States federal Tax advisor to Red;

“Red Tax Opinion” has the meaning specified in clause 3.2(e);

“Red Claim” has the meaning specified in Schedule 8

“Red Warranties” has the meaning specified in clause 10.1(a);

“Registration Rights Agreement” means the registration rights agreement to be entered into between Orange, Red and Olive HoldCo in the form attached hereto as Annex L (or as amended or modified by agreement of the Principal Parties);

“Registration Statement” has the meaning specified in clause 6.1(a);

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal or leaching into the environment (including ambient air, indoor air, surface water, groundwater and surface or subsurface strata) of any Hazardous Materials;

“Representatives” means, in respect of a Person, that Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other advisors, agents or representatives;

“Restricted Party” means a person that is:

(a) listed on, or owned or controlled (directly or indirectly) by a person listed on, a Sanctions List;

(b) located in or organised under the laws of any country or territory as may, from time to time, be the target of comprehensive country- or territory-wide Sanctions (which, at the date of this Agreement, are Cuba, Iran, North Korea, Sudan, Syria and the territory of Crimea);

(c) acting at the direction, on behalf of, or for the benefit of a person referred to in subparagraphs (a) or (b) above; or

(d) otherwise the target of Sanctions;

“Reverse Transitional Services Agreements” has the meaning specified in clause 14.3;

“Review Authorities” means the SEC, NYSE, UKLA, AFM and CNMV, together with any other competent authorities in respect of the NYSE Listing, the Spanish Listing, the London Listing or the Amsterdam Listing, or the registration of Orange and/or the Orange Shares and/or the Application and Disclosure Documents in connection therewith or under Applicable Law;

“Sanctions” means any law or regulations concerning trade, economic or financial sanctions or embargoes (in each case having the force of law) administered, enacted or enforced by the United Nations Security Council, the Office of Foreign Assets Control of the US Department of the Treasury, the European Union, or any Member State of the European Union;

“Sanctions List” means the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the US Department of the Treasury, the Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions maintained by the European Union, or any similar list maintained and made publically available by the United Nations Security Council or the governments and official institutions or agencies of any Member State of the European Union, in each case as amended and updated from time to time;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Shareholders Agreement” means the agreement to be entered into at Completion between Orange, Red and Olive HoldCo as regards their relationship with one another and as regards their shareholdings in, and their governance rights in respect of, Orange, in the form attached hereto as Annex M (or as amended or modified by agreement of the Principal Parties);

“Solvent” means, when used with respect to any Person, as of any date of determination, that: (a) such Person is not insolvent nor subject to any insolvency, reorganisation or dissolution procedure under any Applicable Law; (b) such Person and its Subsidiaries shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged following such date; and (c) such Person and its Subsidiaries shall be able to pay its liabilities, including contingent and other liabilities, as they mature;

“Spanish Listing” has the meaning specified in clause 2.1(d);

“Spanish SIBE” means the Spanish Stock Exchange Interconnection System, which is the technical trading platform of the Spanish Stock Exchanges, managed by Sociedad de Bolsas, S.A.;

“Spanish Stock Exchanges” means jointly the Madrid Stock Exchange and the Barcelona Stock Exchange, together with the Bolsa de Bilbao and the Bolsa de Valencia;

“Spanish Summary” has the meaning specified in clause 6.3(e);

“Standalone Business Plan” means (in respect of the Transferred or Merged Entities of a Principal Party) the business plan of such Transferred or Merged Entities included in the Data Room;

“Step Plan” means the step plan attached hereto as Annex N, as such may be modified or updated by mutual agreement between the Principal Parties from time to time;

“Subsidiary” means, in respect of a Person, each other Person which is Controlled by that first Person;

“Surviving White” has the meaning specified in clause 2.1(c);

“Taxation” or “Tax” means all forms of taxation, duties, levies, imposts and social security charges, whether direct or indirect including corporate income tax, wage withholding tax, social security contributions and benefit payments, value added tax, customs and excise duties, dividend withholding tax, land taxes, environmental taxes and duties and any other type of taxes or duties payable by virtue of any applicable national, regional or local law or regulation; together with any interest, penalties, surcharges or fines relating to them, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction;

“Taxation Authority” means any Governmental Authority which seeks to impose any Taxation;

“Tax Advisors” means the Red Tax Advisor, Olive Tax Advisor and White Tax Advisor;

“Tax Opinions” has the meaning specified in clause 3.4(d);

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax;

“Testing Date” has the meaning specified in clause 8.3;

“Transaction Documents” means this Agreement together with the White Merger Agreement, the Black Contribution Agreement, the Olive Contribution Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Orange Bottling Agreements, the Transitional Services Agreements and the Olive Framework Agreement;

“Transferred Business” means the business, operations, rights, assets and liabilities of the White Group, the Black Group and the Olive Group (being the Transferred Businesses of White, Red and Olive and Olive HoldCo respectively, and the “White Business”, “Black Business” and “Olive Business” respectively);

“Transferred Business Auditor” has the meaning specified in clause 6.10(b)(ii)(A);

“Transferred or Merged Entities” means the White Group Companies, the Black Group Companies, the Olive Group Companies (being the Transferred or Merged Entities of White, Red and Olive and Olive HoldCo respectively);

“Transitional Services Agreements” has the meaning specified in clause 14.2;

“UK Benefit Plan” means a Benefit Plan established under and governed by the laws of England and Wales to provide pension or retirement benefits (including on ill health) for employees of each White Group Company;

“UKLA” has the meaning specified in clause 6.3(d);

“US GAAP” means U.S. generally accepted accounting principles;

“Valid Claim” means a Valid Olive Claim, a Valid Red Claim or a Valid White Claim (as applicable);

“Warranties” means the warranties given by each Party pursuant to clauses 10.1, 5.6(b)(i) and 8.3;

“White Business” means the business, operations, rights, assets and liabilities of the White Group;

“White Business Intellectual Property Rights” has the meaning specified in Schedule 5;

“White Cash Consideration” means the aggregate “Cash Consideration” as defined in the White Merger Agreement;

“White Claim” has the meaning specified in Schedule 8;

“White Common Stock” means the common stock, par value US$ 1.00 per share in White issued and outstanding from time to time;

“White Constant Currency Rates” means the following exchange rates to be employed in the conversion of one currency into another: 1 Euro = 1.12 US dollars, 1 British pound sterling = 1.57 US dollars, 1 Norwegian Krone (NOK) = 0.14 US dollars, and 1 Swedish Krona (SEK) = 0.12 US dollars;

“White Director/Stockholder Undertaking” means the undertaking in favour of the Parties other than White entered into on or before the date hereof by each director of White in the form annexed hereto as Annex O;

“White Equity Award” has the meaning specified in the White Merger Agreement;

“White Group” means White and its Subsidiaries together, each being individually a “White Group Company”;

“White MAE Breach” means an MAE Breach in respect of the White Group;

“White Merger” has the meaning specified in clause 2.1(c);

“White Merger Agreement” means the merger agreement between White, US HoldCo, MergeCo and Orange dated on or around the date hereof (as annexed hereto as Annex P);

“White NFP” means an amount equal to the Indebtedness of the White Group minus the Cash/Cash Equivalents of the White Group (in each case at the Testing Date, and on the basis of the White Constant Currency Rates), plus the White Working Capital Adjustment;

“White NFP Target” means $3,900 million;

“White Preferred Stock” has the meaning specified in Schedule 5;

“White Proxy Statement” has the meaning specified in clause 6.1(b);

“White Recommendation” has the meaning specified in the White Merger Agreement;

“White Reports” has the meaning specified in Schedule 5;

“White Stockholder Appraisal Payments” means the aggregate consideration payable as a result of the exercise of any appraisal rights by White Stockholders;

“White Stockholder Approval” means the “Required White Vote” as defined in the White Merger Agreement;

“White Stockholders” means the holders of White Common Stock as at the record date for the White Stockholders Meeting;

“White Stockholders Meeting” has the meaning specified in the White Merger Agreement;

“White Stockholder Payments” means, collectively, the White Cash Consideration and the White Stockholder Appraisal Payments;

“White Tax Advisor” means such nationally recognized United States federal Tax advisor to White as White may advise the other Principal Parties;

“White Tax Opinion” has the meaning specified in clause 3.4(d);

“White Warranties” has the meaning specified in clause 10.1(b);

“White Working Capital” means, with respect to the White Group, on a consolidated basis and as of a particular date, the amount equal to the (i) current assets of the White Group less (ii) the current liabilities of the White Group, in each case as of the relevant date, on the basis of the White Constant Currency Rates, and determined in accordance with the accounting principles applicable to the quarterly accounts produced by the White Group for the financial quarter ending 31 December 2014 consistently applied, but including and/or excluding the items specified as “Included Items” and “Excluded Items” respectively in Annex B;

“White Working Capital Adjustment” means an amount equal to the White Working Capital Target minus the White Working Capital (Actual), subject to a minimum of zero;

“White Working Capital (Actual)” means the Working Capital of the White Group at the Testing Date;

“White Working Capital Target” means 50% of the Averaged Working Capital for the White Group; and

“Working Capital” means, in relation to Black, White and Olive, its working capital calculated in accordance with Annex B.

1.2	Interpretation. In this Agreement, unless otherwise specified:

(a)	references to Schedules, clauses and paragraphs are to the Schedules to and clauses of this Agreement and to paragraphs of the relevant Schedule. The Schedules form part of this Agreement. Headings are for convenience only and shall be given no substantive or interpretative effect whatsoever;

(b)	the words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and paragraph references are to the articles, sections, schedules and paragraphs of this Agreement unless otherwise specified;

(c)	references to any statute (or subordinate legislation or regulations) shall be construed as references to the same as has been, or may from time to time be, amended, modified or re-enacted, and to any subordinate legislation or regulations from time to time made thereunder (as so amended, modified or re-enacted);

(d)	references to this Agreement or to another document include a reference to this Agreement or such other document as varied, amended, modified, novated or supplemented from time to time;

(e)	references to any gender shall include all other genders and references to the singular include the plural and vice versa;

(f)	references to the words “include” and “including” are illustrative, do not limit the sense of the words preceding them and shall be deemed to include the expression “without limitation”;

(g)	the ejusdem generis principle of interpretation shall not apply;

(h)	references to “writing” or “written” include any non-transient means of representing or copying words legibly, and shall include facsimiles and electronic mail;

(i)	EUR or € is a reference to the lawful currency from time to time of the member states of the European Union that have adopted a common currency in accordance with Applicable Law. USD or $ is a reference to the lawful currency from time to time of the United States of America;

(j)	references to any English legal term or concept shall, in respect of any jurisdiction other than England and Wales, be construed as references to the nearest equivalent term or concept in such jurisdiction;

(k)	references to a document “in the agreed terms” means in the form agreed between the Parties and initialled or signed by or on behalf of each of them for the purposes of identification (or annexed hereto); and

(l)	references to times of the day are to New York times.

1.3	Contra proferentem. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Person by virtue of the authorship of any provisions of this Agreement.

2.	CONTRIBUTIONS AND MERGER

2.1	Upon the terms and subject to the conditions set forth in this Agreement and (as applicable) the Black Contribution Agreement, the Olive Contribution Agreement and the White Merger Agreement, at Completion (in the order required by the Step Plan, provided that each step shall be coordinated and shall occur on the same date):

(a)	Red shall (in accordance with the terms hereof and of the Black Contribution Agreement) procure the transfer of full legal and beneficial title to (and all Red’s right, title and interest in and to) the Black Shares to Orange, and Orange shall (in consideration therefor) issue to Red (or their designee) the Red Consideration Shares credited as fully paid, in each case free and clear of all Encumbrances save those arising under Applicable Law and the Constitutional Documents of Orange or Black (as applicable) and together with all rights attached or accruing to them on and after Completion (the “Black Contribution”);

(b)	Olive HoldCo shall (in accordance with the terms hereof and of the Olive Contribution Agreement) transfer full legal and beneficial title to (and all Olive HoldCo’s right, title and interest in and to) the Olive Sale Shares to Orange, and Orange shall (in consideration therefor) issue to Olive HoldCo the Olive Consideration Shares credited as fully paid, in each case free and clear of all Encumbrances save those arising under Applicable Law and the Constitutional Documents of Olive (provided that appropriate steps shall have been taken to secure that no pre-emption right or right of first refusal will apply to the Olive Contribution) or Orange (as applicable) and together with all rights attached or accruing to them on and after Completion (the “Olive Contribution”);

(c)	under the terms of the White Merger Agreement:

(i)	White shall be merged with and into MergeCo in accordance with the DGCL and the DLLCA and the terms of the White Merger Agreement, whereupon the separate existence of White shall cease, and MergeCo shall continue in existence under its current name as the surviving company (as “Surviving White”) and shall succeed to and assume all the rights and obligations of MergeCo and White in accordance with Section 264 of the DGCL and Sections 18-209 of the DLLCA (the “White Merger”); and

(ii)	the White Merger shall have the effect on the White Common Stock, the White Equity Awards and limited liability company interests of MergeCo specified in the White Merger Agreement,

(the White Merger, together with the Black Contribution and the Olive Contribution and the issuance of Orange Shares and payment of the White Stockholder Payments in consideration therefor, the “Combination Transactions”);

(d)	Orange shall procure (i) the admission to listing and trading of the Orange Shares on the Amsterdam Stock Exchange (the “Amsterdam Listing”, to be effected so far as practicable such that the Orange Shares shall, assuming suitable trading volumes (velocity), be eligible for inclusion in the AEX-Index©), (ii) (to the extent practicable and subject to the proviso to clause 6.3) the admission to listing and trading of the Orange Shares on the Spanish Stock Exchanges (the “Spanish Listing”), (iii) the admission to trading of the Orange Ordinary Securities on the regulated market of NYSE Euronext London (the “London Listing”); and (iv) the registration with the SEC of the Orange Stock and the listing of such Orange Stock on the NYSE, subject to official notice of issuance (the “NYSE Listing”, together, the “Listings”); and

(e)	the Parties shall take the further steps, and deliver the further documents and assets, expressed in this Agreement to be taken or delivered on Completion (including as set forth in Schedule 2).

2.2	Without prejudice to the sequencing described above, no Party shall be obliged to complete a Combination Transaction unless each other Combination Transaction (except the payment of White Stockholder Appraisal Payments) is completed substantially simultaneously.

3.	CONDITIONS

3.1	Mutual conditions. The obligation of each Party to complete the Combination Transactions pursuant to this Agreement and the applicable Transaction Documents (except the Olive Framework Agreement) is conditional on each of the following conditions having been fulfilled (or waived in accordance with this Agreement by all the Principal Parties):

(a)	each of the Competition Approvals having been obtained and remaining in effect without any Burdensome Condition (Orange) being imposed by any Governmental Authority, save where such Burdensome Condition (Orange) is substantially equivalent to an obligation which already applies to the relevant Transferred Businesses;

(b)	cash in an amount no less than the White Cash Consideration being available to Orange for payment to the White Stockholders in accordance with the White Merger Agreement, whether by obtaining Financing or otherwise as reasonably satisfactory to the Principal Parties, at or immediately prior to Completion;

(c)	the White Stockholder Approval having been obtained;

(d)	the UKLA having approved the EU Prospectus and the EU Prospectus having being published in accordance with the Prospectus Directive as implemented in the United Kingdom;

(e)	the EU Prospectus, having been approved by the UKLA, having been notified to the AFM in accordance with Article 18 of the Prospectus Directive as implemented in the United Kingdom and the Netherlands, and all necessary approvals and certifications from the UKLA (including the Certificate of Approval in relation to the EU Prospectus), the competent authorities of the Netherlands having been obtained in connection therewith;

(f)	the Orange Shares having been approved for admission to:

(i)	listing and trading on the Amsterdam Stock Exchange; and

(ii)	trading on NYSE Euronext London,

in each case subject to issuance;

(g)	the Registration Statement having been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement having been issued by the SEC (and not withdrawn), and no proceedings for that purpose having been initiated or, to the knowledge of any Party, threatened (and not withdrawn) by the SEC;

(h)	the NYSE having approved the listing of the Orange Stock, subject to official notice of issuance;

(i)	Red having executed and delivered to Orange new bottling agreements for Orange Group Companies, having an initial 10-year term with a 10 year renewal term and, except as otherwise agreed, containing other terms materially similar to those in effect at Black, Olive, White and their respective Subsidiaries; and

(j)	no Proceedings having been instituted (and not withdrawn) or threatened by any Governmental Authority that seek to, and no Governmental Authority having enacted, issued, promulgated or entered (whether proposed before, on or after the date hereof) any Applicable Law that is in effect and would (i) restrain, enjoin, prohibit or otherwise make the completion of any Combination Transactions illegal or (ii) otherwise prohibit or enjoin consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

3.2	Red conditions. The obligation of Red to complete the Black Contribution pursuant to this Agreement and the Black Contribution Agreement is further conditional on the following conditions having been fulfilled (or waived by Red in accordance with this Agreement):

(a)	there being no Orange MAE Breach, Olive MAE Breach or White MAE Breach at the Completion Date (in each case except as a result of a Red MAE Breach);

(b)	the:

(i)	Olive Framework Agreement being in full force and effect and (or the Olive Framework Agreement having been discharged in accordance with its terms because of) the transactions contemplated by the Olive Framework Agreement having been fully consummated in accordance with the terms of the Olive Framework Agreement (and accordingly no less than 95.6% of the Olive Shares having been transferred to Olive HoldCo and thereby exchanged for shares in Olive HoldCo, in each case under the terms of the Olive Framework Agreement);

(ii)	Olive Shareholder Approvals having been obtained;

(iii)	Olive HoldCo having adhered to this Agreement in accordance with clause 18.3; and

(iv)	Olive Contribution Agreement having been executed by Olive HoldCo;

(c)	no Olive HoldCo Change of Control, and no breach of the Cobega Side Letter, having occurred;

(d)	each of the Competition Approvals having been obtained and remaining in effect without any Burdensome Condition (Red) being imposed by any Governmental Authority, save where such Burdensome Condition (Red) is substantially equivalent to an obligation which already applies to the relevant Red Seller; and

(e)	Red having received an opinion from the Red Tax Advisor (the “Red Tax Opinion”), on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Completion Date, to the effect that:

(i)	Orange should not be treated as a United States domestic corporation for United States federal income tax purposes; and

(ii)	Orange should not be treated as a “surrogate foreign corporation” (or any successor term thereto) within the meaning of Section 7874(a)(2)(B) of the Code or otherwise be subject to any other analogous or more onerous Applicable Law not in effect on the date hereof addressing considerations similar to those addressed by Section 7874 of the Code as formulated as of the date hereof, in the case of each of (i) and (ii) assuming Completion occurs as contemplated hereby and taking into account the effect of any bill that would implement a change in Applicable Law (whether or not yet effective) that has been passed in identical (or substantially identical) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed; it being understood that, in rendering the Red Tax Opinion, the Red Tax Advisor shall be entitled to receive and rely upon representations of officers of Red, Black, Olive, Olive HoldCo, White, Orange, US HoldCo and MergeCo as to such matters as the Red Tax Advisor may reasonably request.

3.3	Olive conditions. The obligation of Olive and Olive HoldCo to complete the Olive Contribution pursuant to this Agreement and the Olive Contribution Agreement is further conditional on the following conditions having been fulfilled (or waived by Olive or Olive HoldCo in accordance with this Agreement):

(a)	there being no Orange MAE Breach, Red MAE Breach or White MAE Breach at the Completion Date (in each case except as a result of an Olive MAE Breach);

(b)	each of the Competition Approvals having been obtained and remaining in effect without any Burdensome Condition (Olive) being imposed by any Governmental Authority, save where such Burdensome Condition (Olive) is substantially equivalent to an obligation which already applies to Olive; and

(c)	Olive Holdco having received an opinion from the Olive Tax Advisor (the “Olive Tax Opinion”), on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Completion Date, to the effect that:

(i)	Orange should not be treated as a United States domestic corporation for United States federal income tax purposes; and

(ii)

Orange should not be treated as a “surrogate foreign corporation” (or any successor term thereto) within the meaning of Section 7874(a)(2)(B) of the Code or otherwise be subject to any other analogous or more onerous Applicable Law not in effect on the date hereof addressing considerations similar to those addressed by Section 7874 of the Code as formulated as of the date hereof,

in the case of each of (i) and (ii) assuming Completion occurs as contemplated hereby and taking into account the effect of any bill that would implement a change in Applicable Law (whether or not yet effective) that has been passed in identical (or substantially identical) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed; it being understood that, in rendering the Olive Tax Opinion, the Olive Tax Advisor shall be entitled to receive and rely upon representations of officers of Red, Black, Olive, Olive HoldCo, White, Orange, US HoldCo and MergeCo as to such matters as the Olive Tax Advisor may reasonably request.

3.4	White conditions. The obligation of White to complete the White Merger pursuant to this Agreement and the White Merger Agreement is further conditional on the following conditions having been fulfilled (or waived by White in accordance with this Agreement):

(a)	there being no Orange MAE Breach, Red MAE Breach or Olive MAE Breach at the Completion Date (in each case except as a result of a White MAE Breach);

(b)	the:

(i)	Olive Framework Agreement being in full force and effect and (or the Olive Framework Agreement having been discharged in accordance with its terms because of) the transactions contemplated by the Olive Framework Agreement having been fully consummated in accordance with the terms of the Olive Framework Agreement (and accordingly no less than 95.6% of the Olive Shares having been transferred to Olive HoldCo and thereby exchanged for shares in Olive HoldCo, in each case under the terms of the Olive Framework Agreement);

(ii)	Olive Shareholder Approvals having been obtained;

(iii)	Olive HoldCo having adhered to this Agreement in accordance with clause 18.3; and

(iv)	Olive Contribution Agreement having been executed by Olive HoldCo;

(c)	no Olive HoldCo Change of Control, and no breach of the Cobega Side Letter, having occurred; and

(d)	White having received an opinion from the White Tax Advisor (the “White Tax Opinion” and, together with the Olive Tax Opinion and the Red Tax Opinion, the “Tax Opinions”), on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Completion Date, to the effect that:

(i)	Orange should not be treated as a United States domestic corporation for United States federal income tax purposes; and

(ii)	Orange should not be treated as a “surrogate foreign corporation” (or any successor term thereto) within the meaning of Section 7874(a)(2)(B) of the Code or otherwise be subject to any other analogous or more onerous Applicable Law not in effect on the date hereof addressing considerations similar to those addressed by Section 7874 of the Code as formulated as of the date hereof, in the case of each of (i) and (ii) assuming Completion occurs as contemplated hereby and taking into account the effect of any bill that would implement a change in Applicable Law (whether or not yet effective) that has been passed in identical (or substantially identical) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed; it being understood that, in rendering the White Tax Opinion, the White Tax Advisor shall be entitled to receive and rely upon representations of officers of Red, Black, Olive, Olive HoldCo, White, Orange, US HoldCo and MergeCo as to such matters as the White Tax Advisor may reasonably request.

4.	WAIVER OF CONDITIONS

4.1	Waiver. The Principal Parties may by agreement between all of them jointly waive in whole or in part any of the Conditions in clause 3.1. The following Parties may at any time unilaterally waive in whole or in part the Conditions set out against their names by notice to the other Parties (provided that, for the avoidance of doubt, no such waiver by that Party shall affect any other Condition or any other Party’s rights in respect of that or any other Condition):

(a)	Red: the Conditions in clause 3.2;

(b)	Olive or Olive HoldCo: the Conditions in clause 3.3; and

(c)	White: the Conditions in clause 3.4.

5.	GENERAL COVENANTS IN SUPPORT OF THE CONDITIONS AND INTENDED PRE-COMPLETION ACTIONS

5.1	General obligations in respect of Conditions: Subject to clauses 5.4, 5.5, 5.6, 5.7, 5.12 and 6:

(a)	Orange obligations. Orange shall use all reasonable endeavours (and each Principal Party shall use its reasonable endeavours to cooperate with Orange in so doing) to fulfil or procure the fulfilment of the Conditions in clauses 3.1(a), 3.1(b), 3.1(d), 3.1(e), 3.1(f), 3.1(g), 3.1(h), 3.1(i) and 3.1(j) (save in relation to any binding law or statute, or unappealable judgment or order); clauses 3.2(a), 3.3(a) and 3.4(a) in relation to the Orange Group; and clauses 3.2(d) and 3.3(b) either (as applicable) as soon as reasonably possible and in any event prior to the Long Stop Date or at all times until the Long Stop Date.

(b)	Red obligations. Red shall use all reasonable endeavours to fulfil or procure the fulfilment of the Conditions in clauses 3.1(a), 3.1(b), 3.1(d), 3.1(e), 3.1(f), 3.1(g), 3.1(h), 3.1(i) and 3.1(j) (save in relation to any binding law or statute, or unappealable judgment or order); clause 3.2(d) in relation to itself and the Black Group; and clauses 3.2(a), 3.3(a) and 3.4(a) in relation to itself and the Black Group, either (as applicable) as soon as reasonably possible and in any event prior to the Long Stop Date or at all times until the Long Stop Date.

(c)	White obligations. White shall use all reasonable endeavours to fulfil or procure the fulfilment of the Conditions in clauses 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(g), 3.1(h), 3.1(i) and 3.1(j) (save in relation to any binding law or statute, or unappealable judgment or order); clauses 3.2(a) (in relation to the White Group) and 3.2(d); clause 3.3(a) (in relation to the White Group); and clause 3.4(a) (in relation to the White Group), either (as applicable) as soon as reasonably possible and in any event prior to the Long Stop Date or at all times until the Long Stop Date.

(d)	Olive and Olive HoldCo obligations. Olive and Olive HoldCo shall use all reasonable endeavours to fulfil or procure the fulfilment of the Conditions in clauses 3.1(a), 3.1(b), 3.1(d), 3.1(e), 3.1(f), 3.1(g), 3.1(h), 3.1(i) and 3.1(j) (save in relation to any binding law or statute, or unappealable judgment or order); and clauses 3.2, 3.3 and 3.4 (in the case of sub-clause (a) of each of the same, as such relates to themselves or the Olive Group, and except for sub-clauses 3.2(e) and 3.4(d)), either (as applicable) as soon as reasonably possible and in any event prior to the Long Stop Date or at all times until the Long Stop Date.

5.2	[deliberately left blank]

5.3	Notifications. If, at any time, a Party becomes aware:

(a)	that a Condition in respect of which it is obliged to take steps pursuant to Clause 5.1 has been satisfied; or

(b)	of an occurrence, fact or circumstance that is reasonably likely to prevent any Condition from being satisfied by the time set out in clause 13.1,

it shall promptly provide written notice of this to the other Parties (unless another Party has already given such notice).

5.4	Step plan. The Parties shall use their commercially reasonable efforts to cause the pre-Completion steps described in the Step Plan to have been undertaken in the manner described in the Step Plan prior to Completion and the Completion steps described in the Step Plan to have been undertaken in the manner described in the Step Plan at Completion.

5.5	Olive steps. Without prejudice to the undertakings of Olive and the other parties thereto in the Olive Framework Agreement, and the terms of the Olive Shareholder Undertaking:

(a)	Conditions to Olive Framework Agreement. Olive and Olive HoldCo shall use all reasonable endeavours to procure the satisfaction of all conditions precedent described in the Olive Framework Agreement (whether to the “Iberian Reorganisation” or as “Spark Conditions” thereunder) as soon as practicable following the date hereof (and in any case before the Long Stop Date), and shall notify the other Parties promptly upon such satisfaction.

(b)	Olive Shareholder Approvals. Olive, Olive HoldCo and the boards of directors of Olive and Olive HoldCo (as applicable) shall use all reasonable endeavours to procure the Olive Shareholder Approvals and the entry by all Olive Shareholders into the Olive Framework Agreement and Olive HoldCo Shareholders Agreement as soon as reasonably practicable after the date hereof, and in connection therewith shall:

(i)	keep the other Principal Parties promptly updated on the progress of the approval and adherence process;

(ii)	procure that no materials in respect of the Combination Transactions, the Listings or Orange are circulated to the shareholders in Olive or Olive HoldCo without the prior review, comment and approval of the other Principal Parties (such not to be unreasonably withheld, conditioned or delayed), except the pre-agreed shareholder communication (and enclosed materials) attached as Annex R;

(iii)

(A)	cause the Olive Board Recommendation to be included in any materials in respect of the Combination Transactions, the Listings or the Orange Group which are circulated to the Olive Shareholders; and

(B)	not withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, the Olive Board Recommendation in any manner adverse to the other Parties or approve, recommend or propose publicly to approve or recommend an Acquisition Proposal, in each case (without prejudice to clause 11 or the obligation to put to the Olive Shareholders the resolution in respect of which the Olive Shareholder Approval is requested) except where the fiduciary duties of the directors of Olive under Applicable Law otherwise require; and

(iv)	comply with Applicable Law in respect of the Olive Shareholder Approvals (including the convening, conduct, and counting of votes at any meetings of the Olive Shareholders or shareholders in Olive HoldCo).

(c)	Olive Carve-Out. Olive and Olive HoldCo shall procure that the Olive Carve-Out occurs as soon as reasonably practicable and in any event prior to Completion, and in connection therewith shall:

(i)	procure that such Olive Carve-Out is carried out in accordance with the Olive Carve-Out Terms in relation to each step in the Olive Carve-Out;

(ii)	keep the other Principal Parties promptly updated on the progress of the Olive Carve-Out;

(iii)	provide to the other Principal Parties promptly upon the same becoming available:

(A)	the executed documentation implementing each step in the Olive Carve-Out; and

(B)	evidence of the completion of each such step in accordance with the Olive Carve-Out Terms.

(d)	Iceland SPA:

(i)	Olive and Olive HoldCo shall use all reasonable endeavours to negotiate and agree with Cobega, S.A., and Solinbar, S.L.U. a form of Iceland SPA which each other Principal Party confirms is (in each such other Principal Party’s sole and absolute discretion) satisfactory to it, and in connection therewith shall:

(A)	circulate, and afford to the other Principal Parties a reasonable opportunity to comment on, drafts of the Iceland SPA;

(B)	provide to the other Principal Parties access to any due diligence materials made available (and permit representatives of the other Principal Parties to attend any diligence meetings, Q&A sessions or the like arranged) in connection with the Iceland SPA; and

(C)	promptly update the other Principal Parties as to the progress of their negotiations regarding the Iceland SPA.

(ii)	Upon the Iceland SPA being agreed with the other Principal Parties in accordance with the above, Olive shall enter into, and shall use all reasonable endeavours to procure that Cobega, S.A., and Solinbar, S.L.U. enter into, the Iceland SPA as soon as practicable after the date hereof (and Orange shall, promptly upon the Iceland SPA being entered into by Olive, procure that such Orange Group Company as the Principal Parties may agree enters into the Iceland SPA).

(iii)	Olive shall comply with the terms of the Iceland SPA, and Olive shall use all reasonable endeavours to procure:

(A)	the satisfaction of the conditions to completion thereunder (save the occurrence of Completion) as soon as practicable after the date hereof; and

(B)	that completion of the transactions contemplated by the Iceland SPA occurs as soon as practicable after Completion (with a view to procuring such completion on the Completion Date).

(iv)	Olive shall keep the other Parties promptly updated as regards the steps taken to satisfy the conditions to completion under the Iceland SPA, and promptly notify the Parties upon each such condition being satisfied.

(v)	Upon Olive HoldCo acceding to this Agreement it shall procure compliance by Olive with the terms of this clause 5.5(d).

(e)	Olive Framework Agreement. Olive shall comply, and shall use all reasonable endeavours to procure that each other party thereto complies, with the terms of the Olive Framework Agreement.

(f)	Olive HoldCo Change of Control. Olive and Olive HoldCo shall use all reasonable endeavours to procure that no Olive HoldCo Change of Control occurs prior to Completion (without prejudice to the terms of the Shareholders Agreement).

(g)	Cobega Side Letter. Olive and Olive HoldCo undertakes to procure the execution by Cobega Invest, S.L. of the Cobega Side Letter in favour of Red as soon as reasonably practicable following confirmation of the Iberian Reorganisation (as defined in the Olive Framework Agreement).

5.6	Employee Notification Processes.

(a)	Each Principal Party shall procure that each of the Employee Notification Processes required to be carried out in respect of its Transferred Business or Transferred or Merged Entities between the date of this Agreement and Completion is duly and timely carried out, and in connection therewith shall:

(i)	promptly upon becoming aware of the need for the same, notify each other Principal Party of any Employee Notification Processes required of it in respect of its Transferred Business or Transferred or Merged Entities additional to those requirements described in Annex C;

(ii)	use its reasonable endeavours, so far as reasonably practicable and permitted by Applicable Law, to coordinate with each other Principal Party regarding (and use their reasonable endeavours to align) the timing, manner, form, content and disclosure extent of its Employee Notification Processes;

(iii)	without prejudice to the above, at least one week in advance of undertaking an Employee Notification Process (save in respect of those Employee Notification Processes described in Annex C to be carried out after the execution of this Agreement but prior to the announcement of such execution, the documents for which the Principal Parties acknowledge have been shared prior to the date hereof), provide the draft documentation in respect of the same (including any correspondence, notices, talking points, website disclosure, filing or presentation) to the other Principal Parties, to enable their review and comment on the same, and shall take due regard of comments received; and

(iv)	keep the other Principal Parties promptly updated on the progress of their respective Employee Notification Processes, and promptly provide the other Principal Parties with copies of any associated correspondence sent or received, notices given or published and/or website disclosures made.

(b)	If a Principal Party was required by Applicable Law or Contract or otherwise elected to undertake an Employee Notification Process in respect of its Transferred Business or Transferred or Merged Entities prior to the date of this Agreement, that Principal Party:

(i)	warrants and confirms to each other Principal Party that (save as Disclosed) it has duly and timely carried out each Employee Notification Process that is or was required by Applicable Law or Contract; and

(ii)	shall within 5 Business Days of the date of this Agreement provide to the other Principal Parties short particulars of the timing, manner, form, content and disclosure extent of that Employee Notification Process.

(c)	Each Principal Party shall:

(i)	promptly notify the other Principal Parties of any actual or threatened material labour dispute arising in connection with the carrying out or failure to carry out (whether before or after the date hereof) any Employee Notification Processes in respect of its Transferred Business or Transferred or Merged Entities (provided that any such dispute shall be subject to clause 12.5); and

(ii)	cooperate with the other Principal Parties (so far as reasonably practicable and permitted by Applicable Law) to consider and discuss a mutually agreed strategy should any material challenges or delays occur as a result of the (or acts or omissions in respect of) Employee Notification Processes.

5.7	Financing. Each of the Principal Parties shall use all reasonable endeavours to cooperate with each other to, and to cause the Orange Group to use all reasonable endeavours to:

(a)	obtain debt financing, available for funding on Completion, on terms and in a structure reasonably acceptable to the Principal Parties and in such amount as the Principal Parties may agree, such amount to be available for drawdown by such members of the Orange Group and in such proportions as the Principal Parties may agree (the “Financing”);

(b)	enter into definitive documentation regarding such Financing reflecting such terms and otherwise in form and substance satisfactory to the Principal Parties (acting reasonably) (the “Financing Documentation”);

(c)	upon and following the Financing Documentation being entered into, satisfy on a timely basis the conditions to the funding of the Financing that are within its control;

(d)	provide the Principal Parties, upon reasonable request, with such information and documentation available to Orange as may be reasonably necessary to allow the other Principal Parties to monitor the progress of the financing activities; and

(e)	upon satisfaction or waiver of all conditions applicable to the Financing Documentation, cause the drawdown in full and funding of the Financing on or by Completion.

Such cooperation and assistance shall, in the case of Red and Olive HoldCo, exclude any obligation to provide any credit support or otherwise give any commitments in respect of the Financing (including any equity contribution to, or other contribution to the capital of, the Orange Group), but may include:

(i)	the provision of financial statements, other financial information and other data in each case in respect of the relevant Transferred or Merged Entities and Transferred Business as is customarily included in offering documents for a financing of the same nature as the Financing or is required to obtain such comfort letters (including “negative assurance” comfort letters) as are customary in respect of such a financing;

(ii)	using all reasonable endeavours to assist in obtaining customary accountants’ comfort letters (including customary “negative assurance” comfort letters) in relation to the financial statements and other financial information referred to in sub-clause (i) above, including by issuing any customary management representation letters to the relevant accountants;

(iii)	using all reasonable endeavours to procure such participation by its management as is reasonably required, on reasonable notice (and without undue disruption to its operations or business), in order to complete the Financing, including participation in presentations to prospective providers of the financing, road shows, due diligence, verification and drafting sessions and sessions with rating agencies;

(iv)	reasonable assistance with the preparation and verification of customary offering memoranda, offering circulars, private placement memoranda, bank information memoranda, rating agency presentations and other documents customarily provided in connection with a financing of the same nature as the Financing;

(v)	reasonable assistance in providing information customarily required for the listing of any securities forming part of the Financing; and

(vi)	subject to the Confidentiality Proviso and reasonably satisfactory arrangements and commitments as to confidentiality being implemented by the proposed financiers, permitting access to such due diligence materials contained within the Data Room as are reasonably required by the providers of the Financing or their legal counsel to the extent such due diligence materials are customary for a financing of the same nature as the Financing.

5.8	Competition Approvals. Clause 6 shall apply in respect of the Competition Approvals and the filings, applications and interactions with the Competition Authorities regarding the same.

5.9	Application and Disclosure Documents. Clause 6 shall apply in respect of the Application and Disclosure Documents and other filings, applications and interactions with the Review Authorities regarding the same and/or the Listings.

5.10	Orange Bottling Agreements. The Parties shall use their respective reasonable endeavours to negotiate and agree the definitive Orange Bottling Agreements prior to Completion.

5.11	Initial Business Plan and Long Range Business Plan. The Parties shall use their respective reasonable endeavours to negotiate and agree the form of initial Business Plan and initial Long Range Business Plan (as defined in the form of Shareholders Agreement annexed hereto) prior to Completion.

5.12	Tax Conditions. Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall procure that their respective Transferred or Merged Entities, cooperate with one another and use their respective commercially reasonable efforts to take such actions as are reasonably necessary to permit the Tax Advisors to deliver the Tax Opinions, but:

(a)	only to the extent such cooperation and use of commercially reasonable efforts is reasonably necessary to permit the Tax Advisors to deliver the Tax Opinions;

(b)	such shall not include a reduction of the Cash Consideration (as defined in White Merger Agreement); and

(c)	it being understood that, in determining and agreeing what actions are commercially reasonable, the Principal Parties shall jointly consult and take into account the consequences of such actions on each of the Parties and their direct and indirect shareholders, it being further understood that any costs incurred in connection with undertaking any action pursuant to this clause 5.12 shall be subject to clause 15.

5.13	Distributable reserves. The Parties shall adopt such resolutions, make such applications and filings to the courts and other Governmental Authorities and use their reasonable efforts to take (and procure the taking by their shareholders and/or other third parties of) such other actions as may be necessary to enable the creation of distributable reserves for Orange at or as soon as practicable following Completion (including by means of a capital reduction process pursuant to Chapter 10 of Part 17 of the Companies Act 2006).

5.14	Preparation for Orange governance post-Completion. In anticipation of, and prior to, Completion:

(a)	White shall nominate seven (7) of its current directors to serve as Initial INEDs (as defined in the Shareholders Agreement);

(b)	Red shall nominate two persons to serve as Red Nominated Directors on the initial Board (in each case as defined in the Shareholders Agreement);

(c)	Olive HoldCo shall nominate five persons to serve as Olive HoldCo Nominated Directors on the initial Board (in each case as defined in the Shareholders Agreement);

(d)

the Principal Parties shall, as soon as practicable after the date hereof, form an ad hoc committee which shall be composed of a majority of independent directors of the White Board, a representative of Red and a representative of Olive. Such ad hoc committee shall use its reasonable endeavours to select, by a majority vote (with the support of such executive headhunting firm as they may elect to engage): (i) two further Initial INEDs, taking into account the criteria set forth in the form of nominations committee terms of reference annexed to (and as defined in) the Shareholders Agreement; and (ii) an Initial INED to serve as the initial Senior Independent Director;

(e)	each Principal Party shall, to the extent a shareholder in Orange, adopt such resolutions (and use their reasonable endeavours to take such other steps, including filings with Companies House) as may be necessary to procure the adoption of the New Orange Articles effective at Completion;

(f)	the Principal Parties undertake to use all reasonable endeavours to work together in good faith to agree the Chart of Authority (as defined in the Shareholders Agreement) and the Principal Parties agree to use the form of the chart of authority in use by White as at the date of this Agreement as the basis for agreeing the Chart of Authority; and

(g)	the Principal Parties undertake to use all reasonable endeavours to work together in good faith to agree the Terms of Reference for each of the Audit Committee, Remuneration Committee and the Corporate Social Responsibility Committee (each term as defined in the Shareholders Agreement) and the Principal Parties agree to have regard to the current charters of the relevant committees of White and the market practice of companies with a premium listing in the UK which are compliant with the Corporate Governance Code (as defined in the Shareholders Agreement), and the Parties agree that John F Brock shall be the initial Chief Executive Officer of Orange, that Manik Jhangiani shall be the initial Chief Financial Officer, and that Damian Gammell shall be the initial Chief Operating Officer (reporting to the Chief Executive Officer) of Orange.

5.15	Orange Stock. The Parties shall use reasonable best efforts to pursue a listing of Orange Ordinary Shares on both the Amsterdam Stock Exchange and the NYSE. If the Principal Parties, acting reasonably, agree that the listing of Orange Ordinary Shares on both the Amsterdam Stock Exchange and NYSE (assuming no other listing) (i) makes it impossible to create a cross border trading market of fungible equity, or (ii) requires an initial cost payable by Orange of in excess of $10.0 million (not including counsel fees of the Parties) more than the cost to set up a level 3 sponsored ADR or (iii) requires an ongoing annual cost payable by Orange of in excess of $5.0 million more than the cost to maintain a level 3 sponsored ADR (including, if transfers between clearing agencies (or their respective nominees or agents) between jurisdictions and trading platforms will be subject to stamp duty or stamp duty reserve tax that would be payable by Orange (by Applicable Law or by contract) the amount of such stamp duty or stamp duty reserve tax that is reasonably expected to be incurred by Orange on an annual basis), then the Parties shall have no obligation to continue pursuing a listing of Orange Ordinary Shares on the NYSE and will instead pursue an alternative that the Principal Parties reasonably agree is best suited for the investors of Orange as of Completion.

6.	COMPETITION APPROVALS, WHITE PROXY STATEMENT AND LISTINGS

6.1	White Proxy Statement and Registration Statements.

(a)	Orange shall use all reasonable endeavours, in coordination and cooperation with each other Party (each which other Party shall use all reasonable endeavours to support Orange), to, as promptly as reasonably practicable following the date hereof, prepare and file with the SEC a registration statement on Form F-4 with respect to the registration and issuance of Orange Stock, which shall include the White Proxy Statement (such Registration Statement, and any amendments or supplements thereto, the “Registration Statement”).

(b)

White shall use all reasonable endeavours, in coordination and cooperation with each other Party (each which other Party shall use all reasonable endeavours to support White), to, as promptly as reasonably practicable following the date hereof, prepare and file with the SEC a proxy statement/prospectus relating to the matters to be submitted to the White Stockholders at the White

Stockholders Meeting and the issuance of the Orange Stock (such proxy statement/prospectus, and any amendments or supplements thereto, the “White Proxy Statement”).

(c)	Orange (in the case of the Registration Statement) and White (in the case of the White Proxy Statement) shall use all reasonable endeavours, in coordination and cooperation with each other Party (each which other Party shall use all reasonable endeavours to support them in doing so), to:

(i)	cause:

(A)	the White Proxy Statement and the Registration Statement to be cleared by the SEC;

(B)	the Registration Statement to become effective under the Securities Act; and

(C)	the Registration Statement to be kept effective as long as is necessary to consummate the Combination Transactions; and

(ii)	ensure that each of the White Proxy Statement and the Registration Statement complies in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, as the case may be, and (to the extent applicable) with the Sarbanes-Oxley Act.

(d)	White shall:

(i)	use all reasonable endeavours to procure that the White Proxy Statement is mailed to the White Stockholders as promptly as practicable after the Registration Statement becomes effective; and

(ii)	comply with its obligations under Section 5.1 of the White Merger Agreement.

6.2	Other US filings. Each Party shall make all filings and take such other actions required to made or taken by it under Applicable Law (and shall use all reasonable endeavours to support the other Parties in connection therewith) or to achieve the clearance or effectiveness of the White Proxy Statement and the Registration Statement or otherwise with respect to the Combination Transactions under the Securities Act, the Exchange Act, applicable state “blue sky” laws, and the rules and regulations thereunder.

6.3	Listings. Orange shall use all reasonable endeavours, in coordination and cooperation with each other Party (each which Party shall use all reasonable endeavours to support Orange), to, as promptly as reasonably practicable following the date hereof:

(a)	prepare and file with the NYSE a listing application (the “NYSE Listing Application”) for the listing of the Orange Stock to be issued in respect of the Combination Transactions on the NYSE;

(b)	prepare and file an application for the Orange Shares to be admitted to trading and (in the case of the Amsterdam Stock Exchange and the Spanish Stock Exchanges) listed on:

(i)	the Amsterdam Stock Exchange (the “Amsterdam Listing Application”);

(ii)	the Spanish Stock Exchanges; and

(iii)	NYSE Euronext London,

in each case together with such supporting documentation as may be Disclosure Required;

(c)	file or cause to be filed (including, in respect of the Spanish Listing, by the foreign custodian, liaison entity and paying agent (entidad custodia extranjera, de enlace y agente de pagos)) such documentation (including legal opinions) as may be required to render the Orange Shares eligible for clearing and settlement in the relevant settlement systems, including the book-entry registry managed by Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear) and its participant entities;

(d)	prepare and file with the UK Financial Conduct Authority, acting as the United Kingdom Listing Authority (the “UKLA”), a prospectus complying with European Directive 2003/71/EC on the prospectus to be published when securities are offered to the public or admitted to trading (as amended from time to time, the “Prospectus Directive”) as implemented in the United Kingdom (the “EU Prospectus”) and publish such EU Prospectus in accordance with the Prospectus Directive as implemented in the United Kingdom;

(e)	and by the relevant deadline under Applicable Law (including the Prospectus Directive as implemented in the United Kingdom), prepare and file with the UKLA any supplement to the EU Prospectus or (after filing of the same) the Spanish Summary as and when required under the Prospectus Directive as implemented in the United Kingdom (or, in respect of a Spanish translation of the summary section of the EU Prospectus (the “Spanish Summary”), in Spain) and publish any such supplement in accordance therewith (each such supplement, an “EU Supplement”);

(f)	prepare and file with the UKLA a notification request letter regarding the notification of the EU Prospectus in accordance with Article 18 of the Prospectus Directive as implemented in the United Kingdom, Spain and the Netherlands to the competent authority in each of Spain and the Netherlands, in the form (and enclosing the supporting documents, including the Spanish Summary unless the requirement to file the Spanish Summary has been waived by the CNMV) in accordance with Article 19 of the Prospectus Directive as implemented in the United Kingdom and (in respect of the Spanish Summary) Spain (the “Passporting Request”);

(g)	promptly after approval of any EU Supplement, file with the UKLA a notification request letter regarding the notification of such EU Supplement in accordance with Article 18 of the Prospectus Directive as implemented in the United Kingdom, Spain and the Netherlands to the competent authority in each of Spain and the Netherlands, in the form (and enclosing the supporting documents, including any Spanish translation of any amended summary section of the EU Prospectus, as supplemented, unless the requirement to file the Spanish translation has been waived by the CNMV) in accordance with Article 19 of the Prospectus Directive as implemented in the United Kingdom and (in respect of the Spanish language summary) Spain;

(h)	(and with the intention to accomplish the same promptly after the above notification request being filed) provide or procure the provision to the competent authorities of the UK, Spain and the Netherlands, and procure that the competent authorities of the UK, Spain and the Netherlands shall have confirmed receipt of, all documents as may be required by them, in the form that they require, and the taking of all actions as may be required by them, in each case for the purpose of effecting the Spanish Listing, the London Listing and the Amsterdam Listing, respectively; and

(i)	procure that each of the NYSE Listing, the Spanish Listing, the London Listing and the Amsterdam Listing are approved by (and such approval is maintained to and including) and effected on the Completion Date in accordance with the relevant Listing Regulations (subject to official notice of issuance, if applicable), in each case in accordance with, and, without prejudice to the specific obligations above, at all times in procuring the Listings complying with, the Listing Regulations. Notwithstanding the foregoing, the Parties agree that they will use commercially reasonable endeavours to pursue a Spanish Listing (to the extent the Principal Parties determine such listing is practical for Orange) but are not obligated to obtain such listing.

Review and approval process amongst the Parties

6.4	Allocation of coordination roles. Without prejudice to the further cooperation obligations imposed by this Agreement, the Parties agree that:

(a)	White shall coordinate work in respect of the White Proxy Statement, the Registration Statement and the NYSE Listing and all interactions with the SEC and the NYSE in respect thereof, and accordingly White’s legal counsel shall be primary drafting counsel for the relevant documentation (including the NYSE Listing Application, the Registration Statement, any amendments or supplements to the foregoing and all other relevant documents and filings);

(b)	Olive shall coordinate work in respect of effecting the Amsterdam Listing, the Spanish Listing and the London Listing, and accordingly Olive’s legal counsel shall be primary drafting counsel for the relevant documentation (including the EU Prospectus, any EU Supplements, the Passporting Request and all other relevant documents and filings); and

(c)	Red shall coordinate work in respect of the applications for Competition Approvals,

but:

(d)	such allocation of coordination and primary drafting roles shall not indicate any acceptance of responsibility or liability in connection with the matters allocated to or to be coordinated by the Principal Parties herein, the costs and expenses of which shall (save as otherwise agreed by the Principal Parties) be apportioned in accordance with clause 15; and

(e)	no Party shall act as the agent of the other Parties or shall have any power to, and none of the same shall hold itself out as being able or authorised to, contract on behalf of the other Parties.

6.5	Process. White or Orange as applicable (and Red, White or Olive, as applicable, in its primary coordination and drafting role) otherwise shall:

(a)	keep the other Parties promptly updated on the progress of its applications, filings, submissions and/or responses to:

(i)	the Review Authorities in relation to the Listings, the Application and Disclosure Documents or the White Merger, as applicable; and/or

(ii)	the Competition Authorities in relation to the applications for Competition Approvals;

(b)	provide each Principal Party with an opportunity to review and comment within a reasonable period prior to its filing on each Application and Disclosure Document and each Competition Filing and any amendment or supplement thereto, subject to the Confidentiality Proviso (where applicable); no filing of, or amendment or supplement to, an Application and Disclosure Document or a Competition Filing shall be made:

(i)	where such filing, amendment or supplement is required by Applicable Law within a specified time period, unless (A) each (other) Principal Party has consented or (B) no written objection has been received from a Principal Party by immediately prior to the expiry of such time period (provided that each (other) Principal Party shall to the fullest extent practicable be given advance notice of the filings, amendment or supplement required and afforded the opportunity to object and comment within a reasonable period), or where an objection is received within such time period and such objection has (as time allows) been addressed in such Application and Disclosure Document or Competition Filing to the reasonable satisfaction of the Principal Party which raised the objection; or

(ii)	otherwise, without the prior consent of each (other) Principal Party (which may be given by email from such Party’s legal counsel);

(c)	subject to clause 6.5(b), which shall apply in respect of each Application and Disclosure Document and each Competition Filing and any amendment or supplement thereto, provide the (other) Principal Parties with drafts of each other notification, submission, response or other communication (excluding communication of an administrative nature) which it proposes to submit to the Review Authorities or the Competition Authorities in due time to enable the (other) Principal Parties to review and comment on the same (and shall send each (other) Principal Party copies of the same as sent to the relevant Review Authority or Competition Authority), provided that any information in respect of a Party or its Affiliates may be subject to the Confidentiality Proviso;

(d)	not offer, agree to or give any commitments with or to any Review Authority or any Competition Authority regarding amendments to the structure, terms or timing of the Combination Transactions without the prior written consent of the (other) Principal Parties;

(e)	promptly inform the (other) Principal Parties if it becomes aware of anything that could result in the Listings, the clearance of the White Proxy Statement, the effectiveness of the Registration Statement or the obtaining of the Competition Approvals, being delayed or denied; and

(f)	subject to the requests of the Review Authorities or Competition Authorities (as applicable), to promptly inform the (other) Principal Parties (and/or their professional advisors) of, and to the extent practicable permit the same to attend, any meetings or conference calls with:

(i)	the Review Authorities in relation to the Listings or the White Proxy Statement or applications therefor; and

(ii)	the Competition Authorities in relation to the applications for the Competition Approvals.

6.6	Correspondence. Subject to clauses 6.5(b) and 6.5(f) which shall apply in respect of each Application and Disclosure Document and each Competition Filing and any amendment or supplement thereto, each Party which receives any written comments or correspondence or oral comments or feedback from a Review Authority with respect to an Application and Disclosure Document or from a Competition Authority with respect to a Competition Filing shall promptly provide (in the case of written comments or correspondence) copies, and in the case of oral comments or feedback a summary, of the same to the other Parties, and the Party responsible for such Application and Disclosure Document or Competition Filing (or for coordinating and drafting the same) shall consult with each (other) Principal Party and shall prepare and (subject to the approval of each (other) Principal Party to which the same is relevant or to which the same relates) send written responses to such comments or correspondence, to be copied to the other Parties upon being sent.

6.7	Notifications. Without prejudice to clauses 5.3(a) or 6.6, each Party (save in respect of notification from other Parties) will advise each other Party, promptly after it receives notice thereof, of:

(a)	the time when an Application and Disclosure Document has become effective or has been approved or published or any supplement or amendment has been filed;

(b)	the issuance of any stop order by the SEC;

(c)	the suspension of the qualification of the Orange Stock issuable in connection with the Combination Transactions for offering or sale in any jurisdiction; and/or

(d)	any:

(i)	request by a Competition Authority for amendment of a Competition Filing or comments thereon and responses thereto or requests by a Competition Authority for additional information; or

(ii)	request by a Review Authority for amendment of an Application and Disclosure Document or comments thereon and responses thereto or requests by a Review Authority for additional information.

6.8	Corrections. If, at any time prior to the Completion Date, a Party identifies any information relating to such Party or its Transferred Business or Transferred or Merged Entities, or any of its or their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to an Application and Disclosure Document or a Competition Filing:

(a)	so that such Application and Disclosure Document or Competition Filing would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and/or

(b)	required by (in the case of an Application and Disclosure Document) the Listing Regulations or (in the case of a Competition Filing) Applicable Law,

the identifying Party shall promptly notify the other Parties and Orange or White as applicable shall (subject to clause 6.5(b) above, mutatis mutandis) procure that an appropriate amendment or supplement describing such information shall be promptly filed with the relevant Review Authorities or Competition Authorities (as applicable) and White shall procure that any correction to the White Proxy Statement (or any other Application and Disclosure Document contained or referred to therein) is, to the extent required by Applicable Law, disseminated to the White Stockholders.

6.9	Information. Each Party shall:

(a)	use all reasonable endeavours to cooperate in the preparation of the Application and Disclosure Documents and the Competition Filings;

(b)	(except Orange, US HoldCo and MergeCo), on reasonable notice during normal business hours, promptly furnish all information concerning its Transferred Business and its Transferred or Merged Entities, and their respective affiliates and shareholders, and such access to the documents and management of its Transferred Business and its Transferred or Merged Entities, that is reasonably requested, necessary or appropriate in connection with the preparation, filing, approval and distribution of such Application and Disclosure Documents and/or Competition Filing (subject to the Confidentiality Proviso); and

(c)	take all due care, and make such enquiries, that a reasonable and prudent person would take or make with a view to ensuring the accuracy of the information provided by it (provided that no Party shall have any liability to any other Party in respect of this provision).

6.10	Financial information. Without prejudice to the generality of clause 6.9, each Party:

(a)	shall use all reasonable endeavours in cooperation with each other Party to procure that:

(i)	such consolidated pro forma financial statements for Orange in the form, under the accounting standards, and for the periods, as may be Disclosure Required (the “Orange Pro Forma Financial Statements”); and

(ii)	such reports, certificates, comfort letters and other comfort on the Orange Pro Forma Financial Statements (together with such publication and usage consents) as may be Disclosure Required,

are prepared by Orange or by such professional firm(s) as may be reasonably satisfactory to the Principal Parties for or on behalf of Orange; and

(iii)	such financial information regarding the Transferred Businesses and Transferred or Merged Entities, and in such form and under such accounting standards, as may be Disclosure Required is collated for inclusion in the Application and Disclosure Documents, in each case in accordance with Applicable Law, the Listing Regulations and the accounting standard(s) which are Disclosure Required;

(b)	except the Orange Group shall, in respect of the preparation of the Orange Pro Forma Financial Statements and the collation of financial information for the Application and Disclosure Documents:

(i)	as promptly as reasonably practicable after the date hereof (or, in respect of periods ending after the date hereof, as promptly as practicable after the end of the relevant period), provide to Orange (and its advisors) such financial information and financial statements regarding the Transferred Businesses and Transferred or Merged Entities, in respect of such periods, in such form, under such accounting standards, with such reconciliations (including as between accounting standards) and otherwise as may be Disclosure Required; and

(ii)	use all reasonable endeavours to procure that Orange (and each of its relevant advisors) is supplied with such audit and other reports, certificates, comfort and bringdown letters and other comfort from:

(A)	the auditors of the relevant Transferred or Merged Entities in respect of the relevant period(s) (each, a “Transferred Business Auditor”); and/or

(B)	the officers and/or directors of the relevant Transferred or Merged Entities,

as may be, and in such form and addressed to such Persons as may be, Disclosure Required, together with the written consent of such Transferred Business Auditor to the inclusion (where Disclosure Required) of such reports, certificates, comfort letters and comfort in the relevant Application and Disclosure Documents.

6.11	Interactions. Each Party shall:

(a)	not unreasonably withhold, delay or condition any consent or approval to be given under this clause 6;

(b)	act reasonably in giving comments and feedback on draft documentation;

(c)	seek to revert with such consent, approval, comments or feedback as soon as reasonably practicable; and

(d)	shall not, where it is not the coordinating party or the party responsible for the relevant filings, pro-actively interact with the Review Authorities or Competition Authorities or otherwise interfere with White, Olive or Red’s (as applicable) coordination of the relevant process.

7.	PRE-COMPLETION CONDUCT OF BUSINESS COVENANTS

7.1	Principal Party positive covenants. Between the date of this Agreement and Completion each Principal Party shall procure the performance and observance in respect of its Transferred or Merged Entities and Transferred Business of those matters listed in Part 1 of Schedule 3.

7.2	Principal Party negative covenants. Further, but without limitation, between the date of this Agreement and Completion the acts and matters listed in Part 2 of Schedule 3 shall, subject to Annex Q and clauses 7.4 and 7.5, require the prior consent in writing of the Principal Parties other than the Principal Party to whose Transferred or Merged Entities or Transferred Business such acts or matters relate except to the extent that this would be contrary to Applicable Law.

7.3	Orange covenants. Between the date of this Agreement and Completion the Parties shall procure that each Orange Group Company shall:

(a)	comply with paragraph 1 of Part 3 of Schedule 3; and

(b)	not, subject to clauses 7.4 and 7.5, take any of the actions listed in paragraph 2 of Part 3 of Schedule 3 without the prior consent in writing of each of the Principal Parties.

7.4	Exceptions.

(a)	Any matter or thing done between the date of this Agreement and Completion:

(i)	as required by any Applicable Law; and/or

(ii)	explicitly required or permitted by this Agreement (including the Step Plan, clause 8 and Annexes N and/or Q) or any of the other Transaction Documents (or the payment of costs in respect thereof) (except any part of the Olive Framework Agreement to the extent comprising an amendment made after the execution thereof not approved by Red, White and Orange), shall not be subject to the foregoing obligation or consent requirement.

(b)	Any:

(i)	decisions in respect of an offer contemplated by Section 5.2(d)(iii) of the White Merger Agreement shall not require the consent of White (and White shall not be entitled, save as set forth in the White Merger Agreement, to access to information regarding deliberations regarding the same or related matters); and/or

(ii)	commencement by an Orange Group Company of, or any steps preparatory to, any action against any Party (save another Orange Group Company), including in respect of the enforcement of (or a claim regarding) obligations under the Transaction Documents shall not require the consent of the Party against whom that action is contemplated (and such Party shall not be entitled to access to information regarding deliberations regarding the same or related matters).

7.5	Consent.

(a)	A written consent given by a Principal Party in relation to one such act or matter under a particular paragraph in Schedule 3 shall constitute consent pursuant to all other paragraphs of Schedule 3 in respect of such act or matter.

(b)	Each Principal Party shall not unreasonably withhold, condition or delay any consent required from it under clause 7.2 for actions and transactions listed in Part 2 of Schedule 3 (other than consent in respect of action which would (i) cause a Material Adverse Change/Effect in the relevant Transferred Business, (ii) prevent or materially delay the relevant Principal Party from consummating the transactions contemplated by the Transaction Documents on the terms set out therein, or (iii) have a material adverse reputational impact on that Principal Party, in each which case the grant, conditioning and timing of any response shall be at the sole and absolute discretion of that Principal Party).

7.6	Intra-group debt. On or prior to the Completion Date, each Principal Party shall procure:

(a)	the repayment in full of all amounts owing:

(i)	from its Transferred Business or Transferred or Merged Entities to any Affiliate of that Party which is not a Transferred or Merged Entity; and

(ii)	from each Affiliate of that Party which is not a Transferred or Merged Entity to its Transferred Business or Transferred or Merged Entities,

under any loan, financing or other non-trading debt arrangement (and shall notify the other Parties of the fact and amount of such repayment); and

(b)	the release of all outstanding guarantor obligations, indemnities or assurances for loss of its Transferred Business or Transferred or Merged Entities entered into in favour of (or in respect of the obligations of) any Affiliate of that Principal Party which is not a Transferred or Merged Entity, provided that it is agreed and acknowledged that Red may procure the capitalisation of any amount owing from its Transferred Business or Transferred or Merged Entities to any Affiliate of Red which is not a Transferred or Merged Entity, whether as a contribution to capital or in exchange for further Black Ordinary Shares (which shall, for the avoidance of doubt, upon and from issuance be Black Shares).

7.7	Access to information. From the date of this Agreement, and subject to the Confidentiality Proviso, each Party shall, and shall cause each of their respective Affiliates to:

(a)	provide to each other and their respective representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by it, upon prior written notice, to its officers, employees, properties, offices, other facilities and books and records, including personnel files; and

(b)	furnish promptly such information,

as another Party may reasonably request to (and that other Party shall solely use such access and information to) verify the accuracy of the first Party’s warranties and compliance with the terms of this Agreement. The Parties shall cooperate to adopt such protocols as are reasonably necessary to comply with Applicable Law in order to provide for the protection of any competitively sensitive information that may be shared by the Parties pursuant to this Agreement.

8.	NET FINANCIAL POSITION

8.1	Accounts.

(a)	White, Red and Olive (or, upon adherence to this Agreement, Olive HoldCo) shall by no later than 30 October 2015 provide the other Parties with copies of the consolidated quarterly management accounts of its Transferred or Merged Entities for each of the financial quarters ending on or around 31 December 2014, 31 March 2015 and 30 June 2015.

(b)	White, Red and Olive (or, upon adherence to this Agreement, Olive HoldCo) shall provide the other Parties with copies of the following promptly upon the same becoming available:

(i)	(and in any case within 10 Business Days of the end of the relevant month) the monthly management accounts of its Transferred or Merged Entities

(ii)

(A)	(and in any event within one month of the end of the relevant financial quarter) the quarterly consolidated management accounts together with a balance sheet as at the end of such financial quarter; and

(B)	(and in any event within three months of the end of the relevant year) the annual audited consolidated financial statements,

relating to its Transferred or Merged Entities, and prepared (in the case of the quarterly consolidated management accounts for the financial quarter ending 30 September 2015) on a consistent basis with (and in no less detailed a format as, and in accordance with the same accounting standards as were applicable to) the management accounts delivered pursuant to clause 8.1(a).

8.2	Averaged Working Capital. The Principal Parties shall send one another their written calculations of the Averaged Working Capital of the Black Group, the Olive Group and the White Group, as applicable, and shall meet to discuss the calculation of the same, in each case as soon as practicable after the quarterly management accounts for each of the same are available (and in any case no later than 31 December 2015), and shall use their reasonable endeavours, acting in good faith, to agree the Averaged Working Capital for each of the same. In the event that the Principal Parties are unable to reach agreement on an Averaged Working Capital in respect of any of the Black Group, the Olive Group and/or the White Group by the later of (i) one month after convening for such discussions and (ii) 31 January 2016, they shall refer the calculation of the non-agreed Averaged Working Capital for Expert Determination.

8.3	Testing Date. In each case by no later than 1 April 2016, and as soon as practicable after the issuance of the audited consolidated financial statements for the financial year ending 31 December 2015 (the “Testing Date”) in respect of each of the Black Group, the Olive Group and the White Group, the Principal Parties shall send one another their written calculations of the Black NFP, the Olive NFP and the White NFP (as applicable) and shall meet to discuss the calculation of the same, and the Principal Parties shall use their reasonable endeavours, acting in good faith, to agree the Black NFP, the Olive NFP and the White NFP as soon as practicable thereafter. In the event that the Principal Parties are unable to reach agreement on the Black NFP, the Olive NFP and/or the White NFP by the later of (i) a month after convening for such discussions and (ii) 15 April 2016, they shall refer the calculation of the non-agreed amount for Expert Determination.

8.4	Olive dividends. Save as agreed in Annex F, to the extent that the Olive NFP is more than the Olive NFP Target Olive may declare and pay a dividend before Completion in an amount no more than the lower of:

(a)	€100 million;

(b)	the excess of Olive NFP over the Olive NFP Target; and

(c)	the amount permitted by Applicable Law.

8.5	NFP shortfall. To the extent that:

(a)	the Black NFP is less than the Black NFP Target, Red shall:

(i)	contribute cash funds to the capital of Black;

(ii)	forgive (or procure the forgiveness) of Debt owed by the Black Group to Red or its Affiliates (other than the Black Group); and/or

(iii)	capitalise Debt owed by the Black Group to Red or its Affiliates (other than the Black Group);

in an aggregate amount equal to the shortfall of Black NFP from the Black NFP Target; and/or

(iv)	elect that an amount of such shortfall is treated as an NFP Adjustment Amount (provided that to the extent the aggregate of the amounts contributed, forgiven or capitalised pursuant to the above by 31 March 2016 is less than the shortfall of Black NFP from the Black NFP Target, Red shall be deemed to have elected to treat the balance as an NFP Adjustment Amount for Red);

(b)	the Olive NFP is less than the Olive NFP Target, Olive HoldCo shall:

(i)	contribute cash funds to the capital of Olive;

(ii)	forgive (or procure the forgiveness) of Debt owed by the Olive Group to Olive HoldCo or its Affiliates (other than the Olive Group); and/or

(iii)	capitalise Debt owed by the Olive Group to Olive HoldCo or its Affiliates (other than the Olive Group);

in an aggregate amount equal to the shortfall of Olive NFP from the Olive NFP Target; and/or

(iv)	elect that an amount of such shortfall is treated as an NFP Adjustment Amount (provided that to the extent the aggregate of the amounts contributed, forgiven or capitalised pursuant to the above by 31 March 2016 is less than the shortfall of Olive NFP from the Olive NFP Target, Olive HoldCo shall be deemed to have elected to treat the balance as an NFP Adjustment Amount);

(c)	the White NFP is more than the White NFP Target, the amount of such excess shall be treated as an NFP Adjustment Amount.

9.	COMPLETION

9.1	Subject to clause 3, Completion shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP in New York, USA:

(a)	at 9.30 a.m. (local time) on the first Business Day after the end of the Completion Reference Month; or

(b)	at such other location, date and time as may be mutually agreed by the Parties in writing.

9.2	The Principal Parties shall procure that Orange:

(a)	is, no more than 30 calendar days prior to Completion, re-registered as a public limited company under the Companies Act 2006 (and that, to the extent such re-registration occurs prior to the Completion Date and therefore not substantially simultaneously with the effectiveness of the adoption of the Articles as at Completion, the articles of association of Orange are amended to the extent required in light of such re-registration and change the name of Orange to Coca-Cola European Partners plc); and

(b)	obtains and provides to the other Parties, no more than six months prior to Completion, such valuations and reports as may be necessary under the Companies Act 2006 in respect of the Combination Transactions.

9.3	At Completion, each Party shall comply with their respective obligations set out in Schedule 2.

9.4	Notwithstanding anything to the contrary in this Agreement, Completion shall not be deemed to have taken place until all actions to be performed at Completion have been performed.

9.5	The covenants and other agreements of the Parties contained in this Agreement which by their terms apply or are to be performed in whole or part following Completion shall survive the Completion and the consummation of the transactions contemplated hereby until so performed or terminated.

10.	WARRANTIES

10.1	Each Party warrants to each other Party, in each case as at the date of this Agreement and immediately prior to Completion by reference to the facts and circumstances then subsisting (except that Warranties that by their terms address matters only as of a particular date or only with respect to a specific period of time are given as at such date or the end of such period by reference to the facts and circumstances then subsisting), and in each case except as Disclosed:

(a)	in the case of each Red Seller, in the terms of the warranties set out in Schedule 4 (Red Warranties) (the “Red Warranties”);

(b)	in the case of White, in the terms of the warranties set out in Schedule 5 (White Warranties) (the “White Warranties”);

(c)	in the case of Olive and Olive HoldCo, in the terms of the warranties set out in Schedule 6 (Olive Warranties) (the “Olive Warranties”); and

(d)	in the case of Orange, US HoldCo and MergeCo, in the terms of the warranties set out in Schedule 7 (Orange Warranties) (the “Orange Warranties”).

10.2	Each of the Warranties is separate and independent and shall not be limited by reference to any other Warranty or any warranty or provision of any other Transaction Document.

10.3	Each Party acknowledges and agrees that each other Party has not made and does not make any express or implied warranty in connection with the Combination Transactions other than the Warranties and, as applicable, the warranties stated in the other Transaction Documents.

11.	CONFIDENTIALITY AND ANNOUNCEMENTS

11.1	Subject to clauses 11.4 and 11.5, each Party undertakes to each other Party that it shall not, during the three (3) year period commencing on the Completion Date, disclose to any Person, or use for any purpose other than the evaluation, negotiation and consummation of the transactions contemplated by the Transaction Documents, or the assertion of its rights (or the defence of claims) under the Transaction Documents, any information regarding the business or affairs of any other Party or its Affiliates, or the negotiations of any Transaction Document. The terms of this Agreement shall govern the matters set forth herein and shall, from and after the Completion Date, supersede and replace the terms of the non-disclosure agreements executed by some or all of the Parties in relation to the transactions contemplated hereunder prior to the date of this Agreement.

11.2	If Completion does not take place each Party shall forthwith (without prejudice to the terms of any other non-disclosure arrangements between some or all of the Parties) (i) return, or procure the return of, all documents and information (and any copies thereof) which shall have been made available to such Party, its directors, officers, employees, agents or advisers in the course of negotiations of this Agreement and of the transactions and documents contemplated herein to the disclosing Party and (ii) delete, or procure the deletion of, any such documents and information (and any copies thereof) from any computer or other electronic device under the control of that Party or any director, officer, employee, agent or adviser as aforesaid, save as required for the assertion of its rights or the defence of claims under the Transaction Documents.

11.3	Subject to clauses 5.5(b)(ii), 5.6, 6, 11.4 and 11.5, no announcement or disclosure shall be made or issued by or on behalf of any Party at any time before or after Completion relating to this Agreement or the other Transaction Documents or the terms hereof or thereof or the transactions contemplated by this Agreement or the other Transaction Documents without the written consent of the Parties.

11.4	Clauses 11.1 and 11.3 shall not apply in respect of any disclosure or announcement:

(a)	which is in the terms, made in the manner and made at the time agreed between (i) before Completion, the Principal Parties or (ii) after Completion, the Parties (including the announcement in the form attached hereto as Annex S (or as amended by agreement of the Principal Parties) and any announcements approved pursuant to clauses 5.5(b)(ii), 5.6 and 6);

(b)	which consists of information which:

(i)	became available to the disclosing Party on a non-confidential basis other than pursuant to or in connection with a Transaction Document (to the extent such can be demonstrated from the disclosing Party’s written records) and the source of such disclosure was not known by the disclosing Party to be bound by an obligation of confidentiality to any other Party; or

(ii)	has become public knowledge other than as a result of a breach of any confidentiality agreement (including this Agreement and the confidentiality provisions of any other agreement);

(c)	to the extent required to establish, protect or defend a Party’s rights and interests under this Agreement including in dispute Proceedings pursuant to clause 24 or under other Transaction Documents; or

(d)	which is required to be made under any Applicable Law and in particular by any Governmental Authority, provided in respect of announcements or disclosure that such announcement or disclosure is made by the Party concerned to the extent required by any Applicable Law and after consultation with the other Parties to the extent reasonably practicable.

11.5	Nothing in clauses 11.1 or 11.3 shall prevent any Orange Group Company from using or disclosing any information solely regarding the business or affairs of any Transferred or Merged Entity or Transferred Business after Completion in the manner it sees fit, subject to Applicable Law.

12.	PROTECTIVE COVENANTS

12.1	Waiver of pre-Completion claims. Each of Red and Olive HoldCo hereby covenants that it shall not bring any claims after Completion against its Transferred or Merged Entities which it may have in connection with any misrepresentation, inaccuracy or omission in or from information or advice given by its Transferred or Merged Entities for the purpose of assisting it in connection with the Warranties, and to the extent that any such claim or right of action exists or will exist, waives such claim and releases and forever discharges the relevant Transferred or Merged Entities from all and any liability in respect of it.

12.2	Non-solicitation and no-hire of staff. Each Party shall not, and shall use all reasonable endeavours to procure that each of their Subsidiaries shall not, directly or indirectly whether on their own account or on behalf of any entity, from the date of this Agreement until the third anniversary of the date of this Agreement (or, where Completion occurs, Completion) solicit or endeavour to entice away from another Party or its Subsidiaries any Key Employee or hire or enter into a contract for employment or a contract for the services of any Key Employee (provided that the above restriction shall not prohibit (i) solicitation by general advertisements for employment (including any recruitment endeavours conducted by any recruitment agency, provided that they are not directed at a Key Employee), (ii) solicitation, hire or entry into contracts following the cessation of such Key Employee’s employment with the relevant Person without any solicitation or encouragement by the relevant Party or its affiliates, or (iii) the solicitation, hire, or entry into contracts with, or secondment of, any Key Employee by Red, White, Olive and Olive HoldCo or their respective Subsidiaries to the extent mutually agreed among the relevant Parties, including in the Transaction Documents).

12.3	Exclusivity.

(a)	Except as expressly permitted under this clause 12.3 from and after the date of this Agreement until Completion, each of Olive, Olive HoldCo and Red (White being subject to corresponding obligations under Section 5.2 of the White Merger Agreement, with which obligations it undertakes to comply) shall not, and shall cause its Subsidiaries (and in the case of Olive and Olive HoldCo, the Olive Shareholders party to the Olive Framework Agreement), and its and its Subsidiaries’ (and in the case of Olive and Olive HoldCo, the Olive Shareholders party to the Olive Framework Agreement’s) respective Representatives not to, directly or indirectly:

(i)	solicit, initiate, facilitate or encourage or otherwise facilitate the submission of any Acquisition Proposal;

(ii)	enter into or participate in any discussions or negotiations with, furnish any information relating to that Party or its Subsidiaries or afford access to the business, properties or records of that Party or its Subsidiaries to, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any Person that is seeking to make, or has made, an Acquisition Proposal;

(iii)	modify in a manner that makes less restrictive, grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of that Party or its Subsidiaries; or

(iv)	enter into, approve or recommend any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar Contract or instrument relating to an Acquisition Proposal.

12.4	Certain Exchange Act matters. Prior to Completion, each of Orange and White shall take all such steps as may be required to cause (a) any disposition of Orange Shares or White Common Stock (including derivative securities with respect to Orange Shares or White Common Stock) resulting from the White Merger or the Combination Transactions and the other transactions contemplated by this Agreement or any other Transaction Document by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to White immediately prior to Completion to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Orange Shares or White Common Stock (including derivative securities with respect Orange Shares or White Common Stock) resulting from the White Merger, the Combination Transactions or any other transactions contemplated by this Agreement or any other Transaction Document, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Orange to be exempt under Rule 16b-3 promulgated under the Exchange Act.

12.5	Coordination regarding disputes. If there is any:

(a)	shareholder litigation against any Party or its directors or executive officers relating to the Combination Transactions or any other transaction contemplated by this Agreement or any other Transaction Document; and/or

(b)	exercise of any appraisal rights under Section 262 of the DGCL in respect of the White Merger,

the relevant Party shall consult and cooperate with the (other) Principal Parties in the defence or settlement of such shareholder litigation or appraisal rights (other than any litigation or settlement where the interests of such Party or its Affiliates are adverse to those of the other Parties or their respective Affiliates), and each Party agrees that it will not settle or compromise any such litigation without the prior written consent of all Principal Parties (such consent not to be unreasonably withheld, conditioned or delayed).

12.6	Employee Benefits.

(a)	Orange shall cause its Subsidiaries to provide each officer and employee with aggregate compensation and remuneration (which may comprise some or all of base salary or wages, cash bonuses, other incentive opportunities and other benefits), the overall effect of which is substantially comparable when considered in the aggregate to the total levels of his or her compensation and remuneration in effect immediately before Completion from the Completion Date through and including 31 December 2017, or for such shorter period as such officer or employee remains employed by Orange or any of its Subsidiaries, unless otherwise required by Applicable Law or Contract. Notwithstanding the foregoing, nothing in this clause 12.6 is intended to confer upon any officer or employee of Orange or any of its Subsidiaries or any other Person, any right to employment, continued employment for any period or continued receipt, of any specific compensation or benefits, rights to enforce the provisions of this clause 12.6 as a third-party beneficiary or shall otherwise constitute an amendment to or any other modification of any plan, program, agreement, arrangement or policy, including without limitation, any Benefit Plan.

(b)	The Principal Parties shall cooperate to agree the manner in and terms on which Orange shall: (i) on and from the Completion Date, assume (so far as reasonably practicable and permitted by Applicable Law) the White Equity Awards or instead establish Orange equity award plans to accept the rollover and replacement of White Equity Awards pursuant to the White Merger Agreement; and (ii) after the Completion Date, establish new equity award plans, on terms to be agreed among the Principal Parties, pursuant to which Orange may grant equity awards to eligible employees of the Orange Group from time to time.

13.	TERMINATION

13.1	Termination in relation to Conditions. If:

(a)	Completion has not occurred on or before 5 p.m. New York time on the Long Stop Date; or

(b)	a Condition at any time becomes impossible to fulfil on or before 5 p.m. New York time on the Long Stop Date and any of the Parties whose waiver of the same would be required under clause 4.1 for an effective waiver of the same confirm in writing that they do not intend to waive the same, then this Agreement may be terminated by any Principal Party (provided that Principal Party has complied with its obligations under clause 3 and clause 6 in respect of such Condition(s)) by notice given to the other Parties at any time after such date.

13.2	Termination in relation to breach.

(a)

If Red shall have breached or failed to perform in any material respect any of their covenants or agreements contained in this Agreement or if any of their warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a Red MAE Breach and (2) is not reasonably capable of being cured (or is not cured) by 5 p.m. on the Long Stop Date, or if curable, White or Olive HoldCo shall have given Red notice (with a copy to the other Parties), stating White’s or Olive HoldCo’s, as applicable, intention to terminate this Agreement pursuant to this clause and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured within 30 days following the delivery of such written notice, then White or Olive HoldCo may terminate this Agreement by written notice given to the other Parties at any time after such date.

(b)	If White shall have breached or failed to perform in any material respect any of its covenants or agreements contained in this Agreement or if any of its warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a White MAE Breach and (2) is not reasonably capable of being cured (or is not cured) by 5 p.m. on the Long Stop Date, or if curable, Red or Olive HoldCo shall have given White notice (with a copy to the other Parties), stating Red’s or Olive HoldCo’s, as applicable, intention to terminate this Agreement pursuant to this clause and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured within 30 days following the delivery of such written notice, then either Red or Olive HoldCo may terminate this Agreement by written notice given to the other Parties at any time after such date.

(c)	If Olive HoldCo or Olive shall have breached or failed to perform in any material respect any of its covenants or agreements contained in this Agreement or if any of its warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in an Olive MAE Breach and (2) is not reasonably capable of being cured (or is not cured) by 5 p.m. on the Long Stop Date, or if curable, White or Red shall have given Olive HoldCo or Olive notice (with a copy to the other Parties), stating White’s or Red’s, as applicable, intention to terminate this Agreement pursuant to this clause and the basis for such termination and such breach, failure to perform or inaccuracy shall not have been cured within 30 days following the delivery of such written notice, then either White or Red may terminate this Agreement by written notice given to the other Parties at any time after such date.

13.3	Termination in relation to White Merger Agreement matters. This Agreement shall terminate automatically, without the need for any further action by the Parties, if the White Merger Agreement is terminated by any party thereto or terminates by its terms.

13.4	Effect of termination. If this Agreement is terminated pursuant to this clause 13 all of the provisions of this Agreement shall cease to have effect except that:

(a)	the Continuing Rights and Obligations shall continue to apply following such termination;

(b)	all rights and obligations of the Parties that have accrued prior to such termination shall continue to exist; and

(c)	to the extent Orange is entitled to the Termination Fee (as defined in the White Merger Agreement) under the White Merger Agreement, such Termination Fee shall be paid directly to each of Red and Olive as follows: 65.38% to Olive and 34.62% to Red, as Orange’s designees for the purposes of Section 7.2(g) of the White Merger Agreement (and Section 7.2(e) of the White Merger Agreement shall apply by its terms, including as to the Termination Fee being liquidated damages).

14.	POST-COMPLETION LIABILITY AND COVENANTS

14.1	Liability. Schedule 8 shall apply in respect of the Warranties and the liabilities of the Parties’ in respect thereof (and, for the avoidance of doubt, the sole remedy of any Party in respect of the Warranties shall be as set forth in Schedule 8). Each other covenant or agreement of the Parties in this Agreement shall not survive beyond, and no Party shall have any liability in respect thereof after, Completion, other than any covenant or agreement that by its terms contemplates performance after Completion (including this clause 14, and clauses 11, 12.1, 12.2, 12.5 and 12.6) which shall survive until fully performed, and other than the agreements of the Parties pursuant to clauses 16 to 24 (inclusive).

14.2

Transitional services. The Parties shall work together in good faith and use their reasonable endeavours to agree the terms of, and execute, transitional services agreements pursuant to which the Non-Merger

Contributing Parties shall provide the Orange Group with certain of the services provided to the Transferred Businesses as of the date hereof (Orange, with the assistance at Orange’s cost of the Non-Merger Contributing Party in respect of the relevant Transferred Business, having used its reasonable endeavours to procure the replacement of such transitional service by a third party provider or by its own staff) for a transitional period post-Completion (such, the “Transitional Services Agreements”).

14.3	Reverse transitional services. The Parties shall work together in good faith and use their reasonable endeavours to agree the terms of, and execute, transitional services agreements pursuant to which the Orange Group shall provide the Non-Merger Contributing Parties or their Affiliates with certain of the services provided by the Transferred Businesses to such Person(s) as at the date hereof (such Non-Merger Contributing Party at its own costs having used its reasonable endeavours to procure the replacement of such transitional service by a third party provider or by its own staff) for a transitional period post-Completion (such, the “Reverse Transitional Services Agreements”, which may be incorporated into the Transitional Services Agreements).

14.4	Books and records.

(a)	At Completion, each Non-Merger Contributing Party shall transfer to Orange:

(i)	all books and records (whether stored electronically or otherwise) relating exclusively to the Transferred or Merged Entities owned by it; and

(ii)	subject to the Confidentiality Proviso, copies of such portions of any material books and records (whether stored electronically or otherwise) which contain material information regarding the Transferred or Merged Entities owned by it which would reasonably be expected to be held by such Transferred or Merged Entity, prior to Completion duly written up to immediately before Completion and which are not in the possession of the relevant Transferred or Merged Entities. Each Non-Merger Contributing Party may (provided they deliver to Orange and the relevant Transferred or Merged Entities original certified copies of such of the same they would otherwise be required to deliver to Orange hereunder) retain such of such books, records or other supporting documentation required to substantiate that Non-Merger Contributing Party’s position in relation to Taxation as they are required to retain under Applicable Law (which retained books, records or other supporting documentation shall, for the avoidance of doubt, be subject to clause 14.4(b)).

(b)	For a period of five (5) years after the Completion Date, each Non-Merger Contributing Party shall maintain and upon the reasonable request of Orange provide copies to Orange of any books or records which relate (but not exclusively) to its Transferred Business and which are retained by such Non-Merger Contributing Party.

14.5	Directors’ and officers’ indemnification and insurance.

(a)	Orange agrees to comply with its obligations under Section 5.4 of the White Merger Agreement with respect to White. The remaining provisions of this clause apply only in respect of the Transferred or Merged Entities of Red or Olive HoldCo and the present and former directors, officers and employees thereof.

(b)	From and after Completion, Orange shall cause each Transferred or Merged Entity of Red or Olive HoldCo to honour and fulfil in all material respects its obligations under any and all indemnification agreements between the same and any of its current or former directors and officers and any Person who becomes a director or officer of the same or any of its Subsidiaries prior to Completion (such Persons, “Indemnified Persons”). In addition, during the period commencing at Completion and ending on the sixth (6th) anniversary of Completion, Orange shall cause each Transferred or Merged Entity of Red or Olive HoldCo to cause the Constitutional Documents of the same to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favourable as the indemnification, exculpation and advancement of expenses provisions set forth in the Constitutional Documents of the same as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner adverse to any Indemnified Person except as required by Applicable Law.

(c)	Without limiting the generality of the provisions of clause 14.5(b), during the period commencing at Completion and ending on the sixth (6th) anniversary of Completion, Orange shall cause each

Transferred or Merged Entity of Red or Olive HoldCo to indemnify each Indemnified Person from and against any losses in connection with any Proceeding to the fullest extent that such Transferred or Merged Entity of Red or Olive HoldCo would have been permitted to do so under Applicable Law, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of a Transferred or Merged Entity of Red or Olive HoldCo or any of its Affiliates for such action or omission, or alleged action or omission, that occurred prior to or at Completion; provided, however, that if, at any time prior to the sixth (6th) anniversary of Completion, any Indemnified Person delivers to a Transferred or Merged Entity of Red or Olive HoldCo in good faith a written notice asserting a bona fide claim for indemnification under this clause 14.5(c), then such claim asserted in such notice shall survive the sixth (6th) anniversary of Completion until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Orange Group shall have the right to control the defence thereof after Completion, and (ii) each Indemnified Person shall be entitled at his or her sole cost and expense to retain his or her own counsel, whether or not the Orange Group shall elect to control the defence of any such claim, proceeding, investigation or inquiry. Notwithstanding anything to the contrary set forth in this clause 14.5(c) or elsewhere in this Agreement, no member of the Orange Group shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes a full release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(d)	Prior to Completion, Red and Olive HoldCo shall (or shall procure that their Transferred or Merged Entities shall) obtain and fully pay the premium (in each case, at Orange’s expense) for the extension of (i) the directors’ and officers’ liability coverage of their respective Transferred or Merged Entities existing directors’ and officers’ insurance policies and (ii) their respective Transferred or Merged Entities’ existing fiduciary liability insurance policies, in each case, as described in the relevant Disclosure Letter (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after Completion with respect to any claim involving any Indemnified Person in respect of acts or omissions occurring prior to Completion and with a carrier and upon terms that are reasonably acceptable to Red and Olive HoldCo and that are, with respect to coverage and amount, no less favourable than those of their Transferred or Merged Entities’ existing D&O Insurance; provided that the aggregate cost of such policy shall not exceed 300% of such Transferred or Merged Entity’s annual premium for D&O Insurance for the year ended 31 December 2014.

(e)	Orange shall procure that if the Transferred or Merged Entities of Red or Olive HoldCo (or Orange) or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that their successors and assigns shall assume all of the obligations of the Transferred or Merged Entities of Red or Olive HoldCo (or Orange) set forth in this clause 14.5.

(f)

The obligations set forth in this clause 14.5 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in clause 14.5(d) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in clause 14.5(d) (and their heirs and representatives). Each of the Indemnified Persons or other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in clause

14.5(d) (and their heirs and representatives) are intended to be third party beneficiaries of this clause 14.5, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in clause 14.5(d) (and their heirs and representatives)) under this clause 14.5 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the Constitutional Documents of, and/or any and all indemnification agreements of or entered into by, the Transferred or Merged Entities of Red or Olive HoldCo, or Applicable Law.

(g)	Nothing in this clause 14.5 is intended to entitle any party to recover any amounts in connection with this clause 14.5 to the extent that such party or any of its Affiliates has already recovered such amount pursuant to this Agreement.

(h)	Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Transferred or Merged Entities of Red or Olive HoldCo for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this clause 14.5 is not prior to or in substitution for any such claims under such policies.

15.	COSTS AND TRANSACTION FEE

15.1	In the event that this Agreement is terminated prior to Completion, then within 15 Business Days of the termination of this Agreement, the Principal Parties shall make such payments to one another and the Orange Group Companies as are necessary to ensure that the fees, costs and expenses described in Annex T have economically been borne by such Principal Parties in the following proportions: Red 18%, White 48% and Olive and Olive HoldCo 34%; provided that, notwithstanding anything in Annex T to the contrary, each Principal Party shall bear all other costs and expenses incurred by such Principal Party and its Transferred or Merged Entities in connection with the negotiation, preparation, execution and implementation of this Agreement and the other Transaction Documents, including the costs of such Principal Party or its Transferred or Merged Entities’ advisors incurred in connection with the matters set forth on Annex T. If Completion occurs, Orange shall be responsible for fees, costs and expenses incurred by the Principal Parties or their Affiliates and the Orange Group and its Subsidiaries (including Transferred or Merged Entities) or on their behalf in connection with the negotiation, preparation, execution and implementation of this Agreement and the other Transaction Documents, including the fees and expenses of their respective advisors.

15.2	Any payments pursuant to, or liabilities or receivables (contingent or otherwise) arising under, clause 15.1 shall be disregarded in the calculation of the Black NFP, Olive NFP and White NFP, for the avoidance of doubt whether or not due and/or payable as at or before the Testing Date.

16.	FURTHER ASSURANCE

Subject to the terms and conditions of this Agreement, at all times after the date of this Agreement, each Party shall, promptly upon being required to do so by any other Party, do or procure the doing of such acts and things and execute or procure the execution of all such documents in a form reasonably satisfactory to the requesting Party as it may from time to time reasonably require in order to give full effect to this Agreement and to any other Transaction Documents to which it is a party and to secure to all other Parties the full benefit of the rights, powers and remedies conferred on such Parties in this Agreement and the relevant Transaction Document (as applicable). Further to the above, the Principal Parties shall as promptly as practicable (and in any event no later than 45 calendar days) following the date hereof establish a working group to identify and oversee the workstreams necessary to implement the Combination Transactions.

17.	ASSIGNMENT

No Party shall (nor shall it purport to) assign, transfer, charge, put in trust or otherwise deal with the benefit of all or any of its rights or interests under this Agreement, nor subcontract or otherwise deal with all or any of its obligations under this Agreement, provided that Orange, US HoldCo or MergeCo may assign its rights hereunder to one or more of the wholly owned Subsidiaries of Orange, provided further that no such assignment shall relieve Orange, US HoldCo or MergeCo of its obligations under this Agreement.

18.	THIRD PARTY RIGHTS; OLIVE HOLDCO ADHERENCE

18.1	Subject to clause 18.2, the Parties do not intend that any term of this Agreement should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any Person who is not a Party to this Agreement.

18.2	The Parties acknowledge that:

(a)	clause 12.1 confers a benefit on the Orange Group and the Parties intend that clause 12.1 should be enforceable by the Orange Group Companies, notwithstanding any such Orange Group Company (save Orange, US HoldCo and MergeCo) not being a party to this Agreement; and

(b)	clause 14.5 confers a benefit on the Indemnified Persons and the Parties intend that clause 14.5 should be enforceable by the Indemnified Persons, notwithstanding such not being a party to this Agreement, provided that (except to the extent expressly set out in clause 14.5) this Agreement may be terminated and any term may be amended or waived without the consent of any Person not party hereto.

18.3	Without prejudice to the Olive Framework Agreement, Olive shall use all reasonable endeavours to procure that Olive HoldCo adheres to this Agreement in accordance with the terms of the Olive Framework Agreement. Upon such adherence:

(a)	Olive HoldCo shall become a party hereto for all intents and purposes as if a party thereto from the date hereof, and shall be subject to the obligations specified in respect of it and Olive herein; and

(b)	where no less than 80% of the Olive Shares have been transferred to Olive HoldCo in accordance with the Olive Framework Agreement, Olive’s obligations hereunder (including with respect to any accrued liabilities and obligations) shall be assumed in their entirety by Olive HoldCo and upon such assumption shall cease to bind Olive.

18.4	Pending such adherence, Olive shall be bound by (and liable for any breach of) any and all obligations and provisions stated to apply in respect of Olive HoldCo (and shall, where Olive HoldCo is required to comply an act or omission by, or fact in respect of, Olive, itself procure such act, omission or fact), in addition to those obligations and provisions stated to apply in respect of it.

19.	VARIATION AND WAIVER

19.1	No variation of this Agreement shall be effective unless made in writing, expressed to be a variation of this Agreement and signed by or on behalf of all of the Parties, provided (without prejudice to the foregoing) that following receipt of the White Stockholder Approval, there shall be no variations of this Agreement or the other Transaction Documents which under Applicable Law would require further approval by the White Stockholders without such further approval.

19.2	No failure or delay by a Party in exercising any right, power or remedy provided by Applicable Law or under this Agreement shall operate as a waiver of that right, power or remedy or of some other right, power or remedy nor shall any partial exercise thereof preclude any further exercise of the same or of some other right, power or remedy. The rights and remedies provided under this Agreement are cumulative and are not exclusive of any rights and remedies provided by Applicable Law or otherwise.

19.3	Any waiver of any right, power or remedy under this Agreement shall be in writing executed by the relevant grantor and may be given subject to such conditions as the grantor may in its absolute discretion decide. Any such waiver (unless otherwise specified) shall only be a waiver in the particular instance and for the particular purpose for which it was given.

20.	INVALIDITY

20.1	If any provision is held to be invalid or unenforceable in any respect, but would be valid and enforceable if deleted in part or reduced in application, such provision shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

20.2	Each of the provisions of this Agreement is severable. Without prejudice to the foregoing or Clause 20.1, if any provision is held to be invalid or unenforceable:

(a)	such provision shall to that extent be deemed not to form part of this Agreement, but the validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired as long as the fundamental relations between the Parties are not materially altered; and

(b)	the Parties shall negotiate in good faith to replace any invalid or unenforceable provision with a term or provision that is valid and enforceable in the relevant jurisdiction and that comes closest to expressing the intention of the invalid or unenforceable provision in such jurisdiction.

Notwithstanding the foregoing, the Parties intend the remedies and limitations contained in Clauses 6.4(d), 12.1, 14 and 15 of this Agreement should be construed as an integral part of the transactions contemplated hereby and shall not be severable.

21.	INTEREST AND CONVERSION

If a Party defaults in the payment when due of any sum payable under this Agreement and such amount is not paid by the 10th day after such payment is due such sum shall bear interest at the rate of one-month LIBOR plus 25 basis points per annum, for the period from but excluding the due date up to and including the date of actual payment (after as well as before judgment). Such interest shall accrue from day to day and shall be compounded monthly.

22.	NOTICES

22.1	All notices, consents and other communications hereunder shall be in writing and in the English language and shall have been duly given and shall be deemed to have been served on the Party for whom such communication is intended when: (a) delivered by hand or by courier, at the address of such Party set forth below (or to such other Person or at such other address for a Party as shall be specified by like notice); or (b) delivered by fax at the time that a transmission report is generated by the sender’s fax machine confirming that all pages were successfully transmitted to the number set forth below in respect of such Party (or to such other Person or at such other number as shall be specified by like notice); or (c) if an email address is set forth below in respect of such Party, received (as evidenced by a delivery receipt) by email at such email address (or to such other Person or at such other email address for a Party as shall be specified by like notice) with a copy delivered by hand or sent by courier or fax in accordance with the above:

if to Red (for the avoidance of doubt, including any Red Seller):

Southgate,

Dublin Road,

Drogheda,

County Meath,

Ireland

Attention: Miriam Doyle

Fax: to be notified

Email: midoyle@coca-cola.com

with a copy to their counsel Cleary Gottlieb Steen & Hamilton LLP at:

One Liberty Plaza, New York NY 10006, United States of America (marked for the attention of Matthew P. Salerno), fax +1 212 225 3999, email msalerno@cgsh.com

City Place House, 55 Basinghall Street, London EC2V 5EH, England (marked for the attention of Simon Jay), fax +44 20 7600 1698, email sjay@cgsh.com if to White:

2500 Windy Ridge Parkway

Atlanta, GA 30339

United States of America

Attention: John Parker

Fax: +1(770) 989-3784

Email: johnparker@cokecce.com

with a copy to their counsel

Cahill Gordon & Reindel LLP at 80 Pine Street, New York, NY 10005, United States of America (marked for the attention of Helene Banks and John Schuster), fax +1(212) 269-5420, email hbanks@cahill.com and jschuster@cahill.com

Slaughter and May at One Bunhill Row, London EC1Y 8YY, UK (marked for the attention of William Underhill), fax +44207090 5000, email William.underhill@slaughterandmay if to Olive or Olive HoldCo:

Coca-Cola Iberian Partners, S.A.

Paseo de la Castellana, 259-C (Torre de Cristal),

Planta 9, 28046,

Madrid

Attention: Ms. Isabela Pérez Nivela, General Counsel

Fax: +34 913075807

E-mail: iperezn@cciberianpartners.com

with a copy to their counsel:

Allen & Overy LLP, One Bishops Square, London E1 6AD, United Kingdom (marked for the attention of Edward Barnett) fax +44203 088 0088, email Edward.Barnett@AllenOvery.com

Uría Menéndez Abogados, S.L.P., Avenida Diagonal 514, 08006, Barcelona, Spain (marked for the attention of Antonio Herrera and Eduardo Bagaría), fax +34 93 416 51 11, e-mail Antonio.Herrera@uria.com; Eduardo.Bagaria@uria.com if to Orange, US HoldCo or MergeCo:

each other Party

22.2	If under the provisions of this clause 22 any notice, consent or other communication is duly given on a day that is not a business day in the territory of the recipient or is duly given after 17:00 hours local time on a business day in the territory of the recipient, it shall be deemed to be given on the next following business day in the territory of the recipient.

22.3	The provisions of this clause 22 shall (without prejudice to clause 24.3) also apply to the service of any Proceedings or judgment arising out of or in connection with this Agreement.

23.	MISCELLANEOUS

23.1	This Agreement may be executed (in original, facsimile or other electronic means) in any number of counterparts and by the Parties on different counterparts but shall not be effective until all Parties have executed at least one counterpart. Each counterpart shall be deemed an original and all counterparts shall together constitute a single agreement.

23.2	The Parties’ liability under and in relation to this Agreement shall be several, not joint and several.

23.3	Nothing in this Agreement shall create a partnership or establish a relationship of principal and agent or any other fiduciary relationship between or among any of the Parties, save that:

(a)	each other Red Seller appoints Red 1 as its agent and representative for the purposes of this Agreement, and accordingly Red 1 may act, correspond, give notices, requests and directions, and otherwise exercise rights under this Agreement in the name of the other Red Sellers and accordingly as Red; and

(b)	each of MergeCo and US HoldCo appoints Orange as its agent and representative for the purposes of this Agreement, and accordingly Orange may act, correspond, give notices, requests and directions, and otherwise exercise rights under this Agreement in the name of MergeCo and US HoldCo.

23.4	This Agreement (including the documents and the instruments referred to herein) and the other Transaction Documents constitute the entire agreement and supersede all prior agreements, understandings, representations, warranties and arrangements of whatever nature whatsoever, both written and oral, among the Parties with respect to the subject matter of this Agreement and the other Transaction Documents.

23.5	Each Party acknowledges that in entering into this Agreement it has not relied on any statements or representations (whether made innocently or negligently) other than such as are contained in the Transaction Documents.

23.6	Save as otherwise stipulated herein, in the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, this Agreement shall govern as among the Parties.

23.7	Each Party agrees that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of their breach, damages would not be an adequate remedy, and each Party shall be entitled to specific performance; and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance relief.

24.	GOVERNING LAW

24.1	This Agreement and any non-contractual obligation arising out of or in connection with it shall be governed by and construed in accordance with English law, provided, however, that (a) the White Merger and the interpretation of the duties of directors and officers of White shall be governed by, and construed in accordance with, the laws of the State of Delaware, (b) the interpretation of the duties of directors and officers of Olive and Olive HoldCo shall be governed by, and construed in accordance with, Spanish law and (c) the interpretation of the duties of directors and officers of Black shall be governed by, and construed in accordance with, German law.

24.2	Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement or any other Transaction Document, including any dispute regarding its validity or termination, or the performance or breach thereof, as well as any non-contractual obligation arising out of or in connection with it, shall be subject to the jurisdiction of the English courts to which the Parties hereby submit and each of the Parties hereby waives any objection to any proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inappropriate forum.

24.3

(a)	Each Red Seller shall at all times maintain an agent for service of process in England in relation to any matter arising out of or in connection with this Agreement. Such agent shall be Coca-Cola Beverages Ltd. (FAO Sarah Doherty, Legal Counsel) of 1/A Wimpole Street, London W1G 0EA, UK and service of any claim form, judgment or other notice of legal process shall be sufficiently served on such Party if served upon such agent. Each Red Seller shall inform the other Parties in writing of any change in its process agent or the address of its process agent within seven days of such change. Each Red Seller shall appoint a new process agent if its original process agent ceases to have an address in England and shall give notice in writing to the other Parties of such new process agent within seven days of its appointment.

(b)	White shall at all times maintain an agent for service of process in England in relation to any matter arising out of or in connection with this Agreement. Such agent shall be Coca-Cola Enterprises Ltd. of Bankers Road, Uxbridge, Middlesex UB8 1EZ, United Kingdom and service of any claim form, judgment or other notice of legal process shall be sufficiently served on such Party if served upon such agent. White shall inform the other Parties in writing of any change in its process agent or the address of its process agent within seven days of such change. White shall appoint a new process agent if its original process agent ceases to have an address in England and shall give notice in writing to the other Parties of such new process agent within seven days of its appointment.

(c)	Olive and Olive HoldCo shall at all times maintain an agent for service of process in England in relation to any matter arising out of or in connection with this Agreement. Such agent shall be Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom and service of any claim form, judgment or other notice of legal process shall be sufficiently served on such Party if served upon such agent. Olive and Olive HoldCo shall inform the other Parties in writing of any change in its process agent or the address of its process agent within seven days of such change. Olive and Olive HoldCo shall appoint a new process agent if its original process agent ceases to have an address in England and shall give notice in writing to the other Parties of such new process agent within seven days of its appointment

IN WITNESS WHEREOF this Agreement has been executed and delivered as a deed, as of the date first written above.

Executed and delivered as a deed by	)
European Refreshments	)
by:	)
)
)
)
)
(authorised signatory /attorney in fact)

in the presence of:

(witness signature)

(witness’ name)

(witness’ address)

Executed and delivered as a deed by	)
Coca-Cola Gesellschaft mit beschränkter	)
Haftung	)
by:	)
)
)
)
(authorised signatory)

in the presence of:

(witness signature)

(witness’ name)

(witness’ address)

Executed and delivered as a deed by	)
Vivaqa Beteiligungs GmbH & Co. KG	)
by:	)
)
)
)
)
(authorised signatory)

in the presence of:

(witness signature)

(witness’ name)

(witness’ address)

Executed and delivered as a deed by	)
Coca-Cola Enterprises, Inc.	)
by:	)
)
)
)
)
(authorised signatory / attorney)

in the presence of:

(witness signature)

(witness’ name)

(witness’ address)

Executed and delivered as a deed by	)
Coca-Cola Iberian Partners, S.A.	)
by:	)
)
)
)
)
(authorised signatory / attorney)

in the presence of:

(witness signature)

(witness’ name)

(witness’ address)

Executed and delivered as a deed by	)
Coca-Cola European Partners Limited	)
(formerly Spark Orange Limited))
by:	)
)
)
)
(authorised signatory / attorney)

in the presence of:

(witness signature)

(witness’ name)

(witness’ address)

Executed and delivered as a deed by	)
Orange U.S. HoldCo, LLC	)
by:	)
)
)
)
)
(authorised signatory / attorney)

in the presence of:

(witness signature)

(witness’ name)

(witness’ address)

Executed and delivered as a deed by	)
Orange MergeCo, LLC	)
by:	)
)
)
)
)
(authorised signatory / attorney)

in the presence of:

(witness signature)

(witness’ name)

(witness’ address)

SCHEDULE 1

ORANGE SHARE ALLOCATION

Base numbers

“White Dilution Shares” means a number of shares of White Common Stock in an amount equal to (i) the number of shares of White Common Stock subject to, underlying or issuable in connection with the vesting, settlement or exercise of all White Equity Awards as of immediately prior to Completion minus (ii) the number of shares of White Common Stock that could be purchased with the aggregate exercise price in respect of any outstanding in the money White Equity Awards, assuming a price per share of White Common Stock equal to the closing price of White Common Stock at close of trading on the trading day immediately prior to Completion.

“Diluted Orange Share Count” means the quotient of (i) the sum of (A) the White Diluted Share Count and (B) the White NFP Shares divided by (ii) 48%.

“Base Olive Shares” means the Diluted Orange Share Count multiplied by 34%.

“Base Red Shares” means the Diluted Orange Share Count multiplied by 18%.

“White Outstanding Shares” means the White Common Stock outstanding immediately prior to Completion (including, for the avoidance of doubt, the Dissenting Shares as defined in the Merger Agreement).

“White Diluted Share Count” means the sum of (i) the White Outstanding Shares and (ii) the White Dilution Shares.

Olive hold out

“Olive HoldCo Holdout Shares” means the Base Olive Shares multiplied by the Olive HoldOut Percentage.

“Olive Holdout Adjusted Share Count” means the excess, if any, of (i) the number of Olive Shares held by the Olive Holdout Shareholders over (ii) the quotient of (A) the Olive HoldOut Retention divided by (B) the Olive Per Share Price.

“Olive HoldOut Percentage” means a fraction, expressed as a percentage, (i) the numerator of which is the Olive Holdout Adjusted Share Count and (ii) the denominator of which is the total number of issued and outstanding Olive Shares.

“Olive Per Share Price” means the quotient of (i) the Implied Olive Price divided by (ii) the number of issued and outstanding Olive Shares.

“Implied Olive Price” means the product of (i) the Olive Base Shares and (ii) the Further Adjusted NFP Share Price.

NFP adjustments

“Base Share Price” means (i) the volume weighted average trading price of White Common Stock over the ten (10) trading days prior to the Testing Date minus (ii) $14.50.

“Red NFP Deduction Shares” means the NFP Adjustment Amount for Red divided by the Further Adjusted NFP Share Price.

“Olive NFP Deduction Shares” means the NFP Adjustment Amount for Olive HoldCo divided by the Further Adjusted NFP Share Price.

“White NFP Shares” means the NFP Adjustment Amount for White divided by the Adjusted NFP Share Price.

“Adjusted NFP Share Price” means the quotient of (i) the NFP Adjusted Implied Equity Value divided by (ii) the White Diluted Share Count.

“Further Adjusted NFP Share Price” means the quotient of (i) the NFP Adjusted Implied Equity Value divided by (ii) the White Outstanding Shares.

“NFP Implied Equity Value” means the product of (i) the Base Share Price and (ii) the White Outstanding Shares.

“NFP Adjusted Implied Equity Value” means the excess of (i) the NFP Implied Equity Value over (ii) the NFP Adjustment Amount for White.

Consideration shares

“Olive Consideration Shares” means the Base Olive Shares minus the Olive HoldCo Holdout Shares, minus the Olive NFP Deduction Shares.

“Red Consideration Shares” means the Base Red Shares minus the Red NFP Deduction Shares.

SCHEDULE 2

COMPLETION OBLIGATIONS

At Completion, the following steps shall be taken in compliance with the Step Plan, and the Parties shall otherwise take such further steps and execute such further documents as they may agree to be necessary in order to comply with the Step Plan.

PART 1

RED’s OBLIGATIONS

1.1	At Completion, each Red Seller shall comply with its obligations under the Black Contribution Agreement, and Red shall deliver to Orange:

(a)	their corporate approvals in respect of the transactions contemplated by the Transaction Documents and any power of attorney under which any Transaction Documents are, or are to be, executed by the Red Sellers or Black or other evidence of the authority of any Person signing the same on the Red Sellers’ or Black’s behalf;

(b)	letters of resignation in the agreed terms of each of those managing directors (Geschäftsführer) and/or those members of the supervisory board (Aufsichtsratsmitglieder) of each Black Group Company nominated for appointment by Red (for the avoidance of doubt, in relation to Black’s supervisory board (Aufsichtsrat) such obligation shall only extend to such supervisory board members (Aufsichtsratsmitglieder) which are representatives of the shareholders) that have been requested to resign by the Principal Parties no later than 15 Business Days prior to Completion, from his office as a managing director (Geschäftsführer) and/or member of the supervisory board (Aufsichtsratsmitglied) and, if applicable, as an employee, including a waiver of all claims against the Black Group;

(c)	the books and records referred to in clause 14.4(a), together with originals of the Constitutional Documents, certificates of incorporation, registration of amendments relating to the Constitutional Documents and tax registration of Black, to the extent not held by a Black Group Company;

(d)	the Shareholders Agreement and Registration Rights Agreement signed by Red;

(e)	to the extent a shareholder in Orange, the New Orange Articles Resolution signed by Red;

(f)	the Orange Bottling Agreements to which Red or an Affiliate of Red (other than the Orange Group) is to be party, signed by Red or such Affiliate (as applicable); and

(g)	such other documents as the Principal Parties may agree.

1.2	On or prior to Completion, Red shall procure the passing, and deliver to Orange duly certified copies, of the following:

(a)	resolutions of the Red Sellers in their capacity as shareholders of Black:

(i)	changing the accounting reference date of Black to the reference date agreed by the Parties to be applicable to Orange; and

(ii)	appointing the members of the supervisory board (Aufsichtsratsmitglieder) that have been requested to be appointed by the Principal Parties prior to Completion; and

(b)	resolutions of the supervisory board (Aufsichtsrat) of Black:

(i)	accepting the resignations referred to in paragraph 1.1(b) and appointing such persons as the Principal Parties may nominate to replace the managing directors (Geschäftsführer); and

(ii)	approving (to the extent not previously approved) the transfer of the Black Shares held by each Red Seller to Orange in accordance with the articles of association of Black; and

(c)	a written notification of Black’s management (Geschäftsführung) granting Black’s consent to the transfer of the Black Shares held by each Red Seller to Orange based on a resolution of Black’s supervisory board (Aufsichtsrat) approving such transfer of the Black Shares.

1.3	At Completion, each Red Seller shall execute the Black Contribution Agreement (including delivery of a copy of the waiver which is referred to in Preamble (E) of the Black Contribution Agreement regarding the special dividend right duly executed by Red 1 and Black) in front of a German notary to be agreed between the Principal Parties.

1.4	At Completion, each Red Seller shall comply with its obligations under the Black Contribution Agreement expressed to be performed at Completion.

1.5	Without undue delay following Completion, the parties to the Black Contribution Agreement shall submit to the recording German notary the Notification (as defined in the Black Contribution Agreement) duly executed.

PART 2

WHITE’S OBLIGATIONS

1.1	At Completion, White shall comply with its obligations under the White Merger Agreement.

1.2	At Completion White shall deliver:

(a)	its other corporate approvals in respect of the transactions contemplated by the Transaction Documents and any power of attorney under which any Transaction Documents are, or are to be, executed by it or other evidence of the authority of any Person signing the same on its behalf;

(b)	letters of resignation in the agreed terms of each of the directors and officers of White, from his office as a director or officer; and

(c)	such other documents as the Principal Parties may agree.

PART 3

OLIVE HOLDCO’S OBLIGATIONS

1.1	At Completion, Olive HoldCo shall comply with its obligations under the Olive Contribution Agreement and shall deliver to Orange:

(a)	its and Olive’s corporate approvals in respect of the transactions contemplated by the Transaction Documents and any power of attorney under which any Transaction Documents are, or are to be, executed by it or other evidence of the authority of any Person signing the same on its behalf;

(b)	the transfer documentation in respect of the Olive Sale Shares required by the Olive Contribution Agreement;

(c)	letters of resignation in the agreed terms of each of the directors and secretaries of Olive, from his office as a director or secretary and (if applicable) as an employee, including a waiver of all claims against the Olive Group;

(d)	a letter of resignation of the auditors of Olive in the statutory form and otherwise in the agreed terms;

(e)	the books and records referred to in clause 14.4(a), together with originals of the Constitutional Documents, certificates of incorporation, registration of amendments relating to the Constitutional Documents and tax registration of Olive, to the extent not held by an Olive Group Company;

(f)	the Shareholders Agreement and Registration Rights Agreement signed by it;

(g)	the New Orange Articles Resolution signed by it;

(h)	(and Red) a signed copy of the Olive HoldCo Side Letter and the Cobega Side Letter; and

(i)	such other documents as the Principal Parties may agree.

1.2	At Completion, Olive shall procure the passing, and deliver to Orange duly certified copies, of resolutions of the directors of Olive:

(a)	approving the transfers of the Olive Sale Shares; and

(b)	changing the accounting reference date of Olive to the reference date agreed by the Parties to be applicable to Orange.

1.3	At Completion, Olive shall procure the passing, and deliver to Orange duly certified copies, of resolutions of the shareholders of Olive accepting the resignations referred to in paragraphs 1.1(c) and 1.1(d) and appointing such persons as Orange may nominate as directors and secretary and as auditors.

1.4	At Completion, Olive HoldCo shall comply with its obligations under the Olive Contribution Agreement expressed to be performed at Completion.

PART 4

ORANGE’S OBLIGATIONS

1.1	At Completion, Orange shall:

(a)	comply with its obligations under the Olive Contribution Agreement, Black Contribution Agreement and White Merger Agreement expressed to be performed at Completion; and

(b)	issue and allot:

(i)	the Red Consideration Shares to Red (or its designee);

(ii)	the Olive Consideration Shares to Olive HoldCo; and

(iii)	comply with its obligations under Article II of the White Merger Agreement,

and shall update its share register accordingly and circulate the same to the Principal Parties.

1.2	At Completion, Orange shall deliver to the other Parties:

(a)	the Shareholders Agreement signed by it;

(b)	the Orange Bottling Agreements signed by it (or by the relevant Orange Group Company);

(c)	the Registration Rights Agreement signed by it; and

(d)	such other documents as the Principal Parties may agree.

1.3	At Completion, Orange shall procure the passing, and deliver to the other Parties duly certified copies, of resolutions of the directors of Orange:

(a)	approving the issuances and allotments, and other transactions, contemplated hereby and by the other Transaction Documents; and

(b)	such other matters as the Principal Parties may agree.

SCHEDULE 3

CONDUCT OF BUSINESS PENDING COMPLETION

PART 1

Positive covenants

The acts and matters referred to in clause 7.1 which each Principal Party is required to procure the performance of are as follows:

1.	Its Transferred Business shall be operated, and each of its Transferred or Merged Entities shall carry on its business, in the Ordinary Course.

2.	Its Transferred Business and each of its Transferred or Merged Entities shall use its reasonable endeavours to preserve intact the material operations and facilities of the Transferred Business and the material relationships with its customers, suppliers, licensors, licensees, employees and contractors.

3.	Its Transferred Business and each of its Transferred or Merged Entities shall maintain its current levels of insurance, procure payment of all premiums due on such insurance and administer its insurance claims in the Ordinary Course.

4.	Its Transferred or Merged Entities shall perform and comply, in all material respects, with all agreements to which they are party relating to its Transferred Business (including any such relating to bottling).

5.	Its Transferred or Merged Entities (taken as a whole) shall act in compliance, in all material respects, with the relevant Standalone Business Plan (including as such relates to the timing, application and amount of capital expenditure) and shall use its and their respective reasonable endeavours to procure that to the extent reasonably practicable such Business Plan is adhered to.

6.	Its Transferred or Merged Entities shall fund their Benefit Plans in accordance with past practice, subject always to Applicable Law, Contract and the rules of the relevant Benefit Plan and to any action required by or agreed with any Governmental Authority.

PART 2

Negative covenants

The acts and matters referred to in clause 7.2 which require a Principal Party to obtain the prior written consent in writing of the other Principal Parties are as follows:

1.	the adopting, proposing, approving or making any change in or amendment to, or waiver under, the Constitutional Documents of any of that Party’s Transferred or Merged Entities save for in respect of the articles of association of Olive which will be amended as provided for in the Olive Framework Agreement;

2.	any transfer, allotment or issue of, or any grant of any option over or other right (including convertibles and warrants) to subscribe for or purchase, or any creation of any Encumbrance over, any of the capital stock or equity interests or other securities in any of that Party’s Transferred or Merged Entities or any right to subscribe for or purchase the same (except in accordance with the terms of options and equity compensation grants that on the date of this Agreement are outstanding or to be issued in accordance with and subject to the terms set forth in paragraph 2 of Annex Q);

3.	any split, combination, reduction, redemption, reclassification, acquisition or repayment of any of the capital stock or equity interests or other securities in any of that Party’s Transferred or Merged Entities or any right to subscribe for or purchase the same, including by an exchange of other securities therefor (except pursuant to and in accordance with the mechanism set forth in the Olive Framework Agreement);

4.	any issuance, allotment or sale of any new debt securities, entry into any new credit facility (other than roll-overs under existing facilities on substantially the same terms) or other incurrence of (including by guarantee of or grant of any Encumbrance in support of) any Debt where such would be a liability of any Transferred or Merged Entity or of the Transferred Business of that Party, save the Financing and trade payables arising in the Ordinary Course or drawdowns under the existing credit facilities listed in the applicable Disclosure Letter;

5.	any disposal, lease, licence, permission to lapse or Encumbrance (or permission of an Encumbrance to be imposed) of any assets which are (individually or taken together) material to the Transferred Business of that Party (other than, for the avoidance of doubt, any disposal, lease, licence or Encumbrance of inventory, supplies, materials and products in the Ordinary Course of trading), other than pursuant to Contracts in effect on the date hereof and listed in the applicable Disclosure Letter;

6.	any grant, transfer, disposal, permission to lapse or Encumbrance of any of the Transferred Business of that Party’s Intellectual Property Rights, or any disclosure to any Person of any of the Transferred Business’s trade secrets, in each case except in the Ordinary Course;

7.	any complete or partial liquidation, dissolution, demerger, merger, spin-off, or other restructuring or reorganisation of a Transferred or Merged Entity or the Transferred Business of that Party except (i) as provided for in the relevant Standalone Business Plan and (ii) the merger of the Olive Group distribution companies in Madeira and Azores with the Olive Group distribution companies in Refrige;

8.	any acquisition by a Transferred or Merged Entity or a Transferred Business of that Party of any securities (or right to subscribe for or purchaser any securities) or of the whole or any part of the undertaking or business or assets of any other Person, or entry by a Transferred or Merged Entity or a Transferred Business of that Party into (or termination or material amendment of the terms of) any joint venture, partnership, merger or consolidation with any other Person, or any steps having an equivalent effect;

9.	the declaration of, or the making or payment of, or the setting aside of amounts for, a dividend or other distribution (including by way of capital reduction, and whether in cash or in kind) by a Transferred or Merged Entity of that Party to any shareholders which are not also Transferred or Merged Entities;

10.	the entry into, or material modification or termination of, or waiver of any material rights under, any Contract between a Transferred or Merged Entity of that Party and any Non-Merger Contributing Party or its Affiliates, except on an arm’s length basis and in the Ordinary Course;

11.	the entry into, or material modification or termination of, or waiver of any material rights under, any Material Contract to which a Transferred or Merged Entity of that Party is party, except on an arm’s length basis and in the Ordinary Course;

12.	the making or offering of, cancellation, waiver or compromise of, or waiver of any rights in respect of, any loans, advances or capital contributions to, or investments in, any other Person (other than any other Transferred or Merged Entity) by a Transferred or Merged Entity or a Transferred Business of that Party, except (i) on an arm’s length basis and in the Ordinary Course or (ii) (A) in respect of which the Transferred or Merged Entities incur liabilities of (or forego rights or assets having a value of) $10 million in the aggregate or less and (B) where the relevant loans, advances, capital contributions or investments do not by their terms extend beyond the Long Stop Date;

13.	any incurrence by a Transferred or Merged Entity or a Transferred Business of that Party of any new obligation to make, or making, any capital expenditure other than in the Ordinary Course or as provided for in the relevant Standalone Business Plan;

14.	no action, such as receivables factoring or unusual stock management, which is out of the Ordinary Course and/or effected with a view to artificially influence the calculations to be carried out pursuant to clause 8;

15.	any material change by a Transferred or Merged Entity or a Transferred Business of that Party in accounting policies or procedures in effect as of 31 December 2014, save as required by a change in applicable GAAP, IFRS or other applicable accounting standards;

16.	any steps other than in the Ordinary Course by a Transferred or Merged Entity or a Transferred Business of that Party to (i) make, change or rescind any material Tax election, (ii) make, change or rescind any material method of accounting for Taxes, (iii) consent to any extension or waiver of any limitation period with respect to any material Taxes, (iv) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (v) file any material amended Tax Return, (vi) surrender any right to claim a refund or offset of any Taxes, (vii) alter the structure of its holdings of, or the manner or terms (including as to transfer pricing) of its dealings with, the other Transferred or Merged Entities of that Party where such alterations, individually or in the aggregate, would reasonably be expected to have material adverse Tax consequences;

17.	any initiation or settlement by a Transferred or Merged Entity or a Transferred Business of that Party of any litigation, arbitration, prosecution or other legal proceedings where the amount claimed is USD 10 million or more or where such litigation, arbitration, prosecution or other legal proceedings are otherwise material to the Transferred Business;

18.	any change by a Transferred or Merged Entity or a Transferred Business of that Party in its internal audit, compliance and anti-corruption controls, policies or procedures, except as required by Applicable Law or where such change results in greater conformity with best practice;

19.	a Transferred or Merged Entity or a Transferred Business of that Party cancelling or permitting to lapse any material insurance arrangement relating to the Transferred Business or of which a Transferred or Merged Entity is a beneficiary or loss-payable payee without replacement on like or better terms, or any amendment or modification thereto which would materially adversely affect a Transferred or Merged Entity’s rights with respect thereto existing on the date of this Agreement;

20.	the (i) employment of any new (whether as a result of an external hire or an internal promotion) Key Employee by a Transferred or Merged Entity of that Party other than as set out in paragraph 2 of Annex Q, (ii) dismissal of any Key Employee by a Transferred or Merged Entity of that Party, other than for cause, (iii) transfer of any Key Employee by a Transferred or Merged Entity of that Party to any entity that is not a Transferred or Merged Entity, or (iv) dismissal of a significant number of the employees of any Transferred or Merged Entity;

21.	without prejudice to the exception in paragraph 2 and 22, any increase of the remuneration or benefits (“benefits” including, for the avoidance of doubt, equity grants, bonus and other incentive arrangements or entitlements, pensions contributions subject to compliance with Applicable Law, severance or sign on packages and non-cash benefits such as company cars, holiday entitlement, flights, and insurance) of:

(a)	(or any grant or extension of any loan to) any of the directors, officers or Key Employees of a Transferred or Merged Entity of that Party;

(b)	any class of employees of a Transferred or Merged Entity of that Party, where such increase would be (in aggregate across such class) material to the relevant Transferred or Merged Entity,

in each case other than in the Ordinary Course;

22.	without prejudice to the exception in paragraph 21, any introduction of or the making of any commitments or material variation regarding any profit sharing, bonus, share option, pension, share incentive, change-in-control or other scheme for the benefit of any of the officers or employees of a Transferred or Merged Entity or a Transferred Business of that Party or any material amendment to any Benefit Plan in existence as of the date hereof or the creation of any material new arrangement that would be a Benefit Plan were it in existence as of the date hereof, in each case other than as set out in paragraph 2 of Annex Q;

23.	the:

(a)	entry into any agreement between a Transferred or Merged Entity and any trade union or any other employee representation body or any agreement that relates to any works council applicable to a Transferred or Merged Entity or a Transferred Business of that Party; or

(b)	modification of any such agreement in existence on the date of this Agreement except where such modification is required as a result of:

(i)	an Applicable Law being enacted, brought into force, amended, modified or re-enacted after the date of this Agreement; or

(ii)	a renegotiation of collective bargaining Contract terms scheduled prior to the date of this Agreement to take place between the date of this Agreement and Completion, as set forth on Annex Q, provided that this exception shall not apply to any terms relating to restructuring measures, including restructuring constraints, the modification of which shall require the prior written consent in writing of the Principal Parties;

24.	any material change to the types, scope or geographical location of the business activities undertaken by a Transferred or Merged Entity; or

25.	the authorisation, agreement or (legally or practically) commitment to do or take any of the foregoing acts or matters.

PART 3

Orange Group Company covenants

1.	POSITIVE COVENANTS

Orange, US HoldCo and MergeCo shall and shall procure that each other Orange Group Company shall:

(a)	act in accordance with, and consistent with the aims and intentions of, the Transaction Documents and the Step Plan; and

(b)	do all things necessary to effect the Combination Transactions (including in connection with the organization and incorporation of other Orange Group Companies and in contemplation of the operation of the Orange Group from and after Completion) in accordance with the Transaction Documents.

2.	NEGATIVE COVENANTS

The acts and matters referred to in clause 7.3 which require an Orange Group Company to obtain the prior written consent in writing of the Principal Parties are as follows:

(a)	any action which would adversely affect the ability of the Parties to consummate the transactions contemplated by (and on the terms set out in) this Agreement and the other Transaction Documents;

(b)	any action, omission or commitment inconsistent with the establishment of the Orange Group Companies for the sole purposes of (i) the funding and consummation of the transactions contemplated by the Transaction Documents and (ii) preparation for the post-Completion operation of the combined Transferred Businesses in accordance with the Shareholders Agreement and the Initial Business Plan as defined therein;

(c)	the:

(i)	conducting, transacting or otherwise engaging in, commitment to conduct, transact or otherwise engage in, or holding itself out as conducting, transacting or otherwise engaging in, any operations other than as a passive holding company of; and/or

(ii)	acquisition or ownership of any property or asset other than cash or,

the equity interests now owned by it or which the Transaction Documents and/or Step Plan contemplate it owning prior to Completion;

(d)	the creation, incurrence, assumption or sufferance to exist of any Debt or other obligation or liability (whether contingent or otherwise) other than (i) at or immediately prior to Completion, the Financing, and (ii) administrative expenses incurred in the ordinary course of its acting as a passive holding company;

(e)	the declaration or payment of any dividend or other distribution (including any redemption or purchase of equity interests);

(f)	the issuance of new equity or new capital, including shares or participation rights, and rights, options or warrants to purchase shares (or other convertible or quasi-equity securities);

(g)	any change to the Constitutional Documents of any Orange Group Company; or

(h)	the commencement or settlement of any legal proceedings or arbitration procedure, or the waiver or release of a claim, or the entry into of a settlement for claims.

SCHEDULE 4

RED WARRANTIES

1.	ORGANIZATION AND QUALIFICATION

1.1	Each Red Seller and each Black Group Company is duly organized, validly existing and is in good standing (with respect to jurisdictions that recognize such concept) in the jurisdiction of its incorporation.

1.2	Each Black Group Company has all requisite corporate power and corporate authority to own, lease and operate the properties it owns, leases or operates and collectively to conduct the Black Business as conducted on the date hereof.

1.3	Each Black Group Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the property owned, leased or operated by the Black Business as currently conducted is located or where the nature of the Black Business makes such qualification reasonably necessary, except in each case in those jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, result in a Black Business Material Adverse Change/Effect.

1.4	True and complete copies of the certificate of incorporation and by-laws (or other comparable governing documents) of each of the Black Group Companies as in effect on the date of this Agreement are contained in the Data Room. Other than the articles of association of the Black Group Companies, there are no agreements, arrangements or understandings between the Red Sellers or any of them and any other direct or indirect shareholder of a Black Group Company in relation to the exercise of shareholders’ or similar rights in a Black Group Company or the shares in a Black Group Company that affect the relevant Black Group Company following Completion.

1.5	Except for the existing profit and loss transfer agreements referenced in the Red Disclosure Letter, no Black Group Company is party to:

(a)	an enterprise agreement (Unternehmensvertrag) within the meaning of Sections 291 et seq. of the German Stock Corporation Act (AktG);

(b)	any silent partnership agreement; or

(c)	any similar agreement resulting in the transfer of, or giving any Red Seller or any other person any right in, the profits of a Black Group Company.

1.6	As of the Completion Date, neither a Red Seller nor any other third party has any rights to participate in the profits of a Black Group Company nor are there any profit participation rights or similar voting rights of a Red Seller or any other third party with respect to a Black Group Company.

1.7	No bankruptcy, insolvency or judicial composition proceedings have been commenced or, to the Knowledge of Red, applied for under any Applicable Law, against a Red Seller or a Black Group Company, nor are any enforcement measures pending or, to the Knowledge of Red, applied for, with respect to any property or other assets of the Red Sellers or any Black Group Company. To the Knowledge of Red, there are no circumstances which justify or require the institution of such proceedings or any actions seeking to void or challenge this Agreement under insolvency law. Neither any of the Red Sellers nor any Black Group Company are over-indebted, illiquid nor is illiquidity pending with respect to any of them.

2.	AUTHORITY; NO BREACH

2.1	Each of the Red Sellers and each of the Black Group Companies has all requisite corporate power and corporate authority to enter into each of the Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder and to consummate the Black Contribution.

2.2	The execution, delivery and performance by each of the Red Sellers and the Black Group Companies of this Agreement and each of the Transaction Documents to which they are respectively a party and the consummation of the Black Contribution:

(a)	have been duly authorized by all necessary corporate action on the part of that person and (if applicable) its shareholders;

(b)	do not, assuming each of the Conditions is satisfied and the filings referred to in this Agreement are made in accordance with the terms hereof, require any consent or approval from, or the giving of any notice or making of any filings to, any Governmental Authority by Red, a Red Seller or a Black Group Company that have not already been obtained or made, other than in all cases where failure to obtain such consent or to give or make such notice or filing would not result in a Black Business Material Adverse Change/Effect or prevent or materially delay the consummation of the Combination Transactions; and

(c)	do not:

(i)	assuming all authorizations, consents and approvals to be obtained or made as Conditions have been obtained or made, violate any Applicable Law to which such persons are subject;

(ii)	(A) require a consent, notice or approval under, conflict with, result in a violation or breach of or constitute a default under, result in the acceleration of, or (B) create in any party the right to accelerate, terminate, vary or cancel, any Contract to which any of such persons is a party;

(iii)	(A) require a consent, notice or approval under, conflict with, result in a violation or breach of or constitute a default under, result in the acceleration of, or (B) create in any party the right to accelerate, terminate, vary or cancel, any Contract to which any of such persons is a party which governs or relates to the Indebtedness of the Black Business;

(iv)	create any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets used or held for use in the Black Business; or

(v)	violate the certificate of incorporation, by-laws or other organizational documents of such person,

except with respect to all of the foregoing as referenced in the Red Disclosure Letter and except with respect to the foregoing sub-paragraphs (i), (ii), (iii) or (iv) as has not had or would not have a Black Business Material Adverse Change/Effect or prevent or materially delay the consummation of the Combination Transactions.

2.3	This Agreement has been (and each Transaction Document upon execution and delivery will be) duly executed and delivered by each of the Red Sellers and the Black Group Companies party thereto and constitutes (and each Transaction Document upon execution and delivery will constitute), assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, the legal, valid and binding obligation of each of the Red Sellers and the Black Group Companies party hereto or thereto, as applicable, enforceable against the same in accordance with its and their respective terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Applicable Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally and to general equitable principles.

3.	CAPITAL

3.1

The issued and authorized capital stock of Black amounted at 31 July 2015 (the “Capitalisation Date”) to EUR 196,534,547.74, divided into 76,585,192 registered no-par value shares (auf den Inhaber lautende Stückaktien) each representing a portion of the capital stock of EUR 2.57 (rounded), then documented by fourteen share certificates; as of the close of business in Frankfurt on the Capitalisation Date all such shares were issued and outstanding. Since the Capitalisation Date, no shares or other equity securities in

Black have been issued, or any right to such issuance been granted, except for (i) the conversion of the registered no-par value shares into 196,534,547 shares (GmbH-Geschäftsanteile) with a nominal amount of EUR 1 each and, in connection with the conversion of Black from a stock corporation (Aktiengesellschaft) into a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany, a capital decrease in order to decrease the share capital to the nearest whole integer, with no change of shareholder identity and (ii) the issuance of shares as expressly contemplated by Clauses 7.6 and 8.5 (such aggregate shares, the “Black Ordinary Shares”). All of the issued and outstanding Black Ordinary Shares are at Completion duly authorized, validly issued, fully paid, not repaid and non-assessable and free of any pre-emptive rights or Encumbrances and issued in compliance with all Applicable Laws. There exists no authorized and contingent capital.

3.2	The Red Sellers together hold good, valid and marketable legal and beneficial title to the Black Shares, free and clear of all Encumbrances (save those arising under the Constitutional Documents of Black and Applicable Law).

3.3	There are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, Black, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, Black, or (iii) Contracts or understandings of any kind requiring the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, Black, or any such convertible or exchangeable securities or any such options, warrants or rights, to which Black is party or by which Black is bound.

3.4	The Red Disclosure Letter refers to each Black Group Company, its jurisdiction of organization, the amount of its authorized and outstanding capital stock (or other equity interests in it) and the record and beneficial owner of such outstanding capital stock (or other equity interests). All the issued and outstanding capital stock (or other equity interests) of each of the Black Group Companies are duly authorized, validly issued, fully paid, not repaid and non-assessable and free of any pre-emptive rights or Encumbrances (save those arising under the Constitutional Documents of Black and Applicable Law). There are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, any of the Black Group Companies, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, any of the Black Group Companies, or (iii) Contracts or understandings of any kind requiring the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, any of the Black Group Companies, or any such convertible or exchangeable securities or any such options, warrants or rights, to which a Black Group Company is party or by which a Black Group Company is bound.

3.5	There is no Person (other than another Black Group Company or Orange pursuant to the Transaction Documents) who is entitled to acquire or receive any shares of capital stock or other securities of any of the Black Group Companies.

3.6	The Red Disclosure Letter sets forth a list, or refers to a list in the Data Room, as of the date of this Agreement of all outstanding equity awards held by any employee, former employee, director, former director or independent contractor of Red or any Black Group Company that are settled in, or relate to, Black Ordinary Shares.

4.	BLACK GROUP

4.1	As of Completion, Black will hold, directly or indirectly, all right, title and interest to the equity interests of the Black Group Companies referred to in the Red Disclosure Letter (save Black itself), in each case, free and clear of all Encumbrances save those arising under the terms of the applicable Constitutional Documents and Applicable Law.

4.2	Except as referred to in the Red Disclosure Letter, none of the Black Group Companies has any Subsidiaries or owns or has an obligation under Contract to acquire, directly or indirectly, any equity interests, equity investments or debt securities in any Person (other than other Black Group Companies and equity or debt securities held as investments in the Ordinary Course of business which are not, individually or in the aggregate, material to the Black Group).

4.3	As of Completion, except as referred to in the Red Disclosure Letter, there are no outstanding bonds, debentures, notes or other Debt securities of the Black Group Companies.

4.4	Black does not, and prior to the Completion will not, own any White Common Stock.

4.5	As at the date hereof, Red does not own any White Common Stock.

5.	FINANCIAL STATEMENTS

5.1	Each of the audited consolidated financial statements relating to the Black Group for the three (3) financial years prior to Completion were, except as referred to in the Red Disclosure Letter, audited and provided with an auditors’ report and were prepared in accordance with Applicable Law and with German GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated assets, liabilities, financial position and profit or loss (as applicable) of Black and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

5.2	Each of the quarterly unaudited consolidated balance sheets and interim consolidated statements of income and cash flow information included by it in the Data Room or provided by it prior to the Completion Date were prepared in accordance with Applicable Law and with German GAAP applied on a consistent basis during the periods involved, except for the absence of normal year end closing procedures and adjustments, and fairly present in all material respects the financial condition and operations of the Black Business as of the date thereof.

5.3	Except for Liabilities (a) disclosed in the audited consolidated financial statements relating to the Black Group for the financial year ending December 31, 2014, or any notes thereto, (b) incurred in the Ordinary Course or pursuant to the Transaction Documents since December 31, 2014, (c) referred to in the Red Disclosure Letter, or (d) that are not reasonably likely to be material to the Black Business or prevent or materially delay the consummation of the Combination Transactions, none of the Black Group Companies has, or since December 31, 2014, has incurred, any Liabilities.

5.4	Except as otherwise contemplated by this Agreement, during the period from December 31, 2014 to the date of this Agreement:

(a)	the Black Group operated the Black Business in the Ordinary Course; and

(b)	there has not been a Black Business Material Adverse Change/Effect.

6.	INTERNAL CONTROLS AND PROCEDURES

6.1	Black has established and maintains, adheres to and enforces adequate and appropriate internal compliance functions, financial controls and procedures and disclosure and reporting controls and procedures, each which comply with Applicable Law and are effective in providing reasonable assurance:

(a)	that all material information required to be disclosed by the Black Group under Applicable Law is recorded, processed, summarized and reported within the time periods specified by Applicable Law, and that all such material information is accumulated and communicated to Black’s management as appropriate to allow timely decisions regarding required disclosure; and

(b)	regarding the reliability of financial reporting and the preparation of financial statements in accordance with Applicable Law and with German GAAP, including policies and procedures that:

(i)	require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Black Group Companies;

(ii)	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Applicable Law and with German GAAP, and that receipts and expenditures of the Black Group Companies are being made only in accordance with appropriate authorizations of management and, if required, the board of directors of Black; and

(iii)	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Black Group Companies.

6.2	Except as referred to in the Red Disclosure Letter, in the last three years prior to the date of this Agreement, neither Black, nor to the Knowledge of Red, Black’s independent auditors have identified or been made aware of (A) any significant deficiency or material weakness, in each case which has not been subsequently remedied, in the system of internal control over financial reporting utilized by the Black Group taken as a whole, or (B) any fraud that involves the Black Group’s management or other employees who have a role in the preparation of financial statements with financial reporting oversight or the internal control over financial reporting utilized by the Black Group.

7.	ASSETS

7.1	The Black Group Companies have good and valid title to, or a valid and enforceable right to use, all assets (whether tangible or intangible) primarily used or primarily held for use in connection with the Black Business consistent with past practice (except, when this Warranty is repeated on Completion, such assets as have been sold or otherwise disposed of after the date hereof in compliance with this Agreement), in each case, free and clear of all Encumbrances, other than Permitted Encumbrances, except where the failure to have such title or right to use would not have a Black Business Material Adverse Change/Effect. There are no other entries or uncompleted applications for entries of Encumbrances in the land register. To the Knowledge of Red, there are no subserviencies, real estate obligations and restrictions under the law protecting the respective rights of the neighbours or other third-party rights with respect to the Owned Real Property and the HBR Real Property which are not entered in the land register. Apart from the rights registered in the land register, to the Knowledge of Red, neither the Owned Real Property nor the HBR Real Property is used by third parties (e.g., use of paths and supply lines) which use must be tolerated due to the owner’s or the HBR holder’s rights of defence having passed their statute of limitations. The Owned Real Property is not encroached upon by third parties and is not erected on the property of third parties. The HBR Real Property is not encroached upon by third parties either and it is not erected on the property of third parties, except for the property encumbered with the respective HBR.

7.2	As of the date hereof, the Red Disclosure Letter references, accurately in all material respects, (i) a true, correct and complete list of all the Black Group’s Owned Real Property as well as the HBR Real Property (including the address of each parcel of Owned Real Property and each parcel of HBR Real Property), and (ii) a true, correct and complete list of all the Black Group’s Real Property Leases and the address of each parcel of Leased Real Property.

7.3	A Black Group Company has fee simple absolute title (“ist Eigentümer”) to each Owned Real Property as well as to each HBR Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and except in any case as would not individually or in the aggregate have a Black Business Material Adverse Change/Effect.

7.4	Except as referred to the Red Disclosure Letter, no Black Group Company has leased, subleased, licensed, granted a concession or other right or interest to any Person to use or occupy its Owned Real Property, its HBR Real Property or any portion thereof.

7.5	There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or the HBR Real Property or any portion thereof or interest therein other than the statutory pre-emption rights of the relevant municipalities.

7.6	To the Knowledge of Red, there are no outstanding costs for development or other costs for development systems pursuant to the German Town and Country Planning Code, law on municipal Taxes and/or municipal by-laws, which systems have been installed completely or for which the duty to pay costs already exists, irrespective of whether they have already been specified by an official notice to pay the costs.

7.7	To the Knowledge of Red, neither the Owned Real Property nor the HBR Real Property is located in a redevelopment area. Neither the Owned Real Property nor the HBR Real Property lie in a mining area, in particular it does not lie above a mine or salt deposits.

7.8	There are no pending or, to the Knowledge of Red, threatened claims, arbitration procedures or any other important conflict regarding the Owned Real Property or the HBR Real Property.

7.9	A Black Group Company holds its Leased Real Property on terms and conditions in all material respects the same as those set forth in the Real Property Leases as of the date hereof, except as would not individually or in the aggregate have a Black Business Material Adverse Change/Effect. As of the date hereof, neither Red nor (to the Knowledge of Red) any of the Black Group Companies have received written notice of any pending, and to the Knowledge of Red, there is no threatened, condemnation proceeding with respect to any Owned Real Property.

7.10	Except as referred to the Red Disclosure Letter, with respect to each Real Property Lease:

(a)	such Real Property Lease is valid, binding and in full force and effect;

(b)	all rents were paid in full, there are no rent arrears;

(c)	the Combination Transactions do not require the consent of any other party to such Real Property Lease and will not result in a material breach of or default under such Real Property Lease;

(d)	no Black Group Company nor, to the Knowledge of Red, any other party to the Real Property Leases, is in material breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default thereunder or would result in the premature termination of such lease;

(e)	no Black Group Company is currently subleasing, licensing or otherwise granting any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(f)	as of the date hereof, neither Red nor, to the Knowledge of Red, any Black Group Company has received written notice of any pending, and to the Knowledge of Red, there is no threatened, condemnation proceeding with respect to any Leased Real Property, except in each case as has not or would not have a Black Business Material Adverse Change/Effect.

7.11	The assets which are the subject of the Warranties given by Red in this Schedule 4 constitute (when taken together with the rights under the Transitional Services Agreements) in all material respects all the assets necessary for the Black Group Companies to conduct the Black Business in the manner conducted during the three (3) months prior to the date hereof.

8.	INTELLECTUAL PROPERTY

8.1	The Black Group owns all right, title and interest in and to, free and clear of all Encumbrances (other than Permitted Encumbrances), or possesses valid and enforceable and adequate licenses or other legal rights to use, all material Intellectual Property Rights and Know-How that have been primarily used or held primarily for use in the past two (2) full calendar years prior to the date of this Agreement or, that are being used or held for use as of the date of this Agreement, in the operation of the Black Business (collectively, the “Black Business Intellectual Property Rights”). The Black Business Intellectual Property Rights, in each case, have a term of or are valid for at least six (6) months upon the date of this Agreement and will remain unaffected by the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

8.2

The Red Disclosure Letter sets forth a list, or refers to a list in the Data Room, of all German, US, foreign and multi-national, (i) patents and patent applications; (ii) Trademark registrations and applications

(including internet domain name registrations) and material unregistered Trademarks; (iii) copyright registrations and applications and (iv) material computer software, other than off-the-shelf software, in each case, owned by the Black Group and primarily used or held primarily for use in connection with the Black Business. A Black Group Company is the sole and exclusive legal and beneficial and, with respect to applications and registrations, record owner of all of such Intellectual Property Rights set out in the Red Disclosure Letter, and to the Knowledge of Red, all such material intellectual property rights are valid, subsisting and enforceable. The Intellectual Property Rights listed in the Red Disclosure Letter are not subject to any disputes, threatened in writing or pending, in or out of court.

8.3	Except as referred to in the Red Disclosure Letter, the conduct of the Black Business as currently conducted, and as conducted in the past three (3) full calendar years does not, to the Knowledge of Red, infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, in any material respect any Person’s Intellectual Property Rights, and to the Knowledge of Red, there has been no such dispute nor claim asserted or threatened (including in the form of offers or invitations to obtain a license) against a Black Group Company or, to the Knowledge of Red, any other Person. To the Knowledge of Red, no Person is materially infringing, misappropriating, or otherwise violating any material Intellectual Property Rights owned or material Intellectual Property Rights used, or held for use by the Black Group primarily in the conduct of the Black Business, and, to the Knowledge of Red, no such claims have been asserted or threatened in writing against any Person by a Black Group Company in the past three (3) full calendar years.

9.	LITIGATION

9.1	Except as referred to in the Red Disclosure Letter, there is no Proceeding pending or, to the Knowledge of Red, threatened in writing against a Black Group Company, by or before any Governmental Authority or by or on behalf of any third party that, if adversely determined, individually or in the aggregate, would (a) have a Black Business Material Adverse Change/Effect, (b) have, individually, a potential or claimed value in excess of USD 2,000,000 or (c) prevent or materially delay the consummation of the Combination Transactions.

9.2	There are no outstanding judgments, decrees or orders of any Governmental Authority against or binding on Red or a Black Group Company or relating to the Black Business except any such judgment, decree or order that has not had, and would not have, individually or in the aggregate, a Black Business Material Adverse Change/Effect.

10.	EMPLOYEE BENEFIT PLANS

10.1	The Red Disclosure Letter sets forth a list, or refers to a list in the Data Room, of each Benefit Plan of the Black Business, whether written or oral, which is:

(a)	material; or

(b)	a pension scheme, arrangement or commitment, provides for the payment of benefits in lieu of pension on termination of employment, or is a change in control, severance or retiree medical plan, agreement or arrangement, regardless of whether or not such schemes, plans, agreements, arrangements or commitments are material.

10.2	The Data Room contains true, correct and complete copies of:

(a)	the terms or governing documents of, and the most recent summary plan description (if required by its terms or by Applicable Law, or if otherwise available) prepared for, each Benefit Plan of the Black Business subject to Disclosure under this paragraph; and

(b)	the most recent actuarial reports on Benefit Plans of the Black Business that are pension plans.

10.3	No Benefit Plan of the Black Business is subject to ERISA, the Code or other United States laws applicable to employee benefit plans.

10.4	Except as would not have a Black Business Material Adverse Change/Effect, there are no pending or, to the Knowledge of Red, actual or threatened claims or complaints, investigations or audits with respect to any Benefit Plan of the Black Business (other than routine claims for benefits).

10.5	Except as would not have a Black Business Material Adverse Change/Effect, each Benefit Plan of the Black Business:

(a)	complies in all material respects with Applicable Law;

(b)	has been established, operated and administered in material compliance with its terms and with Applicable Law and the Black Group Companies have satisfied their obligations with respect to each Benefit Plan of the Black Business in all material respects;

(c)	has (where required) been registered and has been maintained in good standing with the applicable Governmental Authorities; and

(d)	is not underfunded.

10.6	All contributions required to be made to any Benefit Plan of the Black Business under applicable law, the terms of any such Benefit Plan or otherwise, and all premiums due or payable with respect to insurance policies funding any such Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid in full, have been fully reflected on the books and records of Black in accordance with German GAAP applied on a consistent basis. The consummation of the transactions contemplated hereby will not cause a statutory debt to become due under sections 75 or 75A of the Pensions Act 1995.

10.7	Except as would not have a Black Business Material Adverse Change/Effect:

(a)	to the extent applicable, all adjustments of on-going pension plans have been made in accordance with section 16 of the German Occupational Pensions Act; and

(b)	no Black Group Company has any liability with respect to the financing of a deferred compensation pension scheme.

10.8	Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event:

(a)	entitle any current or former employee, officer or director of a Black Group Company to any material bonus, severance pay, unemployment compensation or any other payment that must be paid by, provided by, or the cost of which is otherwise borne by any Black Group Company, except as expressly provided in this Agreement; or

(b)	give rise to any material liability under any Benefit Plan of the Black Business or accelerate the time of payment or vesting, or increase the amount of, compensation due to any current or former employee, officer or director, with respect to any compensation that must be paid by, provided by, or the cost of which is otherwise borne by any Black Group Company, in either case, which is material in aggregate to the individual Black Business, except as expressly provided in this Agreement.

10.9	No Benefit Plan of the Black Business provides for the payment by any Black Group Company of any Tax gross-up payments or similar payments in respect of any Taxes to any current or former employees or directors who provide or provided services to any Black Group Company.

10.10	Except as provided under Applicable Law or under a collective bargaining Contract, there are no limitations or restrictions on the right of Red or any Black Group Company, after the consummation of the transactions contemplated by this Agreement, to merge, amend or terminate any of the Benefit Plans referred to in the Red Disclosure Letter.

11.	TAX

11.1	All material Tax Returns required to be filed by or with respect to a Black Group Company have been duly and timely filed (taking into account applicable extensions), and each such Tax Return was true, complete and correct in all material respects.

11.2	All material Taxes and all material estimated Taxes:

(a)	due and owing by the Black Group Companies have been timely paid;

(b)	not yet due and owing by the Black Group Companies have been properly reserved for in accordance with the relevant accounting practices;

(c)	required to be withheld by the Black Group Companies have been so withheld, and such withheld Taxes have either been duly and timely paid to the proper Taxation Authority or properly provided for in accounts for such purpose and will be duly and timely paid to the proper Taxation Authority.

11.3	There are no current, pending, or, to the Knowledge of Red, threatened audits or other administrative or judicial proceedings in respect of Taxes which, if adversely determined, are reasonably expected to be, individually or in the aggregate, material to the Black Group Companies, or the Black Business, and, to the Knowledge of Red, no deficiency or claim for Taxes or any adjustment to Taxes with respect to which any of the Black Group Companies may be liable is asserted or threatened in writing by any Taxation Authority.

11.4	Except for agreements or arrangements entered into more than five years prior to the date of this Agreement in connection with the acquisition or disposition of the equity or substantially all the assets of any business entity, and except for agreements or arrangements entered into solely by and among Black Group Companies, no Black Group Company:

(a)	is a party to or bound by or has any obligation under any material income Tax separation, sharing, allocation or similar agreement or arrangement (other than customary indemnification obligations contained in contracts of which Tax is not the principal concern);

(b)	has within the last five years been a member of any consolidated, combined or unitary group (or any other fiscal consolidation) for purposes of filing Tax Returns or paying Taxes of which any Person other than a Black Group Company is a member; or

(c)	has within the last five years entered into any settlement agreement with any Taxation Authority with respect to any material Tax liability or is subject to any special arrangement (being an arrangement which is not based on the strict application of any relevant legislation or any published practice) of a Taxation Authority.

11.5	There are no material Encumbrances (other than Permitted Encumbrances) relating to Taxes upon the assets of the Black Business.

11.6	Each Black Group Company is and has at all times been resident for Tax purposes in the jurisdiction in which it was incorporated and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including for the purpose of any double Tax treaty). Each Black Group Company is not, nor has it ever been, subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

11.7	To the Knowledge of Black, no Black Group Company has agreed to make, nor is required by Applicable Law to make, any adjustment for a taxable period ending after the Completion Date by reason of a change in tax accounting method or otherwise that would result in (i) the shifting of income from the pre-Completion period to the post-Completion period or (ii) the shifting of deductions from the post-Completion period to the pre-Completion period, except, in each case, where such adjustment has not had, nor is reasonably expected to have, individually or in the aggregate, a Black Business Material Adverse Effect.

12.	MATERIAL CONTRACTS

12.1	Except as referred to in the Red Disclosure Letter, none of the Black Group Companies is subject to any outstanding obligations under any of the following Contracts (individually, a “Material Contract” and, collectively, the “Material Contracts”):

(a)	any Contract of Material Value which contains a non-competition covenant that precludes or purports to preclude a Black Group Company or its Affiliates from operating in any geographic location or from hiring the staff of its choice;

(b)	any Contract relating to the formation, operation or management of any joint venture, alliance or partnership requiring annual payments by or to a Black Group Company in excess of EUR 5,000,000;

(c)	any Contract of Material Value:

(i)	providing any Person with a material exclusive dealing arrangement or the right of first refusal or first offer or similar type provision with respect to the disposition or acquisition of any material assets of the Black Business; or

(ii)	that grants any Person “most favoured nation” status;

(d)	any Contract of Material Value which is:

(i)	a sales agreement entered into with the customers of the Black Business;

(ii)	a marketing agreement in relation to sales;

(iii)	a purchase or supply agreement under which the Black Business acquires or is supplied with goods or services;

(iv)	a Contract relating to the Black Business’s use or ownership of or rights in any Intellectual Property Rights (whether restricting, enabling, licensing or otherwise affecting such Intellectual Property Rights); or

(v)	an outsourcing agreement;

(e)	any Contract:

(i)	entered into outside the Ordinary Course of the Black Business;

(ii)	entered into with a Red Seller or any of their respective Affiliates, except for contracts to which only Black Group Companies are a party; or

(iii)	entered into with any Governmental Authority

(f)	any Contract of Material Value which contains restrictions with respect to payment of dividends or any other distribution by any Black Group Company;

(g)	any Contract of Material Value entered into between Black Group Companies;

(h)	any Contract of Material Value in respect of which the potential liability of the Black Group Company party thereto is unlimited and could have a Black Business Material Adverse Change/Effect;

(i)	any Contract pursuant to which the Black Group receives a service which, if terminated, would have a Black Business Material Adverse Change/Effect;

(j)	any Contract of Material Value governing the terms by which a Black Group Company assumes any liability to Tax of any other Person which is not also a Black Group Company (other than customary indemnification obligations contained in contracts of which Tax is not the principal concern);

(k)	any Contract entered into outside the Ordinary Course that includes a warranty or indemnification obligation of any Black Group Company in respect of which claims remain possible by the terms of that Contract and in respect of which that Black Group Company has a maximum potential Liability in excess of EUR 5,000,000; and

(l)	any Contract of Material Value that (i) requires a consent or approval from any third party or (ii) provides for payments by a Black Group Company or (iii) permits a third party to terminate or modify such Contract, in each case as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, provided that for the purposes of the above “of Material Value” shall mean that such Contract is a Contract which is expected to generate annual net profit, require annual payments, or which otherwise has an annualised value, of EUR 5,000,000 or more.

12.2	Each of the Material Contracts is, in all material respects, in full force and effect, and is valid and, with respect to the Black Group Companies, enforceable in accordance with its terms, and with respect to the other parties thereto is, to the Knowledge of Red, enforceable in accordance with its terms, except that enforcement of any Material Contract may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Applicable Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and general equitable principles.

12.3	There is no material breach of any Material Contract by a Black Group Company or its Affiliates party thereto, and to the Knowledge of Red no event in respect of the Black Business has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by a Black Group Company or its Affiliates party thereto. To the Knowledge of Red, there is no material breach of, any Material Contract by the relevant other party to a Material Contract and no event has occurred that would allow the relevant other parties to a Material Contract to terminate the Material Contract.

12.4	To the Knowledge of Red, no other contracting party to any Material Contract:

(a)	has given written notice to a Black Group Company or its Affiliates of, or made a written claim against a Black Group Company or its Affiliates with respect to, any material breach or default;

(b)	is in material breach thereof or has breached the same in any material respect within the twelve (12)-month period prior to the date hereof.

12.5	To the Knowledge of Red, none of the Black Group Companies or its Affiliates has received written notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to exercise or not exercise any option or extension right thereunder whether as a result of the Combination Transactions or otherwise.

12.6	Except as referred to in the Red Disclosure Letter, true, correct and complete copies of each Material Contract are included in the Data Room.

13.	PRODUCT LIABILITY

13.1	Except as referred to in the Red Disclosure Letter:

(a)	since December 31, 2014, there has been no material Proceeding pending or, to the Knowledge of Red, threatened against a Black Group Company with respect to any product liability; and

(b)	to the Knowledge of Red, there has not occurred any state of facts or circumstances that would give rise to any Proceeding that would have a Black Business Material Adverse Change/Effect,

with respect to any products manufactured, sold or distributed at any time by or on behalf of or in the name of or for the account of a Black Group Company, including any Proceeding on account of any express or implied warranty, except for Ordinary Course normal returns and allowances which have not had and would not have, individually or in the aggregate, a Black Business Material Adverse Change/Effect or a financial impact on a Black Group Company in excess of USD 2,000,000.

14.	MAJOR SUPPLIERS AND CUSTOMERS

14.1	The Red Disclosure Letter lists the top twenty (20) suppliers to, and top twenty (20) customers of, the Black Business as of the date of this Agreement, determined based on the Euro amount of goods and services such suppliers provided during the twelve (12) months ended December 31, 2014 (based on amounts paid by the Black Group) and that such customers have purchased during such period (based on revenue recognized during such period under German GAAP accounting), under their Contracts with the Black Group Companies.

14.2	Except as referred to in the Red Disclosure Letter, as of the date of this Agreement, none of the customers or suppliers identified pursuant to paragraph 14.1. above has cancelled, materially and adversely modified, or otherwise terminated its relationship with the Black Group, or materially decreased its custom, services, supplies or materials to the Black Group, nor to the Knowledge of Red has any such customer communicated in writing any intention to do any of the foregoing.

15.	COMPLIANCE WITH LAWS; PERMITS; ANTI-CORRUPTION

15.1	To the Knowledge of Red, the Black Group Companies are, and, have been since December 31, 2012, in compliance with all Applicable Laws except as have not had or would not have a Black Business Material Adverse Change/Effect and except Tax Laws (which are addressed elsewhere).

15.2	Except for those matters which, individually or in the aggregate, have not had and would not reasonably be expected to result in material liability to the Black Group:

(a)	no Black Group Company, nor any director, manager or employee of a Black Group Company has in the last five years, in connection with the Black Business, itself or, to the Knowledge of Red, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of a Black Group Company, taken any action in violation of the FCPA, since its coming into effect only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable) to a Black Group Company and/or its directors, managers or employees;

(b)	no Black Group Company, nor any director, manager or employee of a Black Group Company, is, or in the past five years has been, subject to any actual, pending, or threatened Proceedings, or made any voluntary disclosures to any Governmental Authority, involving a Black Group Company in any way relating to the FCPA, since its coming into effect only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable to a Black Group Company and/ or its directors, managers or employees);

(c)	each Black Group Company has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of that Black Group Company as required by the FCPA, since its coming into effect only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable), in all material respects;

(d)	each Black Group Company has instituted policies and procedures reasonably designed to ensure compliance with the FCPA, since its coming into effect only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable to a Black Group Company and/ or its directors, managers or employees), and maintains such policies and procedures in force; and

(e)	no officer or director of a Black Group Company is a Government Official.

15.3	The Black Group Companies possess all material permits, certificates, licenses, approvals, governmental franchises and other authorizations required under Applicable Laws (collectively, “Permits”) that are necessary for the operation of the Black Business as operated on the date hereof or the ownership of the assets of the Black Business, and all such Permits are validly held and in full force and effect and, to the Knowledge of Red, not threatened by circumstances that would enable their revocation or cancellation by a third party, except as have not had or would not have a Black Business Material Adverse Change/Effect.

15.4	The Black Group Companies are, and since December 31, 2012, have been, in compliance with the terms and conditions of the Permits, except as have not had or would not have a Black Business Material Adverse Change/Effect.

15.5	No Black Group Company, nor any director, officer or, to the Knowledge of Red, employee of any Black Group Company is, or has ever been, a Restricted Party.

15.6	No Black Group Company nor any director, officer or, to the Knowledge of Red, employee of any Black Group Company has engaged, or engages, in any activity, practice or conduct (or failure to act) which breaches or has breached any applicable Sanctions.

16.	LABOUR MATTERS

16.1	Except as referred to in the Red Disclosure Letter, no individuals providing services to any Black Group Company claim to be employees of Red or any of its other Subsidiaries.

16.2	Except as referred to in the Red Disclosure Letter and except as has not had or would not have a Black Business Material Adverse Change/Effect, with respect to the employees of the Black Group Companies:

(a)	The Black Group Companies are neither party to, nor bound by, any collective bargaining Contract or work rules or practices with any labour union, labour organization or works council; there are no collective bargaining Contracts or work rules or practices that pertain to any of the employees of the Black Group Companies; and no employees of the Black Group Companies are represented by any labour union, labour organization or works council with respect to their employment with the Black Group Companies.

(b)	No labour union, labour organization, works council, or group of employees of the Black Group Companies has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with or by the applicable Governmental Authority. To the Knowledge of Red, there is no labour union organizing activities with respect to any employees of the Black Group Companies.

(c)	From December 31, 2013, there has been no actual or, to the Knowledge of Red, threatened labour disputes, employment-related litigation, strikes, lockouts, slowdowns or work stoppages against or affecting the Black Group Companies.

(d)	The Black Group Companies and their respective employees, agents or representatives have not, to the Knowledge of Red, committed any material unfair labour practice contrary to Applicable Law.

(e)	The Black Group Companies are not required to provide notice to or obtain the consent of, or consult with, any labour union, labour organization, works council or group of employees of the Black Group Companies in connection with the execution of this Agreement, except for the Employee Notification Processes in respect of the Black Group set out in Annex C and any notices required to be provided under collective bargaining Contracts the failure of which to be provided would not, individually or in the aggregate, be material to the Black Business.

(f)	To the Knowledge of Red, the Black Group Companies: (i) have properly classified all of its workers as independent contractors or employees, (ii) have properly classified, recorded and documented the employment of all of its employees under Applicable Law, and (iii) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid also including but not limited to the Minimum Wages Act (“Mindestlohngesetz”).

(g)

To the Knowledge of Red, no officer or director of a Black Group Company is in violation of any term of any employment agreement, non-disclosure agreement, statutory non-disclosure obligation, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by a Black Group Company or (ii) the use of trade secrets or proprietary information.

(h)	The execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any collective bargaining Contract, employment agreement, consulting agreement or any other labour-related agreement to which a Black Group Company is a party and which is (or the class of arrangements on substantially the same terms of which it comprises part) is material to the Black Group.

16.3	There are no restructuring measures ongoing save as referenced in the Red Disclosure Letter or the Data Room. With regard to the restructuring measures referenced in the Red Disclosure Letter or the Data Room:

(a)	no Governmental Authority has prohibited or restricted the implementation of these restructuring measures;

(b)	no employee affected by the restructuring measures has raised any claim that would have a Black Business Material Adverse Change/Effect;

(c)	to the Knowledge of Red, the Black Group Companies involved in the restructuring measures are in material compliance with the related material requirements under Applicable Law;

(d)	to the Knowledge of Red, the actual restructuring costs for the time after 1 January 2013 as disclosed in the Data Room are true and correct; and

(e)	to the Knowledge of Red, budgeted restructuring costs as well as estimated headcount reductions and savings expected to arise and/or to be achieved after the date of this Agreement as disclosed in the Data Room were projected in good faith on the basis of honestly held assumptions which continue to be held as at the date hereof.

17.	ENVIRONMENTAL

17.1	To the Knowledge of Red, except as has not or would not have a Black Business Material Adverse Change/Effect, since December 31, 2012, the Black Group Companies: have at all times been, and are, in compliance with all material applicable Environmental Laws, including, but not limited to, possessing and complying with all Permits required for their operations under applicable Environmental Laws; and have not received any written communication, whether from a Governmental Authority or other Person, alleging that a Black Group Company is not in such compliance; and there are no past or present actions, conditions, activities, circumstances or occurrences that would prevent such compliance in the future.

17.2	Within 3 months of the date hereof, Red will deliver to the other Parties a complete list of all material Permits held by the Black Group Companies pursuant to applicable Environmental Laws as of the date of delivery.

17.3	Except as would not result in a Black Business Material Adverse Change/Effect, there is no Environmental Claim pending or threatened, against any Black Group Companies or, to the Knowledge of Red, against any Person whose liability for any Environmental Claim the Black Group Companies has retained or assumed either contractually or by operation of law, in each case relating to the Black Business.

17.4	To the Knowledge of Red, there are no past or present actions, conditions, activities, circumstances or occurrences, including the Release, threatened Release or presence of any Hazardous Material which could reasonably be expected to form the basis of any Environmental Claim relating to the Black Business against the Black Group Companies, or to the Knowledge of Red, against any Person whose liability for any Environmental Claim the Black Group Companies have retained or assumed either contractually or by operation of law, except in each case as would not result in a Black Business Material Adverse Change/Effect.

17.5	Except as set forth under the Red Disclosure Letter, none of the Black Group Companies is a party or subject to any administrative or judicial order or decree pursuant to the Environmental Laws, that could result into the cancellation, suspension, revocation, limitation, condition or substantial variation or modification of, or could reasonably prejudice the renewal of, the Permits and/or giving rise to a potential fine, except in each case as would not result in a Black Business Material Adverse Change/Effect.

17.6	To the Knowledge of Red, the Black Group Companies have not, and no other Person has, within the applicable statutory limitation period, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials on or beneath any Real Property currently or to the Knowledge of Red, formerly owned, operated or leased by the Black Group Companies, except for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of the Black Business, except in each case as would not result in a Black Business Material Adverse Change/Effect. With respect to any offsite disposal location used by the Black Group Companies to dispose of any Hazardous Materials, to the Knowledge of Red, there have been no Releases of Hazardous Materials on or underneath any of such location that would result in a Black Business Material Adverse Change/Effect.

17.7	The Data Room includes true, complete and correct copies of any reports, studies, analyses, tests or monitoring possessed by Red and the Black Group Companies pertaining to potential liability under any Environmental Law relating to Hazardous Materials in, on, beneath or adjacent to any Real Property currently or formerly owned, operated or leased by the Black Group Companies within the applicable statutory limitation period, or regarding the compliance by the Black Group Companies with applicable Environmental Laws, in each case relating to the Black Business.

18.	RELATED PARTY TRANSACTIONS

18.1	Except for those Contracts referred to in the Red Disclosure Letter, no Black Group Company is a party to any written Contract with any current or former director or officer (Vorstand, Aufsichtsrat, Geschäftsführer) of a Black Group Company.

18.2	The Red Disclosure Letter sets forth, or refers to the inclusion in the Data Room of, a true, correct, and complete list of:

(a)	any and all outstanding loans or other extensions of credit made or guaranteed by the Black Group Companies to or for the benefit of any current or former director, officer, stockholder or employee of the Black Group Companies (other than advances of business expenses in the Ordinary Course of business consistent with past practice) or to or for the benefit of a Red Seller or any of their Affiliates; and

(b)	any and all outstanding loans, guarantees, or other extensions of credit of any amount made to or for the benefit of the Black Group Companies by any current or former director, officer, stockholder or employee of the Black Group Companies or by a Red Seller or any of their Affiliates, and none of these loans, guarantees or other extensions of credit expires, terminates or will otherwise become repayable as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

19.	INSURANCE

19.1	The Red Disclosure Letter refers to a true, correct and complete list as of the date hereof of all insurance policies that relate to the Black Business or the Black Group Companies. Each such policy is in full force and effect on the date hereof and each such policy will be in full force and effect as of the Completion Date, in each case, in accordance with the terms of the Policies, or a substituted policy shall have been obtained therefor. These insurance policies cover the risks which are required by law to be covered (Plichtversicherungen), as well as all risks usually covered by companies engaged in similar businesses to the Black Group Companies.

19.2	To the Knowledge of Red, no Black Group Company is in material default with respect to its obligations under any of the policies. None of the Black Group Companies has received a written notice of cancellation or non-renewal of any policy or binder.

20.	GUARANTEES AND FINANCINGS

20.1	The Red Disclosure Letter references, as of the date of this Agreement, each guarantee, indemnity, surety bond, letter of credit and letter of comfort (each, a “Guarantee”), issued by a Black Group Company in favour of Red or its Affiliates other than the Black Group.

20.2	The Red Disclosure Letter references, as of the date of this Agreement, all Guarantees issued by Red or its Affiliates other than the Black Group on behalf of any Black Group Company.

20.3	The Red Disclosure Letter references a true, correct and complete list as of the date hereof of all loan agreements, notes, letters of credit and other evidences of long-term and short-term indebtedness to which a Black Group Company is a party and which individually exceeds an amount or EUR 5,000,000, any related interest rate swap, currency contracts, hedging instruments or other derivative instruments, guarantees, sureties and letters of comfort (including off-balance sheet commitments) as well as any other financing arrangements (including sale and lease-back arrangements, instalment purchases and bank letters or agreements confirming lines of credit) (each a “Financing Arrangement”).

20.4	There is no pending material event of default under, or breach of, any material Financing Arrangement by a Black Group Company or its Affiliates party thereto, and to the Knowledge of Red, no event in respect of the Black Business has occurred that, with the lapse of time or the giving of notice or both, would constitute an event of default thereunder by a Black Group Company or its Affiliates party thereto.

20.5	The business and operations of the Black Group do not trigger the requirement for a banking licence pursuant to Section 32 of the German Banking Act (Kreditwesengesetz).

20.6	The Data Room includes sets forth a true, correct and complete list as of the date hereof of all government grants, subsidies and similar financial assistances to any Black Group Company and any other aid (whether in the form of loans, grants, subsidies, guarantees or financial assistance) (each a “State Aid”) received by any Black Group Company from any national, regional or local authority or public body which individually exceed EUR 1,000,000. Except as disclosed in the Red Disclosure Letter, the Black Group Companies:

(a)	have used all State Aids in compliance with the respective grant notifications, agreements and/or other terms and conditions applying thereto, in each case as in effect on the date of this Agreement; and

(b)	are under no obligation (also considering the implemented restructuring measures) to repay any State Aid, nor, to the Knowledge of Red, is any such obligation threatening.

20.7	None of the State Aids granted to a Black Group Company will have to be repaid in whole or in part, and no State Aid may be revoked, rescinded, cancelled or otherwise terminated as a consequence of the consummation of the transactions contemplated under this Agreement or as a consequence of a restructuring measure as referenced in the Red Disclosure Letter.

21.	NO SECURITY

No mortgages, pledges, liens or other security interest, liens or encumbrances have been granted over any assets of any Black Group Company.

22.	CASH POOLING

22.1	No company other than Black Group Companies are participating in the cash pooling being in place between, inter alia, Black as the holder of the master account to which positive balances of accounts of the other cash pool participants are swept and the other Black Group Companies and there are no other sweeping or transfer or similar arrangements in place allowing the transfer of balances of accounts of any Black Group Company to any account of an account holder outside the Black Group.

22.2	The cash pooling has been set up and carried out in compliance with Applicable Law, in particular with respect to the Black Group Companies all capital maintenance requirements have been constantly observed.

23.	NO BONUSES, COMMISSIONS OR FINDERS’ FEES

The Black Group Companies are under no obligation to pay any commissions or fees to any broker, finder or agent with respect to the execution of any of the Transaction Documents or the consummation of the transactions contemplated hereunder or thereunder. Except as disclosed in the Red Disclosure Letter, no director, officer or employee of the Black Group Companies is entitled to receive a bonus, payment, guarantee or similar or other benefit from, or is to be held harmless against, any disadvantages by any of the Black Group Companies or the Red Sellers or the Red Sellers’ Affiliates as a result of the execution of any of the Transaction Documents or the consummation of the transactions contemplated hereunder or thereunder.

24.	APPLICATION AND DISCLOSURE DOCUMENTS

24.1	None of the information supplied or to be supplied by Red for inclusion or incorporation by reference in an Application and Disclosure Document will, at the time the relevant Application and Disclosure Document or any amendment or supplement thereto is finally filed with the applicable Review Authority, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Red with respect to statements made or omitted to be made or incorporated by reference in an Application and Disclosure Document based on information supplied or failed to be supplied by or on behalf of any other Party for inclusion or incorporation by reference therein.

SCHEDULE 5

WHITE WARRANTIES

1.	ORGANIZATION AND QUALIFICATION

1.1	Each White Group Company (which for the sole purpose of the provisions of this Schedule 5 shall include Infineo Recyclage SAS) is duly organized or incorporated, validly existing and is in good standing (with respect to jurisdictions that recognize that concept) under the Applicable Law of its jurisdiction of incorporation or organization.

1.2	Each White Group Company incorporated in Luxembourg has its place of effective management and central administration (administration central) in Luxembourg.

1.3	Each White Group Company has all requisite corporate power and corporate authority to own, lease and operate the properties it owns, leases or operates and to conduct the White Business as conducted on the date hereof.

1.4	Each White Group Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the property owned, leased or operated by the White Business is located or where the nature of the White Business makes such qualification reasonably necessary, except in each case in those jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, result in a White Business Material Adverse Change/Effect.

1.5	True and complete copies of the certificate or articles of incorporation or association and by-laws (or other comparable governing documents) of each of the White Group Companies as in effect on the date of this Agreement and as of Completion are included in the Data Room.

1.6	Each of the White Group Companies is Solvent.

2.	AUTHORITY; NO BREACH

2.1	White has all requisite corporate power and corporate authority to enter into each of the Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder and to consummate the White Merger, subject only to the White Stockholder Approval.

2.2	The execution, delivery and performance by each of the White Group Companies, as applicable, of this Agreement and each of the Transaction Documents to which they are respectively a party and the consummation of the White Merger:

(a)	have been duly authorized by all necessary corporate action (including the White Board and the franchise relationship committee thereof) on the part of that person and (if applicable) its shareholders subject only (in the case of White) to the White Stockholder Approval;

(b)	do not, assuming each of the Conditions is satisfied and the filings referred to in this Agreement and the White Merger Agreement (including the Certificate of Merger, as defined in the latter) are made in accordance with the terms hereof, require any consent or approval from, or the giving of any notice or making of any filings to, any Governmental Authority by a White Group Company that have not already been obtained or made, other than in all cases where failure to obtain such consent or to give or make such notice or filing would not result in a White Business Material Adverse Change/Effect or prevent or materially delay the consummation of the Combination Transactions; and

(c)	do not:

(i)	assuming all authorizations, consents and approvals to be obtained or made as Conditions have been obtained or made, violate any Applicable Law to which such persons are subject;

(ii)	(A) require a consent, notice or approval under, conflict with, result in a violation or breach of or constitute a default under, result in the acceleration of, or (B) create in any party the right to accelerate, vary, terminate or cancel, any Contract to which such person is a party;

(iii)	(A) require a consent, notice or approval under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, or (B) create in any party the right to accelerate, vary, terminate or cancel, any Contract to which any of such persons is a party which governs or relates to the Indebtedness of the White Business;

(iv)	create any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets used or held for use in the White Business; or

(v)	violate the Constitutional Documents of such Person,

except with respect to all of the foregoing as set forth or referred to in the White Disclosure Letter and except with respect to the foregoing subparagraphs (i), (ii), (iii) or (iv) as has not had or would not have a White Business Material Adverse Change/Effect or prevent or materially delay the consummation of the Combination Transactions.

2.3	No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any similar anti-takeover provision in any member of the White Group Company Constitutional Documents is applicable to White, any shares in White, the White Merger or the other transactions in which White will participate contemplated by the Transaction Documents.

2.4	This Agreement has been (and each Transaction Document upon execution and delivery will be) duly executed and delivered by each of White and the White Group Companies party thereto and constitutes (and each Transaction Document upon execution and delivery will constitute), assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, the legal, valid and binding obligation of each of White and the White Group Companies party hereto or thereto, as applicable, enforceable against the same in accordance with its and their respective terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Applicable Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally and to general equitable principles.

2.5	The board of directors of White and the franchise relationship committee thereof has unanimously determined that the Transaction Documents to which a White Group Company is to be party and the transactions contemplated thereby are fair to and in the best interests of White and its stockholders and approved and declared advisable this Agreement and the White Merger Agreement and the White Merger and the other transactions contemplated hereby and thereby. The board of directors of White has received the opinion of Lazard Frères & Co. LLC, and the franchise relationship committee of the board of directors of White has received the opinion of Credit Suisse Securities (USA) LLC, in each case, to the effect that, as of the date of such opinion, the White Cash Consideration and the Orange Shares to be received in consideration for the White Merger under the White Merger Agreement are fair, from a financial point of view, to holders (other than as set forth in such opinion) of shares of White Common Stock, and a copy of each such opinion will be provided to Orange solely for information purposes after receipt thereof by White. Accordingly, as of the date hereof, the board of directors of White (i) has resolved to recommend adoption of the “agreement of merger” (as such term is used in section 251 of the General Corporate Law of the State of Delaware) to the White Stockholders (as the White Recommendation), and (ii) directed that the “agreement of merger” (as such term is used in section 251 of the General Corporate Law of the State of Delaware) be submitted to the White Stockholders for their adoption.

3.	CAPITAL

3.1

The authorized capital stock of White consists of one billion one hundred million (1,100,000,000) shares, consisting of one billion (1,000,000,000) shares of White Common Stock, par value $0.01 per share and one hundred million (100,000,000) shares of preferred stock, par value $0.01 per share (the “White Preferred Stock”). As of the close of business in Delaware on the Capitalisation Date (i) 226,894,149 shares of White Common Stock were issued and outstanding; (ii) 7,819,657 shares of White Common Stock were reserved and available for issuance pursuant to the White shareholder approved equity compensation plans in effect on the date hereof (the “White Equity Plans”); (iii) no shares of White Preferred Stock were issued and outstanding; and (iv) 10,601,444 White Equity Awards were outstanding. Since the Capitalization Date, except for shares of White Common Stock issued pursuant to White Equity Plans (which shares were reserved and available for issuance pursuant to White Equity Plans Capitalisation Date) no shares of White Common Stock, White Preferred Stock or other equity securities in White have been issued, or any right to such issuance been granted save in compliance with this Agreement. All of the issued and outstanding White Common Stock is, and all White Common Stock or White Preferred Stock subject to issuance (upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable) will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights or Encumbrances (save those arising under Applicable Law or the Constitutional Documents of White) and issued in compliance with all Applicable Laws.

3.2	Except as set forth in paragraph 3.1 of this Schedule, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, White, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, White, or (iii) Contracts or understandings of any kind requiring the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, White, or any such convertible or exchangeable securities or any such options, warrants or rights, to which White is a party or by which White is bound.

3.3	The Red Disclosure Letter refers to each White Group Company, its jurisdiction of incorporation or organization, the amount of its authorized and outstanding or issued capital stock (or other equity interests) and the record and beneficial owner of such outstanding or issued capital stock (or other equity interests). All the issued and outstanding or issued capital stock (or other equity interests) of each of the White Group Companies are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights which would be triggered by transactions contemplated under the Transaction Documents or Encumbrances (other than Permitted Encumbrances). There are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, or profit participation in, any of the White Group Companies, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, any of the White Group Companies, or (iii) Contracts or understandings of any kind requiring the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, any of the White Group Companies, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, a White Group Company is a party or by which a White Group Company is bound.

3.4	There is no Person (other than another White Group Company or Orange pursuant to the Transaction Documents) who is entitled to acquire or receive any shares of capital stock or other securities of any of the White Group Companies.

3.5	The White Disclosure Letter sets forth a list, or refers to a list as of July 31, 2015 of all outstanding equity or equity-based awards held by any employee, former employee, director, former director or independent contractor of any White Group Company that are settled in, or relate to, White Common Stock or White Preferred Stock, including if applicable the exercise or purchase price of any such awards, the vesting and/or settlement schedule of all such awards, and whether the vesting, settlement or exercisability of such awards accelerates as a result of the transactions contemplated by this Agreement.

4.	WHITE GROUP

4.1	As of Completion, White will hold, directly or indirectly, all right, title and interest to the equity interests of the White Group Companies (save White itself), in each case, free and clear of all Encumbrances save those arising under the terms of the applicable Constitutional Documents and Applicable Law.

4.2	Except as referred to in the White Disclosure Letter, none of the White Group Companies has any Subsidiaries or owns or has an obligation under Contract to acquire, directly or indirectly, any equity interests, equity investments or debt securities in any Person (other White Group Companies and equity or debt securities held as investments in the Ordinary Course which are not, individually or in the aggregate, material to the White Group).

4.3	As of the date hereof, except as referred to in the White Disclosure Letter, there are no outstanding bonds, debentures, notes or other Debt securities of the White Group Companies.

5.	SEC REPORTS

5.1	White has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act, since December 31, 2012 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “White Reports”).

5.2	White has included in the Data Room complete and correct copies of (i) the White Reports, (ii) all comment letters received by White from the SEC since the Applicable Date relating to the White Reports and (iii) all written responses of White thereto. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by White from the SEC and (ii) none of the White Reports is the subject of any ongoing review by the SEC.

5.3	Each of the White Reports, at the time of its filing or being furnished, complied or, if amended or superseded, at the time of its filing or furnishing, or if not yet filed or furnished, will comply in all material respects as to form and content with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the White Reports.

5.4	As of their respective dates (or, if amended, supplemented or restated prior to the date of this Agreement, as of the date of the filing or furnishing of the relevant amendment, supplement or restatement), the White Reports did not, and any White Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each White Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such White Report filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

5.5	Neither White nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among White and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, White or any of its Subsidiaries in White’s or such Subsidiary’s published financial statements or other White Reports.

5.6

Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by White since the Applicable Date was accompanied by the certifications required to be filed or submitted by White’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. White is in compliance with, and since the Applicable Date has been in compliance with, all current listing and corporate governance requirements of the NYSE and is in compliance, and since the Applicable Date has been in compliance, with all rules, regulations and requirements of the Sarbanes Oxley Act. None of White, any current executive officer of White or any former executive officer of White has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the White Reports filed prior to the date of this Agreement.

6.	FINANCIAL STATEMENTS

6.1	The audited consolidated financial statements of White included or incorporated by reference in the White Reports filed with the SEC since January 1, 2012 (including the audited consolidated balance sheet of White as of December 31, 2014 (the “Audited White 2014 Balance Sheet”) and the related audited consolidated statement of income and cash flows for the twelve (12)-month period then ended (collectively, with the Audited White 2014 Balance Sheet, the “Audited White 2014 Financial Statements”)) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, and such, together with all other full-year financial statements provided by it, were prepared in accordance with Applicable Law and with US GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of White and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited consolidated interim financial statements included in such White Reports, to normal year-end adjustments and the absence of complete footnotes).

6.2	Each of the quarterly unaudited consolidated balance sheets and interim consolidated statements of income and cash flow information included by it in the Data Room or provided by it prior to the Completion Date were prepared in accordance with Applicable Law and with US GAAP applied on a consistent basis during the periods involved, except for the absence of normal year end closing procedures and adjustments, and fairly present in all material respects the financial condition and operations of the White Business as of the date thereof.

6.3	Except for Liabilities (a) disclosed in the Audited White 2014 Financial Statements or any notes thereto, (b) incurred in the Ordinary Course or pursuant to the Transaction Documents since December 31, 2014, or (c) that are not reasonably likely to be material to the White Business or prevent or materially delay the consummation of the Combination Transactions, none of the White Group Companies has, or since December 31, 2014, has incurred, any Liabilities.

6.4	Except as otherwise contemplated by this Agreement, during the period from December 31, 2014, to the date of this Agreement:

(a)	the White Group operated the White Business in the Ordinary Course; and

(b)	there has not been a White Business Material Adverse Change/Effect.

7.	INTERNAL CONTROLS AND PROCEDURES

7.1

White has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act), each which comply with Applicable Law and are effective in providing reasonable assurance that all material information required to be disclosed by the White Group under Applicable Law (including in the reports that it files or furnishes under the Exchange Act) is recorded, processed, summarized and reported within the time periods specified by Applicable Law (including in the rules and forms of the SEC), and that all such material information is accumulated and communicated to White’s management as appropriate to allow timely decisions regarding required disclosure; and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act; and

7.2	White adheres to and enforces adequate and appropriate internal compliance functions, financial controls and procedures and disclosure and reporting controls and procedures regarding the reliability of financial reporting and the preparation of financial statements in accordance with US GAAP, including policies and procedures that:

(i)	require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the White Group Companies;

(ii)	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with US GAAP, and that receipts and expenditures of the White Group Companies are being made only in accordance with appropriate authorizations of management and, if required, the board of directors of White; and

(iii)	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the White Group Companies.

7.3	White’s management has completed its assessment of the effectiveness of White’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective.

7.4	Neither White, in the last three years prior to the date of this Agreement, nor to the Knowledge of White, White’s independent auditors have identified or been made aware of (A) any significant deficiency or material weakness, in each case that has not been subsequently remediated, in the system of internal control over financial reporting utilized by the White Group taken as a whole, or (B) any fraud that involves the White Group’s management or other employees who have a role in the preparation of financial statements with financial reporting oversight or the internal control over financial reporting utilized by the White Group.

8.	ASSETS

8.1	The White Group Companies have good and valid title to, or a valid and enforceable right to use, all assets (whether tangible or intangible) primarily used or primarily held for use in connection with the White Business consistent with past practice (except, when this Warranty is repeated on Completion, such assets as have been sold or otherwise disposed of after the date hereof in compliance with this Agreement), in each case, free and clear of all Encumbrances, other than Permitted Encumbrances, except where the failure to have such title or right to use would not have a White Business Material Adverse Change/Effect.

8.2	As of the date hereof, the White Disclosure Letter references, accurately in all material respects and sets forth, (i) a true, correct and complete list of all the White Group’s Owned Real Property (including the address of each parcel of Owned Real Property), and (ii) a true, correct and complete list of all the White Group’s Real Property Leases and the address of each parcel of Leased Real Property.

8.3	Except as referred to in the White Disclosure Letter, a White Group Company has fee simple absolute title to each Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and except in any case as would not individually or in the aggregate have a White Business Material Adverse Change/Effect.

8.4	Except as referred to in the White Disclosure Letter, no White Group Company has leased, subleased, licensed, granted a concession or other right or interest to any Person to use or occupy the Owned Real Property or any portion thereof.

8.5	Except as referred to in the White Disclosure Letter, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

8.6	Each White Group Company holds its Leased Real Property on terms and conditions in all material respects the same as those set forth in the Real Property Leases as of the date hereof, except as would not individually or in the aggregate have a White Business Material Adverse Change/Effect. As of the date hereof, neither White nor (to the Knowledge of White) any of the White Group Companies have received written notice of any pending, and to the Knowledge of White, there is no threatened, condemnation proceeding with respect to any Owned Real Property.

8.7	Except as referred to in the White Disclosure Letter, with respect to each Real Property Lease:

(a)	such Real Property Lease is valid, binding and in full force and effect and all rents are paid in full;

(b)	the Combination Transactions do not require the consent of any other party to such Real Property Lease and will not result in a material breach of or default under such Real Property Lease;

(c)	no White Group Company nor, to the Knowledge of White, any other party to the Real Property Leases, is in material breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default thereunder or would result in the premature termination of such lease;

(d)	no White Group Company is currently subleasing, licensing or otherwise granting any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(e)	as of the date hereof, neither White nor, to the Knowledge of White, any White Group Company has received written notice of any pending, and to the Knowledge of White, there is no threatened, condemnation proceeding with respect to any Leased Real Property, except in each case as has not or would not have a White Business Material Adverse Change/Effect.

8.8	The assets which are the subject of the Warranties given by White in this Schedule 5 constitute in all material respects all the assets necessary for the White Group Companies to conduct the White Business in the manner conducted during the three (3) months prior to the date hereof.

9.	INTELLECTUAL PROPERTY

9.1	The White Group owns all right, title and interest in and to, free and clear of all Encumbrances (other than Permitted Encumbrances), or possesses valid and enforceable and adequate licenses or other legal rights to use, all material Intellectual Property Rights that are primarily used or held for use primarily in the operation of the White Business (collectively, the “White Business Intellectual Property Rights”).

9.2	The White Disclosure Letter sets forth a list of all (i) patents and patent applications; (ii) Trademark registrations and applications (including Internet domain name registrations) and material unregistered Trademarks; (iii) copyright registrations and applications; (iv) material trade secrets and (v) material computer software, in each case, owned or licensed by the White Group and primarily used or held for use primarily in connection with the White Business. A White Group Company is the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of such Intellectual Property Rights, and to the Knowledge of White all of such material Intellectual Property Rights are valid, subsisting and enforceable.

9.3	To the Knowledge of White, nothing has been done or omitted to be done by any White Group Company which would jeopardise the validity or subsistence of any registered White Business Intellectual Property Right.

9.4

Except as referred to in the White Disclosure Letter, the conduct of the White Business as currently conducted, and as conducted in the past three (3) full calendar years does not, to the Knowledge of White, infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, in any material respect any Person’s Intellectual Property Rights, and, to the Knowledge of White, there has been no such dispute nor claim asserted or threatened in writing (including in the form of offers or invitations to obtain a license) against a White Group Company or, to the Knowledge of White, any other Person. To the Knowledge of White, no Person is materially infringing, misappropriating, or otherwise violating any material Intellectual Property Rights owned or material Intellectual Property Rights used, or held for use by the White Group in the conduct of the White Business, and, to the Knowledge of White, no such claims have been asserted or threatened in writing against any Person by a White Group Company in the past three (3) full calendar years.

9.5	For the purposes of this and the following two paragraphs, “Systems” means all the software, hardware, network and telecommunications equipment and internet-related information technology that are material to any White Group Company in connection with the operation of the White Business as currently conducted.

9.6	A White Group Company is the exclusive owner and has direct control of and/or is validly licensed or otherwise authorised to use the Systems.

9.7	To the Knowledge of White, in the past three (3) full calendar years, there have been no security breaches, breakdowns, malfunctions, data loss, failures or other defects in the Systems which have had a White Business Material Adverse Change/Effect.

10.	LITIGATION

10.1	Except as referred to in the White Disclosure Letter, there is no Proceeding pending or, to the Knowledge of White, threatened in writing against a White Group Company, by or before any Governmental Authority or by or on behalf of any third party that, if adversely determined, individually or in the aggregate, would (a) have a White Business Material Adverse Change/Effect, (b) have, individually, potential or claimed value in excess of $2,000,000, or (c) prevent or materially delay the consummation of the Combination Transactions.

10.2	There are no outstanding judgments, decrees or orders of any Governmental Authority against or binding on White or a White Group Company relating to the White Business except any such judgment, decree or order that has not had, and would not have, individually or in the aggregate, a White Business Material Adverse Change/Effect.

11.	EMPLOYEE BENEFIT PLANS

11.1	The White Disclosure Letter sets forth or refers to a list in the Data Room of each Benefit Plan of the White Business, whether written or oral, which is:

(a)	material; or

(b)	a pension scheme, arrangement or commitment, provides for the payment of benefits in lieu of pension on termination of employment, or is a change in control, severance or retiree medical plan, agreement or arrangement, regardless of whether or not such schemes, plans, agreements, arrangements or commitments are material.

11.2	The Data Room contains true, correct and complete copies of:

(a)	the terms or governing documents of, and the most recent summary plan description (if required by its terms or by Applicable Law, or if otherwise available) prepared for, each Benefit Plan of the White Business subject to Disclosure under paragraph 11.1;

(b)	the most recent actuarial reports on Benefit Plans of the White Business that are pension plans, and, in respect of the UK, the latest actuarial valuation, the schedule of contributions (prepared in accordance with section 227 of the Pensions Act 2004) and the statement of investment principles (prepared in accordance with section 35 of the Pensions Act 1995),

11.3	Except as would not have a White Business Material Adverse Change/Effect, there are no pending or, to the Knowledge of White, actual or threatened claims or complaints, investigations or audits with respect to any Benefit Plan of the White Business (other than routine claims for benefits).

11.4	Except as would not have a White Business Material Adverse Change/Effect, each Benefit Plan of the White Business:

(a)	complies in all material respects with Applicable Law;

(b)	has been established, operated and administered in material compliance with its terms and with Applicable Law, including ITEPA, the Equality Act 2010, ERISA and the Code and the White Group Companies have satisfied their obligations with respect to each Benefit Plan of the White Business in all material respects;

(c)	has (where required) been registered and has been maintained in good standing with the applicable Governmental Authorities; and

(d)	is not underfunded.

11.5	All contributions and any statutory debts which are required or could be required to be made to any Benefit Plan of the White Business under Applicable Law, the terms of any such Benefit Plan or otherwise, and all premiums due or payable with respect to insurance policies funding any such Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid in full, have been fully reflected on the books and records of White in accordance with U.S. GAAP applied on a consistent basis. The consummation of the transactions contemplated hereby will not cause a statutory debt to become due under sections 75 or 75A of the Pensions Act 1995.

11.6	Each Benefit Plan of the White Business intended to qualify under Section 401 of the Code or under Schedule 2, 3, 4 or 5 of ITEPA has received a current, favourable determination letter or as applicable has been notified to HM Revenue & Customs as meeting the relevant statutory requirements, and, to the Knowledge of White, no actions have occurred and no circumstances exist which are likely to result in the loss of the qualified status of such Benefit Plans (whether as a result of a withdrawal of approval, a disqualifying event, the relevant Benefit Plan ceasing to meet the applicable statutory requirements or otherwise).

11.7	[deliberately left blank]

11.8	No Benefit Plan of the White Business is and except as would not have a White Business Material Adverse Change/Effect does not otherwise have any liability with respect to any of the following: (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) any plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, or (iv) a “multi-employer scheme” as defined in section 75A of the UK Pensions Act 1995.

11.9	No Benefit Plan of the White Business provides medical benefits (whether or not insured), beyond retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Reconciliation Act of 1985 or similar state law.

11.10	Except as would not have a White Business Material Adverse Change/Effect, each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has:

(a)	been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax under Section 409A of the Code; and

(b)	since January 1, 2012, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

11.11	Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event:

(a)	entitle any current or former employee, officer or director of a White Group Company to any material bonus, severance pay, unemployment compensation or any other payment that must be paid by, provided by, or the cost of which is otherwise borne by any White Group Company, except as expressly provided in this Agreement; or

(b)	give rise to any material liability under any Benefit Plan of the White Business or accelerate the time of payment or vesting, or increase the amount of, compensation due to any current or former employee, officer or director, with respect to any compensation that must be paid by, provided by, or the cost of which is otherwise borne by any White Group Company, in either case, which is material in aggregate to the individual White Business, except as expressly provided in this Agreement.

11.12	Between the date of this Agreement and the Completion Date, White shall make commercially reasonable efforts to provide to Red and Olive an estimate of whether any amount paid or payable (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated hereby (either solely as a result of or as a result of such transactions in conjunction with any other event), to any employee or any director or other service provider of any of White or any White Group Company under any Benefit Plan of the White Business will be an “excess parachute payment” within the meaning of Section 280G of the Code.

11.13	No Benefit Plan of the White Business provides for the payment by any White Group Company of any Tax gross-up payments or similar payments in respect of any Taxes to any current or former employees or directors who provide or provided services to any White Group Company.

11.14	Except as provided under Applicable Law or under a collective bargaining Contract, there are no limitations or restrictions on the right of White or any White Group Company, after the consummation of the transactions contemplated by this Agreement, to merge, amend or terminate any of the Benefit Plans referred to in the White Disclosure Letter.

11.15	[deliberately left blank]

UK Benefit Plans

11.16	No event has occurred which has resulted or is likely to result in any UK Benefit Plan being closed to future accrual, terminated or wound up in whole or in part. The consummation of the transactions contemplated hereby will not directly cause any UK Benefit Plan to be closed to future accrual, terminated or wound up, or cause any White Business Material Adverse Change/Effect in the balance of powers or directly result in any material additional funding being due in accordance with the terms of the UK Benefit Plan.

11.17	The UK Benefit Plans are registered pension schemes under the UK Finance Act 2004 and to the Knowledge of White there is no reason why any UK Benefit Plan might cease to be registered.

11.18	There is in force in respect of each employment with any White Group Company which is treated as contracted-out by reference to the UK Benefit Plans an appropriate contracting-out certificate. To the Knowledge of White, there is no reason why any contracting-out certificate might be cancelled, surrendered or varied prior to 6 April 2016.

11.19	No contribution notice, financial support direction or restoration order (as defined in sections 38 to 56 of the UK Pensions Act 2004) has been issued in respect of the UK Benefit Plans or which refers to any White Group Company or to any director or employee of any White Group Company. To the Knowledge of White there are no circumstances (including consummation of the transactions contemplated hereby) which are likely to result in such a notice, direction or order being issued to any White Group Company.

11.20	No White Group Company has provided a guarantee or an indemnity or any other support in connection with the pension liabilities of any other employer outside of the White Group arising from that employer’s participation in an occupational pension scheme in the UK, including but not limited to the UK Benefit Plans.

11.21	No employee of any White Group Company whose employment has previously transferred to the relevant White Group Company under the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 has a right to enhanced benefits on redundancy or on early retirement, or to a set amount of employer contributions that is higher than has been disclosed in the Disclosure Letter or Data Room and would have a White Business Material Adverse Change/Effect.

11.22	The answer contained at 5.8.3 of the White Data Room insofar as it relates to funding of the defined benefit UK Benefit Plan has been accurately extracted from that defined benefit UK Benefit Plan’s actuarial report as at 5 April 2014 prepared in accordance with Applicable Law by Aon Hewitt, the actuary of that defined benefit UK Benefit Plan, and from the risk analyzer tool used by Aon Hewitt as at 1 July 2015.

12.	TAX

12.1	All material Tax Returns required to be filed by or with respect to a White Group Company have been duly and timely filed (taking into account applicable extensions), and each such Tax Return was true, complete and correct in all material respects.

12.2	All material Taxes and all material estimated Taxes:

(a)	due and owing by the White Group Companies have been timely paid;

(b)	not yet due and owing by the White Group Companies have been properly reserved for in accordance with the relevant accounting procedures;

(c)	required to be withheld by the White Group Companies have been so withheld, and such withheld Taxes have either been duly and timely paid to the proper Taxation Authority or properly provided for in accounts for such purpose and will be duly and timely paid to the proper Taxation Authority.

12.3	There are no current, pending, or, to the Knowledge of White, threatened audits or other administrative or judicial proceedings in respect of Taxes which, if adversely determined, are reasonably expected to be, individually or in the aggregate, material to the White Group Companies, or the White Business, and, to the Knowledge of White, no deficiency or claim for Taxes or any adjustment to Taxes with respect to which any of the White Group Companies may be liable is asserted or threatened in writing by any Taxation Authority.

12.4	Except for agreements or arrangements entered into more than five years prior to the date of this Agreement in connection with the acquisition or disposition of the equity or substantially all the assets of any business entity, and except for agreements or arrangements entered into solely by and among White Group Companies, no White Group Company:

(a)	is a party to or bound by or has any obligation under any material income Tax separation, sharing, allocation or similar agreement or arrangement (other than customary indemnification obligations contained in contracts of which Tax is not the principal concern);

(b)	has within the last five years been a member of any consolidated, combined or unitary group (or any other fiscal consolidation) for purposes of filing Tax Returns or paying Taxes of which any Person other than a White Group Company is a member; or

(c)	has within the last five years entered into any settlement agreement with any Taxation Authority (including any settlement agreement pursuant to Section 7121 of the Code or any predecessor provisions or any similar provision of Applicable Law) with respect to any material Tax liability or is subject to any special arrangement (being an arrangement which is not based on the strict application of any relevant legislation or any published practice) of a Taxation Authority.

12.5	There are no material Encumbrances (other than Permitted Encumbrances) relating to Taxes upon the assets of the White Business.

12.6	Each White Group Company is and has at all times been resident for Tax purposes in the jurisdiction in which it was incorporated and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including for the purpose of any double Tax treaty). Each White Group Company is not, nor has it ever been, subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

12.7	To the Knowledge of White, no White Group Company has agreed to make, nor is required by Applicable Law to make, any adjustment for a taxable period ending after the Completion Date by reason of a change in tax accounting method or otherwise that would result in (i) the shifting of income from the pre-Completion period to the post-Completion period or (ii) the shifting of deductions from the post-Completion period to the pre-Completion period, except, in each case, where such adjustment has not had, nor is reasonably expected to have, individually or in the aggregate, a White Business Material Adverse Effect.

13.	MATERIAL CONTRACTS

13.1	Except as referred to in the White Disclosure Letter, none of the White Group Companies is a party to or bound by any of the following (individually, a “Material Contract” and, collectively, the “Material Contracts”):

(a)	any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(b)	any Contract of Material Value which contains a non-competition covenant that precludes or purports to preclude a White Group Company or its Affiliates from operating in any geographic location or from hiring the staff of its choice;

(c)	any Contract relating to the formation, operation or management of any joint venture, alliance or partnership requiring annual payments by or to a White Group Company in excess of EUR 5,000,000;

(d)	any Contract of Material Value:

(i)	providing any Person with a material exclusive dealing arrangement or the right of first refusal or first offer or similar type provision with respect to the disposition or acquisition of any material assets of the White Business; or

(ii)	that grants any Person “most favoured nation” status;

(e)	any Contract of Material Value which is:

(i)	a sales agreement entered into with the customers of the White Business;

(ii)	a marketing agreement in relation to sales;

(iii)	a purchase or supply agreement under which the White Business acquires or is supplied with goods or services (including with respect to the Systems);

(iv)	a Contract relating to the White Business’s use or ownership of or rights in any Intellectual Property Rights (whether restricting, enabling, licensing or otherwise affecting such Intellectual Property Rights); or

(v)	an outsourcing agreement;

(f)	any Contract:

(i)	entered into outside the Ordinary Course of the White Business;

(ii)	entered into with an Affiliate of a White Group Company, except for contracts to which only White Group Companies are a party; or

(iii)	entered into with any Governmental Authority

(g)	any Contract of Material Value which contains restrictions with respect to payment of dividends or any other distribution by any White Group Company;

(h)	any Contract of Material Value entered into between White Group Companies;

(i)	any Contract of Material Value in respect of which the potential liability of the White Group Company party thereto is unlimited and could have a White Business Material Adverse Change/Effect;

(j)	any Contract pursuant to which the White Group receives a service which, if terminated, would have a White Business Material Adverse Change/Effect;

(k)	any Contract of Material Value governing the terms by which a White Group Company assumes any liability to Tax of any other Person which is not also a White Group Company (other than customary indemnification obligations contained in contracts of which Tax is not the principal concern);

(l)	any Contract entered into outside the Ordinary Course that includes a warranty or indemnification obligation of any White Group Company in respect of which claims remain possible by the terms of that Contract and in respect of which that White Group Company has a maximum potential Liability in excess of EUR 5,000,000; and

(m)	any Contract of Material Value that (i) requires a consent or approval from any third party or (ii) provides for payments by a White Group Company or (iii) permits a third party to terminate or modify such Contract, in each case as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, provided that for the purposes of the above “of Material Value” shall mean that such Contract is a Contract which is expected to generate annual net profit, require annual payments, or which otherwise has an annualised value, of EUR 5,000,000 or more.

13.2	Each of the Material Contracts is, in all material respects, in full force and effect, and is valid and, with respect to the White Group Companies, enforceable in accordance with its terms, and with respect to the other parties thereto is, to the Knowledge of White, enforceable in accordance with its terms, except that enforcement of any Material Contract may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Applicable Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and general equity principles.

13.3	There is no pending material default under, or material breach of, any Material Contract by a White Group Company or its Affiliates party thereto, and to the Knowledge of White no event in respect of the White Business has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by a White Group Company or its Affiliates party thereto. To the Knowledge of White, there is no material breach of, any Material Contract by the relevant other party to a Material Contract and no event has occurred that would allow the relevant other parties to a Material Contract to terminate the Material Contract.

13.4	To the Knowledge of White, no other contracting party to any Material Contract:

(a)	has given written notice to a White Group Company or its Affiliates of, or made a written claim against a White Group Company or its Affiliates with respect to, any material breach or default thereunder;

(b)	is in material breach thereof or has breached the same in any material respect within the twelve (12)-month period prior to the date hereof.

13.5	To the Knowledge of White, none of the White Group Companies or its Affiliates has received written notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to exercise or not exercise any option or extension right thereunder whether as a result of the Combination Transactions or otherwise.

13.6	Except as referred to in the White Disclosure Letter, true, correct and complete copies of each Material Contract are included in the Data Room.

14.	PRODUCT LIABILITY

14.1	Except as referred to in the White Disclosure Letter:

(a)	since December 31, 2014, there has been no material Proceeding pending, or, to the Knowledge of White, threatened against a White Group Company with respect to any product liability; and

(b)	to the Knowledge of White, there has not occurred any state of facts or circumstances that would give rise to any Proceeding that would have a White Business Material Adverse Change/Effect,

with respect to any products manufactured, sold or distributed at any time by or on behalf of or in the name of or for the account of a White Group Company, including any Proceeding on account of any express or implied warranty, except for Ordinary Course normal returns and allowances which have not had and would not have, individually or in the aggregate, a White Business Material Adverse Change/Effect or a financial impact on a White Group Company in excess of USD 2,000,000.

15.	MAJOR SUPPLIERS AND CUSTOMERS

15.1	The White Disclosure Letter lists the top twenty (20) suppliers to, and top twenty (20) customers of, the White Business as of the date of this Agreement, determined based on the dollar amount of goods and services such suppliers provided during the twelve (12) months ended December 31, 2014 (based on amounts paid by the White Group) and that such customers have purchased during such period (based on revenue recognized during such period under US GAAP accounting), under their Contracts with the White Group Companies.

15.2	Except as referred to in the White Disclosure Letter, as of the date of this Agreement, none of the customers or suppliers identified pursuant to paragraph 14.1 above has cancelled, materially and adversely modified, or otherwise terminated its relationship with the White Group, or materially decreased its services, supplies or materials to the White Group, nor to the Knowledge of White, has any such customer or supplier communicated in writing any intention to do any of the foregoing and all corresponding Material Contracts have been duly and timely renewed in accordance with the provisions of article L.441-7 of the French commercial code and are fully effective.

16.	COMPLIANCE WITH LAWS; PERMITS; ANTI-CORRUPTION

16.1	To the Knowledge of White, the White Group Companies are, and, have been since December 31, 2012, in compliance with all Applicable Laws except as have not had or would not have a White Business Material Adverse Change/Effect and except Tax Laws (which are addressed elsewhere).

16.2	Except for those matters which, individually or in the aggregate, have not had and would not reasonably be expected to result in material liability to the White Group:

(a)	no White Group Company, nor any director, manager or employee of a White Group Company has in the last five years, in connection with the White Business, itself or, to the Knowledge of White, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of a White Group Company, taken any action in violation of the FCPA, since its coming into effect only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(b)	no White Group Company, nor any director, manager or employee of a White Group Company, is, or in the past five years has been, subject to any actual, pending, or threatened Proceedings, or made any voluntary disclosures to any Governmental Authority, involving a White Group Company in any way relating to the FCPA, since its coming into effect only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(c)	each White Group Company has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of that White Group Company as required by the FCPA, since its coming into effect only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable), in all material respects;

(d)	each White Group Company has instituted policies and procedures reasonably designed to ensure compliance with the FCPA, since its coming into effect only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable), and maintains such policies and procedures in force; and

(e)	no officer or director of a White Group Company is a Government Official.

16.3	The White Group Companies possess all Permits that are necessary for the operation of the White Business as operated on the date hereof or the ownership of the assets of the White Business, and all such Permits are validly held and in full force and effect and to the Knowledge of White, not threatened by circumstances that would enable their revocation or cancellation by a third party, except as have not had or would not have a White Business Material Adverse Change/Effect.

16.4	The White Group Companies are, and since December 31, 2012, have been, in compliance with the terms and conditions of the Permits, except as have not had or would not have a White Business Material Adverse Change/Effect.

16.5	No White Group Company, nor any director, officer or, to the Knowledge of White, employee of any White Group Company is, or has ever been, a Restricted Party

16.6	No White Group Company nor any director, officer or, to the Knowledge of White, employee of any White Group Company has engaged, or engages, in any activity, practice or conduct (or failure to act) which breaches or has breached any applicable Sanctions.

17.	LABOUR MATTERS

17.1	Except as referred to in the White Disclosure Letter and except as has not had or would not have a White Business Material Adverse Change/Effect, with respect to the employees of the White Group Companies:

(a)	The White Group Companies are neither party to, nor bound by, any collective bargaining Contract or work rules or practices with any labour union, labour organization or works council; there are no collective bargaining Contracts or work rules or practices that pertain to any of the employees of the White Group Companies; and no employees of the White Group Companies are represented by any labour union, labour organization or works council with respect to their employment with the White Group Companies.

(b)	No labour union, labour organization, works council, or group of employees of the White Group Companies has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with or by the applicable Governmental Authority. To the Knowledge of White, there is no labour union organizing activities with respect to any employees of the White Group Companies.

(c)	From December 31, 2013, there has been no actual or, to the Knowledge of White, threatened labour disputes, employment-related litigation, strikes, lockouts, slowdowns or work stoppages against or affecting the White Group Companies.

(d)	The White Group Companies and their respective employees, agents or representatives have not, to the Knowledge of White, committed any material unfair labour practice contrary to Applicable Law.

(e)	The White Group Companies are not required to provide notice to or obtain the consent of, or consult with, any labour union, labour organization, works council or group of employees of the

White Group Companies in connection with the execution of this Agreement, except for the Employee Notification Processes in respect of the White Group set out in Annex C and any notices required to be provided under collective bargaining Contracts the failure of which to be provided would not, individually or in the aggregate, be material to the White Business.

(f)	To the Knowledge of White, the White Group Companies: (i) have properly classified all of its workers as independent contractors or employees, (ii) have properly classified, recorded and documented the employment of all of its employees under Applicable Law, and (iii) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid.

(g)	The White Group Companies are and have been in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs.

17.2	To the Knowledge of White, no officer or director of a White Group Company is in violation of any term of any employment agreement, non-disclosure agreement, statutory non-disclosure obligation, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by a White Group Company or (ii) the use of trade secrets or proprietary information.

17.3	The execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any collective bargaining Contract, employment agreement, consulting agreement or any other labour-related agreement to which a White Group Company is a party and which is (or the class of arrangements on substantially the same terms of which it comprises part) is material to the White Group.

18.	ENVIRONMENTAL

18.1	To the Knowledge of White, except as has not or would not have a White Business Material Adverse Change/Effect, since December 31, 2012, the White Group Companies have at all times been, and are, in compliance with all material applicable Environmental Laws, including, but not limited to, possessing and complying with all Permits required for their operations under applicable Environmental Laws; and have not received any written communication, whether from a Governmental Authority or other Person, alleging that a White Group Company is not in such compliance, and there are no past or present actions, conditions, activities, circumstances or occurrences that would prevent such compliance in the future.

18.2	Within 3 months of the date hereof, White will deliver to the other Parties a complete list of all material Permits held by the White Group Companies pursuant to applicable Environmental Laws as of the date of delivery.

18.3	Except as would not result in a White Business Material Adverse Change/Effect, there is no Environmental Claim pending or, threatened, against any White Group Company or, to the Knowledge of White, against any Person whose liability for any Environmental Claim the White Group Companies have retained or assumed either contractually or by operation of law, in each case relating to the White Business.

18.4	To the Knowledge of White, there are no past or present actions, conditions, activities, circumstances or occurrences, including the Release, threatened Release or presence of any Hazardous Material which could reasonably be expected to form the basis of any Environmental Claim relating to the White Business against the White Group Companies, or to the Knowledge of White, against any Person whose liability for any Environmental Claim, the White Group Companies have retained or assumed either contractually or by operation of law, except in each case as would not result in a White Business Material Adverse Change/Effect.

18.5	None of the White Group Companies is a party or subject to any administrative or judicial order or decree pursuant to the Environmental Laws, except in each case as would not result in a White Business Material Adverse Change/Effect.

18.6	To the Knowledge of White, the White Group Companies have not, and no other Person has, within the applicable statutory limitation period stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials, on or beneath any Real Property currently or to the Knowledge of White, formerly owned, operated or leased by the White Group Companies, except for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of the White Business, except in each case as would not result in a White Business Material Adverse Change/Effect. With respect to any offsite disposal location used by the White Group Companies to dispose of any Hazardous Materials, to the Knowledge of White, there have been no Releases of Hazardous Materials on or underneath any of such location that would result in a White Business Material Adverse Change/Effect.

18.7	The Data Room contains true, complete and correct copies of any reports, studies, analyses, tests or monitoring possessed by White and the White Group Companies pertaining to potential liability under any Environmental Law relating to Hazardous Materials in, on, beneath or adjacent to any Real Property currently or formerly owned, operated or leased by the White Group Companies within the applicable statutory limitation period, or regarding the compliance by White Group Companies with applicable Environmental Laws within the last thirty (30) years, in each case relating to the White Business.

19.	RELATED PARTY TRANSACTIONS

19.1	Except for those Contracts referred to in the White Disclosure Letter, no White Group Company is a party to or any written Contract with any current or former director or officer of a White Group Company.

19.2	The White Disclosure Letter sets or refers to the inclusion in the Data Room of, a true, correct, and complete list of:

(a)	any and all outstanding loans or other extensions of credit made or guaranteed by the White Group Companies to or for the benefit of any current or former director, officer, stockholder or employee of the White Group Companies (other than advances of business expenses in the Ordinary Course), and

(b)	any and all outstanding loans, guarantees, or other extensions of credit of any amount made to or for the benefit of the White Group Companies by any current or former director, officer, stockholder or employee of the White Group Companies.

and none of these loans, guarantees or other extensions of credit expires, terminates or will otherwise become repayable as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

20.	INSURANCE

20.1	The White Disclosure Letter refers to a true, correct and complete list as of the date hereof of all insurance policies that relate to the White Business. Each such policy is in full force and effect on the date hereof and each such policy will be in full force and effect as of the Completion Date, in each case, in accordance with the terms of the policies, or a substituted policy shall have been obtained therefor. These insurance policies cover the risks which are required by law to be covered, as well as all risks usually covered by companies engaged in similar businesses to the White Group Companies.

20.2	To the Knowledge of White, no White Group Company is in material default with respect to its obligations under any of the policies. None of the White Group Companies has received a written notice of cancellation or non-renewal of any policy or binder.

21.	GUARANTEES

21.1	The White Disclosure Letter references, as of the date of this Agreement, each Guarantee, issued by a White Group Company in favour of White or its Affiliates other than the White Group.

21.2	The White Disclosure Letter references, as of the date of this Agreement, all Guarantees issued by White or its Affiliates other than the White Group on behalf of any White Group Company.

22.	APPLICATION AND DISCLOSURE DOCUMENTS

22.1	The White Proxy Statement and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The White Proxy Statement, or any amendment or supplement thereto, shall not, on the date the White Proxy Statement or any amendment or supplement thereto is first mailed to the White Stockholders and at the time of the White Stockholder Approval is adopted, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

22.2	None of the information supplied or to be supplied by White for inclusion or incorporation by reference in an Application and Disclosure Document will, at the time the relevant Application and Disclosure Document or any amendment or supplement thereto is finally filed with the applicable Review Authority, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by White with respect to statements made or omitted to be made or incorporated by reference in an Application and Disclosure Document based on information supplied or failed to be supplied by or on behalf of any other Party for inclusion or incorporation by reference therein.

SCHEDULE 6

OLIVE WARRANTIES

1.	ORGANIZATION AND QUALIFICATION

1.1	Olive HoldCo and each Olive Group Company is duly organized, validly existing and is in good standing (with respect to jurisdictions that recognize such concept) in the jurisdiction of its incorporation.

1.2	Each Olive Group Company has all requisite corporate power and corporate authority to own, lease and operate the properties it owns, leases or operates and collectively to conduct the Olive Business as conducted on the date hereof.

1.3	Each Olive Group Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the property owned, leased or operated by the Olive Business as currently conducted is located or where the nature of the Olive Business makes such qualification reasonably necessary, except in each case in those jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, result in an Olive Business Material Adverse Change/Effect.

1.4	True and complete copies of the certificate of incorporation and by-laws (or other comparable governing documents) of each of the Olive Group Companies as in effect on the date of this Agreement are contained in the Data Room. True and complete copy of the shareholders’ agreement of Olive as in effect on the date of this Agreement and as of Completion is contained in the Data Room.

1.5	To the Knowledge of Olive and Olive HoldCo, other than the shareholders’ agreement of Olive, there are no agreements, arrangements or understandings between the Olive Shareholders and any other direct or indirect shareholder of a Olive Group Company in relation to the exercise of shareholders’ or similar rights in a Olive Group Company or the shares in a Olive Group Company that affect the relevant Olive Group Company following Completion.

1.6	No bankruptcy, insolvency or judicial composition proceedings have been commenced or, to the Knowledge of Olive and Olive HoldCo, applied for under any Applicable Law, against Olive HoldCo or any of the Olive Group Companies, nor are any enforcement measures pending or, to the Knowledge of Olive and Olive HoldCo, applied for, with respect to any property or other assets of Olive HoldCo or any Olive Group Company. To the Knowledge of Olive and Olive HoldCo, there are no circumstances which justify or require the institution of such proceedings or any actions seeking to void or challenge this Agreement under insolvency law. Neither Olive HoldCo nor any Olive Group Companies are over-indebted, illiquid nor is illiquidity pending with respect to any of them.

2.	AUTHORITY; NO BREACH

2.1	Each of Olive HoldCo and each of the Olive Group Companies has all requisite corporate power and corporate authority to enter into each of the Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder and to consummate the Olive Contribution.

2.2	The execution, delivery and performance by each of Olive HoldCo and the Olive Group Companies of this Agreement and each of the Transaction Documents to which they are respectively a party and the consummation of the Olive Contribution:

(a)	have been duly authorized by all necessary corporate action on the part of that person (including the board of directors of Olive) and (if applicable) its shareholders;

(b)	do not, assuming each of the Conditions is satisfied and the filings referred to in this Agreement are made in accordance with the terms hereof, require any consent or approval from, or the giving of any notice or making of any filings to, any Governmental Authority by Olive HoldCo or an Olive Group Company that have not already been obtained or made, other than in all cases where failure to obtain such consent or to give or make such notice or filing would not result in an Olive Business Material Adverse Change/Effect or prevent or materially delay the consummation of the Combination Transactions; and

(c)	do not:

(i)	assuming all authorizations, consents and approvals to be obtained or made as Conditions have been obtained or made, violate any Applicable Law to which such persons are subject;

(ii)	(A) require a consent, notice or approval under, conflict with, result in a violation or breach of or constitute a default under, result in the acceleration of, or (B) create in any party the right to accelerate, vary, terminate or cancel, any Contract to which any of such persons is a party;

(iii)	(A) require a consent, notice or approval under, conflict with, result in a violation or breach of or constitute a default under, result in the acceleration of, or (B) create in any party the right to accelerate, vary, terminate or cancel, any Contract to which any of such persons is a party which governs the Indebtedness of the Olive Business;

(iv)	create any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets used or held for use in the Olive Business; or

(v)	violate the certificate of incorporation, by-laws or other organizational documents of such person (or a shareholders’ agreement relating to it),

except with respect to all of the foregoing as referenced in the Olive Disclosure Letter and except with respect to the foregoing sub-paragraphs (i), (ii), (iii) or (iv) as has not had or would not have an Olive Business Material Adverse Change/Effect or prevent or materially delay the consummation of the Combination Transactions.

2.3	The condition precedent included as clause 5.2.2(ii) of the Olive Framework Agreement is satisfied.

2.4	This Agreement has been (and each Transaction Document upon execution and delivery will be) duly executed and delivered by each of Olive HoldCo and the Olive Group Companies party thereto and constitutes (and each Transaction Document upon execution and delivery will constitute), assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, the legal, valid and binding obligation of each of Olive HoldCo and the Olive Group Companies party hereto or thereto, as applicable, enforceable against the same in accordance with its and their respective terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Applicable Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally and to general equitable principles.

3.	CAPITAL

3.1	The authorized capital stock of Olive consists of 1,517,000,000 ordinary Series B registered shares (the “Olive Ordinary Shares”). As of the close of business in Madrid on the Capitalisation Date, all the Olive Ordinary Shares were issued and outstanding and had been full paid in. Since the Capitalisation Date, no Olive Ordinary Shares or other equity securities in Olive have been issued, or any right to such issuance been granted. All of the issued and outstanding Olive Ordinary Shares are, and all Olive Ordinary Shares subject to issuance (upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable) will be, duly authorized, validly issued, fully paid and non-assessable and free of any pre-emptive rights or Encumbrances (save those arising under the Constitution Documents of Olive and Applicable Law) and issued in compliance with all Applicable Laws. To the Knowledge of Olive and Olive HoldCo, no current or former stockholder of Olive is or has been in breach of the ancillary obligation (prestación accesoria) set out in article 8.2 of the Olive by-laws.

3.2	On Completion Olive HoldCo will hold good, valid and marketable legal and beneficial title to the Olive Sale Shares, free and clear of all Encumbrances save those arising under the Constitutional Documents of Olive and Applicable Law.

3.3	There are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, Olive, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, Olive, or (iii) Contracts or understandings of any kind (except the Olive Framework Agreement as it relates to the Olive Liquidity Purchases) requiring the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, Olive, or any such convertible or exchangeable securities or any such options, warrants or rights, to which Olive is party or by which Olive is bound.

3.4	The Olive Disclosure Letter refers to each Olive Group Company, its jurisdiction of organization, the amount of its authorized and outstanding capital stock (or other equity interests in it) and the record and beneficial owner of such outstanding capital stock (or other equity interests). All the issued and outstanding capital stock (or other equity interests) of each of the Olive Group Companies are duly authorized, validly issued, fully paid and non-assessable and free of any pre-emptive rights or Encumbrances. There are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, any of the Olive Group Companies, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, any of the Olive Group Companies, or (iii) Contracts or understandings of any kind requiring the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, any of the Olive Group Companies, or any such convertible or exchangeable securities or any such options, warrants or rights, to which an Olive Group Company is party or by which an Olive Group Company is bound.

3.5	There is no Person (other than another Olive Group Company or Orange pursuant to the Transaction Documents) who is entitled to acquire or receive any shares of capital stock or other securities of any of the Olive Group Companies.

3.6	The Olive Disclosure Letter sets forth a list, or refers to list as of the date of this Agreement of all outstanding equity awards held by any employee, former employee, director, former director or independent contractor of any Olive Group Company that are settled in Olive Ordinary Shares.

4.	OLIVE GROUP

4.1	As of Completion Olive will hold, directly or indirectly, all right, title and interest to the equity interests of the Olive Group Companies (save Olive itself), in each case, free and clear of all Encumbrances save those arising under the terms of the applicable Constitutional Documents and Applicable Law.

4.2	Except as referred to in the Olive Disclosure Letter, none of the Olive Group Companies has any Subsidiaries or owns or has an obligation under Contract to acquire, directly or indirectly, any equity interests, equity investments or debt securities in any Person (other than other Olive Group Companies and equity or debt securities held as investments in the Ordinary Course of business which are not, individually or in the aggregate, material to the Olive Group).

4.3	As of the date hereof, except as referred to in the Olive Disclosure Letter, there are no outstanding bonds, debentures, notes or other Debt securities of the Olive Group Companies.

4.4	Except as referred to in the Olive Disclosure Letter, all of the Olive Group Companies owned by a sole shareholder have declared and registered their sole shareholder company status within the relevant commercial registry and comply with the obligations set out in Chapter III of Title I of the Spanish Capital Companies Act (Royal Legislative Decree 1/2010 of 2 July 2010) and set out in Chapter III of Title VI of the Portuguese companies code.

4.5	As of the date hereof, there are, and on Completion there shall be, no damages, contingencies, liabilities or risks of whatever nature or kind, whether actual or potential, for any of the Olive Group Companies, arising from:

(a)	any corporate reorganization undertaken by or currently in process by all or some of the Olive Group Companies (including but not limited to the Olive Group Companies reorganization undertaken in summer 2013); and

(b)	any entity which has been part of the Olive Group but has been carved out or sold or otherwise transferred to any third party out of the Olive Group in the Olive Carve-Out.

4.6	Olive does not, and prior to the Completion Olive and Olive HoldCo will not, own any White Common Stock.

5.	FINANCIAL STATEMENTS

5.1	Each of the audited consolidated financial statements relating to the Olive Group included by it in the Data Room or otherwise provided to the Parties for:

(a)	the financial year ending December 31, 2013, were audited and provided with an auditors’ report and were prepared in accordance with Applicable Law and with Spanish GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto)

(b)	the financial year ending December 31, 2014, and any financial year ending prior to Completion were (where Completion occurs on or after 1 May 2016) audited and provided with an auditors’ report and were prepared in accordance with Applicable Law and with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto)

and fairly present in all material respects the consolidated assets, liabilities, financial position and profit or loss of (as applicable) Olive and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

5.2	Each of the quarterly unaudited consolidated balance sheets and interim consolidated statements of income and cash flow information included by it in the Data Room or provided by it prior to the Completion Date were prepared in accordance with Applicable Law and with IFRS applied on a consistent basis during the periods involved, except for the absence of normal year end closing procedures and adjustments, and fairly present in all material respects the financial condition and operations of the Olive Business as of the date thereof.

5.3	Except for Liabilities (a) disclosed in the audited consolidated financial statements relating to the Olive Group for the financial year ending December 31, 2014, or any notes thereto, (b) incurred in the Ordinary Course or pursuant to the Transaction Documents since December 31, 2014, (c) referred to in the Olive Disclosure Letter, or (d) that are not reasonably likely to be material to the Olive Business or prevent or materially delay the consummation of the Combination Transactions, none of the Olive Group Companies has, or since December 31, 2014, has incurred, any Liabilities. Olive has duly and accurately provisioned in the audited consolidated financial statements relating to the Olive Group for the financial year ending December 31, 2014, all the liabilities that could result from the collective redundancy procedure undertaken in the financial year ending December 31, 2014, including any amounts payable or damages arising as a result of the enforcement or compliance with the related court resolutions.

5.4	Except as otherwise contemplated by this Agreement, during the period from December 31, 2014 to the date of this Agreement:

(a)	the Olive Group operated the Olive Business in the Ordinary Course; and

(b)	there has not been an Olive Business Material Adverse Change/Effect.

6.	INTERNAL CONTROLS AND PROCEDURES

6.1	Olive has established and maintains, adheres to and enforces adequate and appropriate internal compliance functions, financial controls and procedures and disclosure and reporting controls and procedures, each which comply with Applicable Law and are effective in providing reasonable assurance:

(a)	that all material information required to be disclosed by the Olive Group under Applicable Law is recorded, processed, summarized and reported within the time periods specified by Applicable

Law, and that all such material information is accumulated and communicated to Olive’s management as appropriate to allow timely decisions regarding required disclosure; and

(b)	regarding the reliability of financial reporting and the preparation of financial statements in accordance with Applicable Law and IFRS, including policies and procedures that:

(i)	require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the relevant Olive Group Companies;

(ii)	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Applicable Law and IFRS, and that receipts and expenditures of the relevant Olive Group Companies are being made only in accordance with appropriate authorizations of management and, if required, the board of directors of Olive; and

(iii)	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the relevant Olive Group Companies.

6.2	Except as referred to in the Olive Disclosure Letter, since the incorporation of Olive, neither Olive, nor to the Knowledge of Olive and Olive HoldCo, Olive’s independent auditors have identified or been made aware of (A) any significant deficiency or material weakness, in each case which has not been subsequently remedied, in the system of internal control over financial reporting utilized by the Olive Group taken as a whole, or (B) any fraud that involves the Olive Group’s management or other employees who have a role in the preparation of financial statements with financial reporting oversight or the internal control over financial reporting utilized by the Olive Group.

7.	ASSETS

7.1	The Olive Group Companies have good and valid title to, or a valid and enforceable right to use, all assets (whether tangible or intangible) primarily used or primarily held for use in connection with the Olive Business consistent with past practice (except, when this Warranty is repeated on Completion, such assets as have been sold or otherwise disposed of after the date hereof in compliance with this Agreement), in each case, free and clear of all Encumbrances, other than Permitted Encumbrances, except where the failure to have such title or right to use would not have an Olive Business Material Adverse Change/Effect.

7.2	As of the date hereof, the Olive Disclosure Letter references, accurately in all material respects and sets forth, (i) a true, correct and complete list of all the Olive Group’s Owned Real Property (including the address and land registry details of each parcel of Owned Real Property), and (ii) a true, correct and complete list of all the Olive Group’s Real Property Leases and the address of each parcel of Leased Real Property.

7.3	Except as referred to in the Olive Disclosure Letter, an Olive Group Company has fee simple absolute title to each Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and except in any case as would not individually or in the aggregate have an Olive Business Material Adverse Change/Effect. The Olive Group Companies’ title in respect of any and all Owned Real Property is duly registered in the corresponding tax authorities and Land Registries (as it may correspond to each Olive Group Company), and is thus enforceable against third parties.

7.4	All Owned Real Properties are fully constructed and fully received from their relevant contractors, without any defects in the finishes, malfunction in the installations or equipment, or reservations pending repair or works yet to be performed. All Owned Real Properties have been executed pursuant to the applicable zoning laws and the corresponding building permits, and the relevant Olive Group Company owning every Owned Real Property has obtained all the necessary licenses and permits substantiating its conformity and authorizing its use and exploitation and there are no circumstances which could entail the enforcement or imposition of penalties or the full or partial closure and/or demolition of that Real Property pursuant to applicable zoning/planning laws.

7.5	Except as referred to in the Olive Disclosure Letter, no Olive Group Company has leased, subleased, licensed, granted a concession or other right or interest to any Person to use or occupy its Owned Real Property or any portion thereof.

7.6	Except as referred to in the Olive Disclosure Letter, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

7.7	Each Olive Group Company holds its Leased Real Property on terms and conditions in all material respects the same as those set forth in the Real Property Leases as of the date hereof, except as would not individually or in the aggregate have an Olive Business Material Adverse Change/Effect. As of the date hereof, neither Olive HoldCo nor Olive nor (to the Knowledge of Olive and Olive HoldCo) any of the Olive Group Companies have received written notice of any pending, and to the Knowledge of Olive and Olive HoldCo, there is no threatened, condemnation proceeding with respect to any Owned Real Property.

7.8	Except as referred to in the Olive Disclosure Letter, with respect to each Real Property Lease:

(a)	such Real Property Lease is valid, binding and in full force and effect;

(b)	the Combination Transactions do not require the consent of any other party to such Real Property Lease, will not result in a material breach of or default under such Real Property Lease;

(c)	no Olive Group Company nor, to the Knowledge of Olive and Olive HoldCo, any other party to the Real Property Leases, is in material breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default thereunder or would result in the premature termination of such lease;

(d)	all rents were paid in full, there are no rent arrears under any such Real Property Lease;

(e)	no Olive Group Company is currently subleasing, licensing or otherwise granting any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(f)	as of the date hereof, neither Olive HoldCo nor Olive nor (to the Knowledge of Olive and Olive HoldCo) any of the Olive Group Companies has received written notice of any pending, and to the Knowledge of Olive and Olive HoldCo, there is no threatened, condemnation proceeding with respect to any Leased Real Property, except in each case as has not or would not have an Olive Business Material Adverse Change/Effect.

7.9	The assets which are the subject of the Warranties given by Olive and Olive HoldCo in this Schedule 6 constitute (when taken together with the rights under the Transitional Services Agreements) in all material respects all the assets necessary for the Olive Group Companies to conduct the Olive Business in the manner conducted during the three (3) months prior to the date hereof.

8.	INTELLECTUAL PROPERTY

8.1	The Olive Group owns all right, title and interest in and to, free and clear of all Encumbrances (other than Permitted Encumbrances), or possesses valid and enforceable and adequate licenses or other legal rights to use, all material Intellectual Property Rights and Know-How that have been primarily used or held primarily for use in the past two (2) full calendar years prior to the date of this Agreement in the operation of the Olive Business (collectively, the “Olive Business Intellectual Property Rights”). The Olive Business Intellectual Property Rights in each case have a term of or are valid for at least six (6) months upon the date of this Agreement and will remain unaffected by the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

8.2

The Olive Disclosure Letter sets forth a list of all (i) patents and patent applications; (ii) Trademark registrations and applications (including internet domain name registrations) and material unregistered

Trademarks; (iii) copyright registrations and applications; (iv) material trade secrets and (v) material computer software, in each case, owned by the Olive Group and primarily used or held primarily for use in connection with the Olive Business. An Olive Group Company is the sole and exclusive legal and beneficial and, with respect to applications and registrations, record owner of all of such Intellectual Property Rights set out in the Olive Disclosure Letter, and to the Knowledge of Olive and Olive HoldCo, all such material Intellectual Property Rights are valid, subsisting, enforceable and registered within the relevant registries in the territories where the Intellectual Property Rights are used. The Intellectual Property Rights listed in the Olive Disclosure Letter are not subject to any disputes, threatened or pending, in or out of court.

8.3	Except as referred to in the Olive Disclosure Letter, the conduct of the Olive Business as currently conducted, and as conducted in the past two (2) full calendar years does not, to the Knowledge of Olive and Olive HoldCo, infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, in any material respect any Person’s Intellectual Property Rights, and, to the Knowledge of Olive and Olive HoldCo, there has been no such dispute nor claim asserted or threatened in writing (including in the form of offers or invitations to obtain a license) against an Olive Group Company or, to the Knowledge of Olive and Olive HoldCo, any other Person. To the Knowledge of Olive and Olive HoldCo, no Person is materially infringing, misappropriating, or otherwise violating any material Intellectual Property Rights owned or material Intellectual Property Rights used, or held for use by the Olive Group primarily in the conduct of the Olive Business, and, to the Knowledge of Olive and Olive HoldCo, no such claims have been asserted or threatened in writing against any Person by an Olive Group Company in the past two (2) full calendar years.

9.	LITIGATION

9.1	Except as referred to in the Olive Disclosure Letter, there is no Proceeding pending or, to the Knowledge of Olive and Olive HoldCo, threatened in writing against an Olive Group Company, by or before any Governmental Authority or by or on behalf of any third party that, if adversely determined, individually or in the aggregate, would (a) have an Olive Business Material Adverse Change/Effect, (b) have, individually, a potential or claimed value in excess of EUR 5,000,000 or (c) prevent or materially delay the consummation of the Combination Transactions.

9.2	There are no outstanding judgments, decrees or orders of any Governmental Authority against or binding on Olive HoldCo or an Olive Group Company relating to the Olive Business except any such judgment, decree or order that has not had, and would not have, individually or in the aggregate, an Olive Business Material Adverse Change/Effect.

10.	EMPLOYEE BENEFIT PLANS

10.1	The Olive Disclosure Letter sets forth or refers to a list in the Data Room a list of each Benefit Plan of the Olive Business, whether written or oral, which is:

(a)	material; or

(b)	a pension scheme, arrangement or commitment, provides for the payment of benefits in lieu of pension on termination of employment, or is a change in control, severance or retiree medical plan, agreement or arrangement, regardless of whether or not such schemes, plans, agreements, arrangements or commitments are material.

10.2	The Data Room contains true, correct and complete copies of:

(a)	the terms or governing documents of, and the most recent summary plan description (if required by its terms or by Applicable Law, or if otherwise available) prepared for, each Benefit Plan of the Olive Business subject to Disclosure in paragraph 10.1; and

(b)	the most recent actuarial reports on Benefit Plans of the Olive Business that are pension plans.

10.3	No Benefit Plan of the Olive Business is subject to ERISA, the Code or other United States laws applicable to employee benefit plans.

10.4	The Olive Group Companies are neither party to, nor bound by, any equity or equity-based compensation plans or agreements or any long term incentive plan.

10.5	Except as would not have an Olive Business Material Adverse Change/Effect, there are no pending or, to the Knowledge of Olive and Olive HoldCo, actual or threatened claims or complaints, investigations or audits with respect to any Benefit Plan of the Olive Business (other than routine claims for benefits).

10.6	Except as would not have an Olive Business Material Adverse Change/Effect, each Benefit Plan of the Olive Business:

(a)	complies in all material respects with Applicable Law;

(b)	has been established, operated and administered in material compliance with its terms and with Applicable Law and the Olive Group Companies have satisfied their obligations with respect to each Benefit Plan of the Olive Business in all material respects;

(c)	has (where required) been registered and has been maintained in good standing with the applicable Governmental Authorities; and

(d)	is not underfunded.

10.7	All contributions required to be made to any Benefit Plan of the Olive Business under applicable law, the terms of any such Benefit Plan or otherwise, and all premiums due or payable with respect to insurance policies funding any such Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid in full, have been fully reflected on the books and records of Olive in accordance with Spanish GAAP applied on a consistent basis.

10.8	Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event:

(a)	entitle any current or former employee, officer or director of an Olive Group Company to any material bonus, severance pay, unemployment compensation or any other payment that must be paid by, provided by, or the cost of which is otherwise borne by any Olive Group Company, except as expressly provided in this Agreement; or

(b)	give rise to any material liability under any Benefit Plan of the Olive Business or accelerate the time of payment or vesting, or increase the amount of, compensation due to any current or former employee, officer or director, with respect to any compensation that must be paid by, provided by, or the cost of which is otherwise borne by any Olive Group Company, in either case, which is material in aggregate to the individual Olive Business, except as expressly provided in this Agreement.

10.9	No Benefit Plan of the Olive Business provides for the payment by any Olive Group Company of any Tax gross-up payments or similar payments in respect of any Taxes to any current or former employees or directors who provide or provided services to any Olive Group Company.

10.10	Except as provided under Applicable Law or under a collective bargaining Contract, there are no limitations or restrictions on the right of any Olive Group Company, after the consummation of the transactions contemplated by this Agreement, to merge, amend or terminate any of the Benefit Plans set forth or referred in the Olive Disclosure Letter.

11.	TAX

11.1	All material Tax Returns required to be filed by or with respect to an Olive Group Company have been duly and timely filed (taking into account applicable extensions), and each such Tax Return was true, complete and correct in all material respects.

11.2	All material Taxes and all material estimated Taxes:

(a)	due and owing by the Olive Group Companies have been timely paid;

(b)	not yet due and owing by the Olive Group Companies have been properly reserved for in accordance with the relevant accounting practices;

(c)	required to be withheld by the Olive Group Companies have been so withheld, and such withheld Taxes have either been duly and timely paid to the proper Taxation Authority or properly provided for in accounts for such purpose and will be duly and timely paid to the proper Taxation Authority.

11.3	There are no current, pending, or, to the Knowledge of Olive and Olive HoldCo, threatened audits or other administrative or judicial proceedings in respect of Taxes which, if adversely determined, are reasonably expected to be, individually or in the aggregate, material to the Olive Group Companies, or the Olive Business, and, to the Knowledge of Olive and Olive HoldCo, no deficiency or claim for Taxes or any adjustment to Taxes with respect to which any of the Olive Group Companies may be liable is asserted or threatened in writing by any Taxation Authority.

11.4	Except for agreements or arrangements entered into more than five years prior to the date of this Agreement in connection with the acquisition or disposition of the equity or substantially all the assets of any business entity, and except for agreements or arrangements entered into solely by and among Olive Group Companies, no Olive Group Company:

(a)	is a party to or bound by or has any obligation under any material income Tax separation, sharing, allocation or similar agreement or arrangement (other than customary indemnification obligations contained in contracts of which Tax is not the principal concern);

(b)	has within the last five years been a member of any consolidated, combined or unitary group (or any other fiscal consolidation) for purposes of filing Tax Returns or paying Taxes of which any Person other than an Olive Group Company is a member; or

(c)	has within the last five years entered into any settlement agreement with any Taxation Authority with respect to any material Tax liability or is subject to any special arrangement (being an arrangement which is not based on the strict application of any relevant legislation or any published practice) of a Taxation Authority.

11.5	There are no material Encumbrances (other than Permitted Encumbrances) relating to Taxes upon the assets of the Olive Business.

11.6	Each Olive Group Company is and has at all times been resident for Tax purposes in the jurisdiction in which it was incorporated and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including for the purpose of any double Tax treaty). Each Olive Group Company is not, nor has it ever been, subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

11.7	To the Knowledge of Olive and Olive HoldCo, no Olive Group Company has agreed to make, nor is required by Applicable Law to make, any adjustment for a taxable period ending after the Completion Date by reason of a change in tax accounting method or otherwise that would result in (i) the shifting of income from the pre-Completion period to the post-Completion period or (ii) the shifting of deductions from the post-Completion period to the pre-Completion period, except, in each case, where such adjustment has not had, nor is reasonably expected to have, individually or in the aggregate, an Olive Business Material Adverse Effect.

12.	MATERIAL CONTRACTS

12.1	Except as referred to in the Olive Disclosure Letter, none of the Olive Group Companies is subject to any outstanding obligations under any of the following Contracts (individually, a “Material Contract” and, collectively, the “Material Contracts”):

(a)	any Contract of Material Value which contains a non-competition covenant that precludes or purports to preclude an Olive Group Company or its Affiliates from operating in any geographic location or from hiring the staff of its choice;

(b)	any Contract relating to the formation, operation or management of any joint venture, alliance or partnership requiring annual payments by or to an Olive Group Company in excess of EUR 5,000,000;

(c)	any Contract of Material Value:

(i)	providing any Person with a material exclusive dealing arrangement or the right of first refusal or first offer or similar type provision with respect to the disposition or acquisition of any material assets of the Olive Business; or

(ii)	that grants any Person “most favoured nation” status;

(d)	any Contract of Material Value which is:

(i)	a sales agreement entered into with the customers of the Olive Business;

(ii)	a marketing agreement in relation to sales;

(iii)	a purchase or supply agreement under which the Olive Business acquires or is supplied with goods or services;

(iv)	a Contract relating to the Olive Business’s use or ownership of or rights in any Intellectual Property Rights (whether restricting, enabling, licensing or otherwise affecting such Intellectual Property Rights); or

(v)	an outsourcing agreement;

(e)	any Contract:

(i)	entered into outside the Ordinary Course of the Olive Business;

(ii)	entered into with an Affiliate of an Olive Group Company, except for contracts to which only Olive Group Companies are a party; or

(iii)	entered into with any Governmental Authority

(f)	any Contract of Material Value which contains restrictions with respect to payment of dividends or any other distribution by any Olive Group Company;

(g)	any Contract of Material Value entered into between Olive Group Companies;

(h)	any Contract of Material Value in respect of which the potential liability of the Olive Group Company party thereto is unlimited and could have an Olive Business Material Adverse Change/Effect;

(i)	any Contract pursuant to which the Olive Group receives a service which, if terminated, would have an Olive Business Material Adverse Change/Effect;

(j)	any Contract of Material Value governing the terms by which an Olive Group Company assumes any liability to Tax of any other Person which is not also an Olive Group Company (other than customary indemnification obligations contained in contracts of which Tax is not the principal concern);

(k)	any Contract entered into outside the Ordinary Course that includes a warranty or indemnification obligation of any Olive Group Company in respect of which claims remain possible by the terms of that Contract and in respect of which that Olive Group Company has a maximum potential Liability in excess of EUR 5,000,000;

(l)	any Contract which termination other than by a default by the Olive Group Company any which is a party thereto gives rise to an indemnification obligation of such Olive Group Company; and

(m)	any Contract of Material Value that (i) requires a consent or approval from any third party or (ii) provides for payments by an Olive Group Company or (iii) permits a third party to terminate or modify such Contract, in each case as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, provided that for the purposes of the above of “Material Value” shall mean that such Contract is a Contract which is expected to generate annual net profit, require annual payments, or which otherwise has an annualised value, of EUR 5,000,000 or more.

12.2	Each of the Material Contracts is, in all material respects, in full force and effect, and is valid and, with respect to the Olive Group Companies, enforceable in accordance with its terms, and with respect to the other parties thereto is, to the Knowledge of Olive and Olive HoldCo, enforceable in accordance with its terms, except that enforcement of any Material Contract may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Applicable Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and general equitable principles.

12.3	There is no material breach of any Material Contract by an Olive Group Company or its Affiliates party thereto, and to the Knowledge of Olive and Olive HoldCo, no event in respect of the Olive Business has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by an Olive Group Company or its Affiliates party thereto. To the Knowledge of Olive and Olive HoldCo, there is no material breach of, any Material Contract by the relevant other party to a Material Contract and no event has occurred that would allow the relevant other parties to a Material Contract to terminate the Material Contract.

12.4	To the Knowledge of Olive and Olive HoldCo, no other contracting party to any Material Contract:

(a)	has given written notice to an Olive Group Company or its Affiliates of, or made a written claim against an Olive Group Company or its Affiliates with respect to, any material breach or default thereunder.

(b)	is in material breach thereof or has breached the same in any material respect within the twelve (12)-month period prior to the date hereof.

12.5	To the Knowledge of Olive and Olive HoldCo, none of the Olive Group Companies or its Affiliates has received written notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to exercise or not exercise any option or extension right thereunder whether as a result of the Combination Transactions or otherwise.

12.6	Except as referred to in the Olive Disclosure Letter, true, correct and complete copies of each Material Contract are included in the Data Room.

13.	PRODUCT LIABILITY

13.1	Except as referred to in the Olive Disclosure Letter:

(a)	since December 31, 2014, there has been no Proceeding pending, or to the Knowledge of Olive and Olive HoldCo, threatened against an Olive Group Company with respect to any product liability; and

(b)	to the Knowledge of Olive and Olive HoldCo, there has not occurred any state of facts or circumstances that would give rise to any Proceeding that would have an Olive Business Material Adverse Change/Effect, with respect to any products manufactured, sold or distributed at any time by or on behalf of or in the name of or for the account of an Olive Group Company, including any Proceeding on account of any express or implied warranty, except for Ordinary Course normal returns and allowances which have not had and would not have, individually or in the aggregate, an Olive Business Material Adverse Change/Effect or a financial impact on an Olive Group Company in excess of EUR 5,000,000.

14.	MAJOR SUPPLIERS AND CUSTOMERS

14.1	The Olive Disclosure Letter lists the top twenty (20) suppliers to, and top twenty (20) customers of, the Olive Business as of the date of this Agreement, determined based on the euro amount of goods and services such suppliers provided during the twelve (12) months ended December 31, 2014 (based on amounts paid by the Olive Group) and that such customers have purchased during such period (based on revenue recognized during such period under IFRS accounting), under their Contracts with the Olive Group Companies.

14.2	Except as referred to in the Olive Disclosure Letter, as of the date of this Agreement, all the agreements with suppliers and customers set out in the preceding paragraph are valid and binding and have been executed in writing, and none of the customers or suppliers identified pursuant to paragraph 14.1 above has cancelled, materially and adversely modified, or otherwise terminated its relationship with the Olive Group, or materially decreased its services, supplies or materials to the Olive Group, nor to the Knowledge of Olive and Olive HoldCo, has any such customer or supplier communicated in writing any intention to do any of the foregoing.

15.	COMPLIANCE WITH LAWS; PERMITS; ANTI-CORRUPTION

15.1	To the Knowledge of Olive and Olive HoldCo, the Olive Group Companies are, and, have been since June 1, 2013, in compliance with all Applicable Laws except as have not had or would not have an Olive Business Material Adverse Change/Effect and except Tax Laws (which are addressed elsewhere).

15.2	Except for those matters which, individually or in the aggregate, have not had and would not reasonably be expected to result in material liability to the Olive Group:

(a)	no Olive Group Company, nor any director, manager or employee of an Olive Group Company has in the last five years, in connection with the Olive Business, itself or, to the Knowledge of Olive and Olive HoldCo, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of an Olive Group Company, taken any action in violation of the FCPA, since its coming into effect only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(b)	no Olive Group Company, nor any director, manager or employee of an Olive Group Company, is, or in the past five years has been, subject to any actual, pending, or threatened Proceedings, or made any voluntary disclosures to any Governmental Authority, involving an Olive Group Company in any way relating to the FCPA, since its coming into effect only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(c)	each Olive Group Company has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of that Olive Group Company as required by the FCPA, since its coming into effect only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable), in all material respects;

(d)	each Olive Group Company has instituted policies and procedures reasonably designed to ensure compliance with the FCPA, since its coming into effect only, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable), and maintains such policies and procedures in force; and

(e)	no officer or director of an Olive Group Company is a Government Official.

15.3	The Olive Group Companies possess all Permits that are necessary for the operation of the Olive Business as operated on the date hereof or the ownership of the assets of the Olive Business, and all such Permits are validly held and in full force and effect and to the Knowledge of Olive and Olive HoldCo, not threatened by circumstances that would enable their revocation or cancellation by a third party, except as have not had or would not have an Olive Business Material Adverse Change/Effect. In particular, the Olive Group Companies (i) hold all necessary registrations with the Spanish General Health Registry of Food and Beverage Operators (“Registro General Sanitario de Empresas Alimentarias y Notificación de Alimentos”), and each such registration is duly held under the name of the relevant operator in the Olive Group carrying out the corresponding activity; (ii) hold the relevant declaration on the condition of mineral water and the water source exploitation permit(s), being such declarations/exploitation permits duly held under the name of the relevant Olive Group Company carrying out water bottling activities; and (iii) hold every urban planning permit as required by applicable national, regional and local urban planning and zoning legislation (including but not limited to, any sort of building permit, works licence, first occupancy licence and activity licence).

15.4	The Olive Group Companies are, and since June 1, 2013, have been, in compliance with the terms and conditions of the Permits, except as have not had or would not have an Olive Business Material Adverse Change/Effect.

15.5	The Olive Group Companies comply with all requirements and conditions necessary in connection with any public subsidies granted to them.

15.6	No Olive Group Company, nor any director, officer, or, to the Knowledge of Olive and Olive HoldCo, employee of any Olive Group Company is, or has ever been, a Restricted Party

15.7	No Olive Group Company nor any director, officer, or, to the Knowledge of Olive and Olive HoldCo, employee of any Olive Group Company has engaged, or engages, in any activity, practice or conduct (or failure to act) which breaches or has breached any applicable Sanctions.

16.	LABOUR MATTERS

16.1	Except as referred to in the Olive Disclosure Letter and except as has not had or would not have an Olive Business Material Adverse Change/Effect, with respect to the employees of the Olive Group Companies:

(a)	The Olive Group Companies are neither party to, nor bound by, any collective bargaining Contract or work rules or practices with any labour union, labour organization or works council; there are no collective bargaining Contracts or work rules or practices that pertain to any of the employees of the Olive Group Companies; and no employees of the Olive Group Companies are represented by any labour union, labour organization or works council with respect to their employment with the Olive Group Companies.

(b)	No labour union, labour organization, works council, or group of employees of the Olive Group Companies has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with or by the applicable Governmental Authority. To the Knowledge of Olive and Olive HoldCo, there is no labour union organizing activities with respect to any employees of the Olive Group Companies.

(c)	From December 31, 2013, there has been no actual or, to the Knowledge of Olive and Olive HoldCo, threatened labour disputes, employment-related litigation, strikes, lockouts, slowdowns or work stoppages against or affecting the Olive Group Companies.

(d)	The Olive Group Companies and their respective employees, agents or representatives have not, to the Knowledge of Olive and Olive HoldCo, committed any material unfair labour practice contrary to Applicable Law.

(e)	The Olive Group Companies are not required to provide notice to or obtain the consent of, or consult with, any labour union, labour organization, works council or group of employees of the

Olive Group Companies in connection with the execution of this Agreement, except for the Employee Notification Processes in respect of the Olive Group set out in Annex C and any notices required to be provided under collective bargaining Contracts the failure of which to be provided would not, individually or in the aggregate, be material to the Olive Business.

(f)	To the Knowledge of Olive and Olive HoldCo, the Olive Group Companies: (i) have properly classified all of its workers as independent contractors or employees, (ii) have properly classified, recorded and documented the employment of all of its employees under Applicable Law, and (iii) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid.

(g)	To the Knowledge of Olive and Olive HoldCo, no officer or director of an Olive Group Company is in violation of any term of any employment agreement, non-disclosure agreement, statutory non-disclosure obligation, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by an Olive Group Company or (ii) the use of trade secrets or proprietary information.

(h)	The execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any collective bargaining Contract, employment agreement, consulting agreement or any other labour-related agreement to which an Olive Group Company is a party and which is (or the class of arrangements on substantially the same terms of which it comprises part) is material to the Olive Group.

16.2	Except as referred to in the Olive Disclosure Letter, there is no labour Proceeding pending or, to the Knowledge of Olive and Olive HoldCo, threatened against an Olive Group Company, by or before any Government Authority or by or on behalf of any third party that, if adversely determined, would entail the obligation to reemploy 20 employees or more.

17.	ENVIRONMENTAL

17.1	To the Knowledge of Olive and Olive HoldCo, except as has not or would not have an Olive Business Material Adverse Change/Effect, since June 1, 2013, the Olive Group Companies have at all times been, and are, in compliance with all applicable Environmental Laws, including, but not limited to, possessing and complying with all Permits, and periodically filing any declaration or carrying out any control or measurement related to waste, water discharge, pollutant emissions, soil contamination, noise emissions and asbestos contamination as required for their operations under applicable Environmental Laws; and have not received any written communication, whether from a Governmental Authority or other Person, alleging that an Olive Group Company is not in such compliance, and there are no past or present actions, conditions, activities, circumstances or occurrences that would prevent such compliance in the future.

17.2	The Data Room includes a complete list of all material Permits held by the Olive Group Companies on 4 August 2015 pursuant to applicable Environmental Laws.

17.3	Except as would not result in an Olive Business Material Adverse Change/Effect, there is no Environmental Claim pending or, threatened, against any Olive Group Companies or, to the Knowledge of Olive and Olive HoldCo, against any Person whose liability for any Environmental Claim the Olive Group Companies has retained or assumed either contractually or by operation of law, in each case relating to the Olive Business.

17.4	To the Knowledge of Olive and Olive HoldCo, there are no past or present actions, conditions, activities, circumstances or occurrences, including the Release, threatened Release or presence of any Hazardous Material which could reasonably be expected to form the basis of any Environmental Claim relating to the Olive Business against the Olive Group Companies, or to the Knowledge of Olive and Olive HoldCo, against any Person whose liability for any Environmental Claim the Olive Group Companies have retained or assumed either contractually or by operation of law, except in each case as would not result in an Olive Business Material Adverse Change/Effect.

17.5	Except as set forth under the Olive Disclosure Letter, none of the Olive Group Companies is a party or subject to any administrative or judicial order or decree pursuant to the Environmental Laws, that could result into the cancellation, suspension, revocation, limitation, condition or substantial variation or modification of, or could reasonably prejudice the renewal of, the Permits and/or giving rise to a potential fine, except in each case as would not result in an Olive Business Material Adverse Change/Effect.

17.6	To the Knowledge of Olive and Olive HoldCo, the Olive Group Companies have not, and no other Person has, within the applicable statutory limitation period stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials, on or beneath any Real Property currently or to the Knowledge of Olive and Olive HoldCo, formerly owned, operated or leased by the Olive Group Companies, except for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of the Olive Business, except in each case as would not result in an Olive Business Material Adverse Change/Effect. With respect to any offsite disposal location used by the Olive Group Companies to dispose of any Hazardous Materials, to the Knowledge of Olive and Olive HoldCo, there have been no Releases of Hazardous Materials on or underneath any of such location that would result in an Olive Business Material Adverse Change/Effect.

17.7	The Data Room includes true, complete and correct copies of any reports, studies, analyses, tests or monitoring possessed by Olive or Olive Holdco and the Olive Group Companies pertaining to potential liability under any Environmental Law relating to Hazardous Materials in, on, beneath or adjacent to any Real Property currently or formerly owned, operated or leased by the Olive Group Companies within the applicable statutory limitation period, or regarding the compliance by the Olive Group Companies with applicable Environmental Laws within the applicable statutory limitation period, in each case relating to the Olive Business.

18.	RELATED PARTY TRANSACTIONS

18.1	Except for those Contracts referred to in the Olive Disclosure Letter, no Olive Group Company is a party to any written Contract with (i) any current or former director or officer; or (ii) to the Knowledge of Olive and Olive HoldCo any direct or indirect stockholder of an Olive Group Company; or (iii) to the Knowledge of Olive and Olive HoldCo, any of their Affiliates; or (iv) to the Knowledge of Olive and Olive HoldCo their spouses and respective family members up to the third degree, all of them directly or through entities (all of them, “Related Parties”). In any event, those Contracts referred to in the Olive Disclosure Letter are at arms’ length and none of them will be terminated or fail to be renewed as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

18.2	The Olive Disclosure Letter sets or refers to the inclusion in the Data Room of, a true, correct, and complete list of:

(a)	any and all outstanding loans or other extensions of credit made or guaranteed by the Olive Group Companies to or for the benefit of any Related Party or employee of the Olive Group Companies (other than advances of business expenses in the Ordinary Course); and

(b)	any and all outstanding loans, guarantees, or other extensions of credit of any amount made to or for the benefit of the Olive Group Companies by any Related Party or employee of the Olive Group Companies.

and none of these loans, guarantees or other extensions of credit expires, terminates or will otherwise become repayable as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

19.	INSURANCE

19.1

The Olive Disclosure Letter sets forth or refers to the inclusion in the Data Room of, a true, correct and complete list as of the date hereof of all insurance policies that relate to the Olive Business or the Olive

Group Companies. Each such policy is in full force and effect on the date hereof and each such policy will be in full force and effect as of the Completion Date, in each case, in accordance with the terms of the Policies, or a substituted policy shall have been obtained therefor. These insurance policies cover the risks which are required by law to be covered, as well as all risks usually covered by companies engaged in similar businesses to the Olive Group Companies.

19.2	No Olive Group Company is in material default with respect to its obligations under any of the policies (including payment obligations). None of the Olive Group Companies has received a written notice of cancellation or non-renewal of any policy or binder.

19.3	None of the policies allows a third party to terminate or modify such policy as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

20.	GUARANTEES AND FINANCINGS

20.1	The Olive Disclosure Letter references, as of the date of this Agreement, each Guarantee issued by an Olive Group Company in favour of its Related Parties other than the Olive Group.

20.2	The Olive Disclosure Letter references, as of the date of this Agreement, all Guarantees issued by Olive HoldCo or its Affiliates other than the Olive Group on behalf of any Olive Group Company.

20.3	The Olive Disclosure Letter references a true, correct and complete list as of the date hereof of all loan agreements, notes, letters of credit and other evidences of long-term and short-term indebtedness to which an Olive Group Company is a party and which individually exceeds an amount or EUR 5,000,000, any related interest rate swap, currency contracts, hedging instruments or other derivative instruments, guarantees, sureties and letters of comfort (including off-balance sheet commitments) as well as any other financing arrangements (including sale and lease-back arrangements, instalment purchases and bank letters or agreements confirming lines of credit) (each a “Financing Arrangement”).

20.4	There is no pending material event of default under, or breach of, any material Financing Arrangement by an Olive Group Company or its Affiliates party thereto, and to the Knowledge of Olive and Olive HoldCo, no event in respect of the Olive Business has occurred that, with the lapse of time or the giving of notice or both, would constitute an event of default thereunder by an Olive Group Company or its Affiliates party thereto.

20.5	The Olive Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all government grants, subsidies and similar financial assistances to any Olive Group Company and any other aid (whether in the form of loans, grants, subsidies, guarantees or financial assistance) (each a “State Aid”) received by any Olive Group Company from any national, regional or local authority or public body which individually exceed EUR 1,000,000. Except as disclosed in the Olive Disclosure Letter, the Olive Group Companies

(a)	have used all State Aids in compliance with the respective grant notifications, agreements and/or other terms and conditions applying thereto, in each case as in effect on the date of this Agreement; and

(b)	are under no obligation (also considering the implemented restructuring measures) to repay any State Aid, nor, to the Knowledge of Olive and Olive HoldCo, is any such obligation threatening.

20.6	None of the State Aids granted to an Olive Group Company will have to be repaid in whole or in part, and no State Aid may be revoked, rescinded, cancelled or otherwise terminated as a consequence of the consummation of the transactions contemplated under this Agreement or as a consequence of any restructuring measure to be taken in connection with the transactions contemplated by the Transaction Documents.

21.	NO SECURITY

No mortgages, pledges, liens or other security interest, liens or encumbrances have been granted over any assets of any Olive Group Company.

22.	NO BONUSES, COMMISSIONS OR FINDERS’ FEES

Except as disclosed in the Olive Disclosure Letter, no director, officer or employee of the Olive Group Companies is entitled to receive a bonus, payment, guarantee or similar or other benefit from, or is to be held harmless against, any disadvantages by any of the Olive Group Companies or their Affiliates as a result of the execution of any of the Transaction Documents or the consummation of the transactions contemplated hereunder or thereunder.

23.	APPLICATION AND DISCLOSURE DOCUMENTS

23.1	None of the information supplied or to be supplied by Olive or Olive HoldCo for inclusion or incorporation by reference in an Application and Disclosure Document will, at the time the relevant Application and Disclosure Document or any amendment or supplement thereto is finally filed with the applicable Review Authority, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Olive or Olive HoldCo with respect to statements made or omitted to be made or incorporated by reference in an Application and Disclosure Document based on information supplied or failed to be supplied by or on behalf of any other Party for inclusion or incorporation by reference therein.

SCHEDULE 7

ORANGE WARRANTIES

1.	ORGANIZATION AND QUALIFICATION

1.1	Each Orange Group Company is duly organized, validly existing and is in good standing (with respect to jurisdictions that recognize such concept) in the jurisdiction of its incorporation.

1.2	True and complete copies of the certificate of incorporation and by-laws (or other comparable governing documents) of each of the Orange Group Companies as in effect on the date of this Agreement have been delivered to the other Parties.

1.3	Each of the Orange Group Companies is Solvent.

2.	AUTHORITY; NO BREACH

2.1	Each of the Orange Group Companies has all requisite corporate power and corporate authority to enter into each of the Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder and to consummate the Combination Transactions.

2.2	The execution, delivery and performance by each of the Orange Group Companies of this Agreement and each of the Transaction Documents to which they are respectively a party and the consummation of the Combination Transactions:

(a)	have been duly authorized by all necessary corporate action on the part of that person and (if applicable) its shareholders;

(b)	do not, assuming each of the Conditions is satisfied and the filings referred to in this Agreement are made in accordance with the terms hereof, require any consent or approval from, or the giving of any notice or making of any filings to, any Governmental Authority by an Orange Group Company that have not already been obtained or made, other than in all cases where failure to obtain such consent or to give or make such notice or filing would not have a Material Adverse Change/Effect on any Transferred Business (upon or after Completion) or prevent or materially delay the consummation of the Combination Transactions; and

(c)	do not:

(i)	assuming all authorizations, consents and approvals to be obtained or made as Conditions have been obtained or made, violate any Applicable Law to which such persons are subject;

(ii)	(A) require a consent, notice or approval under, conflict with, result in a violation or breach of or constitute a default under, result in the acceleration of, or (B) create in any party the right to accelerate, terminate or cancel, any Contract to which any of such persons is a party;

(iii)	create any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets used or held for use by the Orange Group Companies; or

(iv)	violate the certificate of incorporation, by-laws or other organizational documents of such person,

except with respect to the foregoing sub-paragraphs (i), (ii) or (iii) as would not have a Material Adverse Change/Effect on any Transferred Business (after Completion) or prevent or materially delay the consummation of the Combination Transactions.

2.3	This Agreement has been (and each Transaction Document upon execution and delivery will be) duly executed and delivered by each of the Orange Group Companies party thereto and constitutes (and each

Transaction Document upon execution and delivery will constitute), assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, the legal, valid and binding obligation of each of the Orange Group Companies party hereto or thereto, as applicable, enforceable against the same in accordance with its and their respective terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Applicable Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally and to general equitable principles.

3.	ORANGE GROUP; CAPITAL

3.1	All of the issued and outstanding ordinary shares in Orange (“Orange Ordinary Shares”), all of which Orange Ordinary Shares are held by Olive, are, and all Orange Shares (upon issuance on the terms and conditions specified herein) will be, duly authorized, validly issued, fully paid and non-assessable and free of any pre-emptive rights or Encumbrances (save those arising under the Articles and Applicable Law) and issued in compliance with all Applicable Laws.

3.2	As of Completion, Orange will hold all right, title and interest to the equity interests of US HoldCo, and US HoldCo will hold all right, title and interest to the equity interests of MergeCo, free and clear of all Encumbrances save those arising under the terms of the applicable Constitutional Documents and Applicable Law. All such equity interests (including limited liability company interests) are duly authorized, validly issued, fully paid and non-assessable and free of any pre-emptive rights or Encumbrances (save those arising under the Constitutional Documents of MergeCo or US HoldCo, as applicable, and Applicable Law) and issued in compliance with all Applicable Laws.

3.3	The only Orange Group Companies immediately prior to Completion are Orange, US HoldCo and MergeCo. Except as set forth paragraph 3.2 of this Schedule, or arising under the Transaction Documents, none of the Orange Group Companies has any Subsidiaries or owns or has an obligation under Contract to acquire, directly or indirectly, any equity interests, equity investments or debt securities in any Person.

3.4	Except the Transaction Documents, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, any Orange Group Company, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, any Orange Group Company, or (iii) Contracts or understandings of any kind requiring the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, any Orange Group Company, or any such convertible or exchangeable securities or any such options, warrants or rights, to which an Orange Group Company is party or by which an Orange Group Company is bound.

4.	LIABILITIES

4.1	Since their respective dates of formation, none of the Orange Group Companies have carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Documents, the performance of their obligations hereunder and thereunder and matters ancillary thereto.

4.2	Save under the Transaction Documents, or pursuant to the performance of their obligations thereunder (including in respect of the Application and Disclosure Documents) none of the Orange Group Companies has any Liabilities.

5.	LITIGATION

5.1	There is no Proceeding pending or, to the Knowledge of Orange and MergeCo, threatened against an Orange Group Company, by or before any Governmental Authority or by or on behalf of any third party that, if adversely determined, individually or in the aggregate, would (a) have a Material Adverse Change/Effect on any Transferred Business (after Completion), or (b) prevent or materially delay the consummation of the Combination Transactions.

5.2	There are no outstanding judgments, decrees or orders of any Governmental Authority against or binding on an Orange Group Company that, if adversely determined, individually or in the aggregate, would prevent or materially delay the consummation of the Combination Transactions.

6.	TAX

Each Orange Group Company is and has at all times been resident for Tax purposes in the jurisdiction in which it was incorporated and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including for the purpose of any double Tax treaty).

7.	APPLICATION AND DISCLOSURE DOCUMENTS

7.1	None of the information supplied or to be supplied by Orange for inclusion or incorporation by reference in an Application and Disclosure Document will, at the time the relevant Application and Disclosure Document or any amendment or supplement thereto is finally filed with the applicable Review Authority, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Orange with respect to statements made or omitted to be made or incorporated by reference in an Application and Disclosure Document based on information supplied or failed to be supplied by or on behalf of any other Party for inclusion or incorporation by reference therein.

SCHEDULE 8

WARRANTY LIABILITY

Paragraph 8.1 Survival of Warranties and Certain Covenants

Each Warranty in respect of each of Red, White, Olive and Olive HoldCo shall survive until the date that is three (3) months after the date that Orange files with the SEC its annual report on Form 20-F in respect of the fiscal year ending December 31, 2016 (the period ending on that date being the “Claim Period”). If Orange, Red or Olive makes a claim with respect to any Warranty within the Claim Period (an “Orange Claim”, a “Red Claim”, or an “Olive Claim”, as applicable), and such claim is not fully and finally resolved prior to the expiration of the Claim Period, such Warranty shall survive solely with respect to such claim until such claim is finally and fully resolved.

Paragraph 8.2 Red’s Limitation of Liability

Notwithstanding any provision in this Agreement to the contrary, the Red Claim Adjustment Amount in respect of any claim with respect to the breach of a Warranty shall be limited to claims as to which Orange or Olive has given Red written notice, setting forth therein in reasonable detail the basis for such claim, before the end of the Claim Period; provided, however, that in calculating the Red Claim Adjustment Amount only the excess over 400 million dollars ($400,000,000) (the “Red Basket”) shall be taken into account; provided further that no amount shall be taken into account in respect of any particular claim, unless the amount of such claim exceeds $5,000,000 (the “Excluded Amount”) and all such Losses in respect of any claim or series of related claims that total less than the Excluded Amount shall be excluded in their entirety from calculations with respect to the Red Basket or Red Cap, and the Red Claim Adjustment Amount. Notwithstanding any other provision of this Agreement to the contrary, in no event shall the aggregate amount of the Red Claim Adjustment Amount exceed an amount equal to 450 million dollars ($450,000,000) (the “Red Cap”).

Paragraph 8.3 White’s Limitation of Liability

Notwithstanding any provision in this Agreement to the contrary, the White Claim Adjustment Amount in respect of any claim with respect to the breach of a Warranty shall be limited to claims as to which Orange has delivered to Red or Olive or Red or Olive has delivered to Orange written notice, setting forth therein in reasonable detail the basis for such claim, before the end of the Claim Period; provided, however, that in calculating the White Claim Adjustment Amount only the excess over 400 million dollars ($400,000,000) (the “White Basket”) shall be taken into account; provided further that no amount shall be taken into account in respect of any particular claim, unless the amount of such claim exceeds the Excluded Amount and all such Losses in respect of any claim or series of related claims that total less than the Excluded Amount shall be excluded in their entirety from calculations with respect to the White Basket or White Cap, and the White Claim Adjustment Amount. Notwithstanding any other provision of this Agreement to the contrary, in no event shall the aggregate amount of the White Claim Adjustment Amount exceed an amount equal to 450 million dollars ($450,000,000) (the “White Cap”).

Paragraph 8.4 Olive’s Limitation of Liability

Notwithstanding any provision in this Agreement to the contrary, the Olive Claim Adjustment Amount in respect of any claim with respect to the breach of a Warranty shall be limited to claims as to which Orange or Red has given Olive written notice, setting forth therein in reasonable detail the basis for such claim, before the end of the Claim Period; provided, however, that in calculating the Olive Claim Adjustment Amount only the excess over 400 million dollars ($400,000,000) (the “Olive Basket”) shall be taken into account; provided further that no amount shall be taken into account in respect of any particular claim, unless the amount of such claim exceeds the Excluded Amount and all such Losses in respect of any claim or series of related claims that total less than the Excluded Amount shall be excluded in their entirety from calculations with respect to the Olive Basket or

Olive Cap, and the Olive Claim Adjustment Amount. Notwithstanding any other provision of this Agreement to the contrary, in no event shall the aggregate amount of the Olive Claim Adjustment Amount exceed an amount equal to 450 million dollars ($450,000,000) (the “Olive Cap”).

Paragraph 8.5 Third-Party Claims (Red and Olive)

The calculation of the Red Claim Adjustment Amount or Olive Claim Adjustment Amount, which arises or results from claims for Losses made by third parties (“Red/Olive Third-Party Claim”), shall be subject to the following terms and conditions:

(a)(i) Any of Orange or Red shall give to Olive HoldCo or (ii) any of Orange or Olive Holdco shall give to Red, as the case may be, prompt written notice of any such Red/Olive Third-Party Claim; provided, however, that (i) failure to give such notification shall not affect the calculation of the Red Claim Adjustment Amount or Olive Claim Adjustment Amount, as the case may be, except to the extent Red or Olive HoldCo, as applicable, shall have been materially prejudiced as a result of such failure; and (ii) Red or Olive HoldCo shall have the right, after it acknowledges in writing to Orange that if the facts alleged are proved the claim concerned would be a Valid Claim, to undertake the defense thereof by counsel reasonably satisfactory to Orange at sole expense of Red or Olive HoldCo, as the case may be; provided, that if Red or Olive HoldCo assumes such defense, Orange shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Red or Olive HoldCo, as the case may be, it being understood that Red or Olive HoldCo shall control such defense;

(b) Within thirty (30) Business Days following the receipt of notice of a Red/Olive Third-Party Claim, if Red or Olive HoldCo, as the case may be, has not assumed the defense of such Red/Olive Third-Party Claim or has declined to assume the defense of such Red/Olive Third-Party Claim in writing, Orange shall (upon further written notice to Red or Olive HoldCo, as the case may be,) have the right to undertake the defense, compromise or settlement of such Third-Party Claim the costs and expenses of which shall, subject to paragraphs 8.1 and 8.2 be included in the Red Claim Adjustment Amount or Olive Claim Adjustment Amount, as the case may be, subject to the right of Red or Olive HoldCo, as the case may be, to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof (subject to paragraph 8.5(a)(ii)); and

(c) Notwithstanding any provision in this paragraph 8 to the contrary, without the prior written consent of Orange (which consent shall not be unreasonably withheld, conditioned or delayed), Red or Olive HoldCo, as the case may be, shall not admit any liability with respect to, or settle, compromise or discharge, any Red/Olive Third-Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that (i) includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written unconditional release from all liability in respect of such Red/Olive Third-Party Claim and (ii) provides solely for monetary relief and does not otherwise involve or purport to bind or limit Orange. In addition, if Red or Olive HoldCo, as the case may be, shall have assumed the defense of the Red/Olive Third-Party Claim, Orange shall not admit any liability with respect to, or settle, compromise or discharge, any Red/Olive Third-Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of Red or Olive HoldCo, as the case may be (which consent shall not be unreasonably withheld, conditioned or delayed), and Red or Olive HoldCo, as the case may be, will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by Orange without such prior written consent of Red or Olive HoldCo, as the case may be.

Paragraph 8.6 Third-Party Claims (White)

The calculation of the White Claim Adjustment Amount which arise or result from claims for Losses made by third parties (“White Third-Party Claim”), shall be subject to the following terms and conditions:

(a)(i) Orange shall give Red and Olive HoldCo or (ii) any of Red or Olive Holdco shall give notice to Orange, as the case may be, prompt written notice of any such White Third-Party Claim; provided, however, that failure to give such notification shall not affect the calculation of the White Claim Adjustment Amount except to the extent Red or Olive HoldCo shall have been materially prejudiced as a result of a failure by Orange to deliver such notice. Orange shall undertake the defense thereof by counsel reasonably satisfactory to Red and Olive HoldCo at the sole expense of Orange; provided, that Red and Olive HoldCo shall have the right to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by Orange, as the case may be, it being understood that Orange shall control such defense;

(b) Within thirty (30) Business Days following the receipt of notice of a White Third-Party Claim, if Orange has not assumed the defense of such White Third-Party Claim or has declined to assume the defense of such White Third-Party Claim in writing, Red and Olive HoldCo shall (upon further written notice to Orange, as the case may be) have the right to jointly undertake the defense, compromise or settlement of such White Third-Party Claim at the cost and expense of Orange subject to the right of Orange to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof (subject to paragraph 8.6(a)(ii)); and

(c) Notwithstanding any provision in this paragraph 8 to the contrary, without the prior written consent of Red and Olive HoldCo (which consent shall not be unreasonably withheld, conditioned or delayed), Orange shall not admit any liability with respect to, or settle, compromise or discharge, any White Third-Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that (i) includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written unconditional release from all liability in respect of such White Third-Party Claim and (ii) provides solely for monetary relief and does not otherwise involve or purport to bind or limit Orange. In addition, if Red and Olive HoldCo shall have assumed the defense of the White Third-Party Claim, Red and Olive HoldCo shall not admit any liability with respect to, or settle, compromise or discharge, any White Third-Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of Orange (which consent shall not be unreasonably withheld, conditioned or delayed), and Orange will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by Red and Olive HoldCo without such prior written consent of Orange.

Paragraph 8.7 Other Claims (Red and Olive)

In the event Orange should have a claim that is relevant to the calculation of the Red Claim Adjustment Amount or the Olive Claim Adjustment Amount that does not involve a Red/Olive Third-Party Claim being asserted against or sought to be collected from Orange or its Subsidiaries, Orange shall, as promptly as practicable after discovery of such claim, deliver written notice of such claim to Red or Olive HoldCo, as the case may be. The failure by Orange to so notify Red or Olive shall not affect the calculation of the Red Claim Adjustment Amount or Olive Claim Adjustment Amount, as the case may be, except to the extent Red or Olive HoldCo shall have been materially prejudiced as a result of such failure.

Paragraph 8.8 Other Claims (White)

In the event Orange, Red or Olive HoldCo becomes aware of a claim that is relevant to the calculation of the White Claim Adjustment Amount that does not involve a White Third-Party Claim being asserted against or sought to be collected from Orange or its Subsidiaries, Orange, Red or Olive HoldCo shall, as promptly as practicable after discovery of such claim, deliver written notice of such claim to the other parties. The failure by Red and Olive HoldCo to so notify Orange shall not affect the calculation of the White Claim Adjustment Amount except to the extent Orange shall have been materially prejudiced as a result of such failure.

Paragraph 8.9 Representation of White

The interests, rights and obligations of Orange (a) in respect of a Red Claim Adjustment Amount or an Olive Claim Adjustment Amount and (b) in respect of the calculation of the White Claim Adjustment Amount, shall be represented exclusively (as between the Parties) by the independent directors (as defined in the articles of association of Orange) of Orange from time to time (and none of the Parties shall take any action to prevent, delay, limit or otherwise circumscribe or seek to interfere with the discharge of such role by such independent directors). Any matter to be done by Orange in respect of a Red Claim Adjustment Amount or an Olive Claim Adjustment Amount shall be done only with the approval of a majority of the independent directors of Orange; any notice to be given to Orange for such purposes shall be given to such independent directors (or such one or more of them as they may notify in writing to Red and Olive HoldCo from time to time); and any notice to be given by Orange for such purposes shall be given only following the approval of a majority of such independent directors. Nothing in this paragraph 8.9 shall vitiate the fiduciary duties of the directors to the Company.

Paragraph 8.10 Determining the Claim Adjustment Amount

Upon a Claim being notified in accordance with this paragraph 8, Red, Olive HoldCo and Orange will discuss such Claim in good faith to determine whether the Claim is a Valid Claim and if so the Claim Adjustment Amount in respect of that Claim. Those Parties will endeavour to make such determination within 25 Business Days of such notification. At any time during such period or following such period, any of Red, Olive HoldCo and Orange may, in its absolute discretion, elect to terminate discussions and pursue any available remedies under paragraph 8. If no such determination can be agreed among Red, Olive HoldCo and White within such period, or any of them elects during such period to have such determination(s) made by a third party, the provisions of Annex 1 (Mediation Annex) to this Schedule 8 shall apply.

The Parties expressly acknowledge and agree that the purpose of the calculation of a Claim Adjustment Amount in respect of a Valid Claim is to enable the determination, in accordance with paragraph 8.11 of the number of White Adjustment Shares, Red Adjustment Shares and / or Olive Adjustment Shares that Orange shall issue in respect of such Valid Claim, and (notwithstanding any provision of this paragraph 8 to the contrary) no Party shall have any liability to pay any other Party any amount (by way of indemnity or otherwise) in respect of a Valid Claim (the sole remedy in respect of any such Valid Claim being the issue of Adjustment Shares in accordance with paragraph 8.11 and paragraph 8.12).

The amount of any Losses to be taken into account in the calculation of a Claim Adjustment Amount shall be net of any amounts recovered by Orange under insurance policies, indemnities, contributions or other similar arrangements and shall be reduced to take account of any net tax benefit realized by Orange arising from the incurrence or payment of such Loss.

Orange shall use all reasonable endeavours to mitigate any Red Claim or Olive Claim, including by pursuing recovery under available insurance policies, indemnities, contributions or other similar arrangements. All Losses, or the conditions or circumstances relating to such Losses, that were caused, by any act or omission of Orange shall be excluded in their entirety from calculations with respect to the Red Basket or Olive Basket or Red Cap or Olive Cap, and the Red Claim Adjustment Amount or Olive Claim Adjustment Amount, in each case as applicable.

Notwithstanding any other provision to the contrary, Losses shall not include any amounts that were or could have been taken into account in connection with the determination of the Black NFP, Olive NFP and White NFP pursuant to Clause 8.

Notwithstanding anything to the contrary herein, Losses (if any) in respect of any matter for which there were reserves reflected on Black’s, Olive’s or White’s audited financial statements for the year ended December 31, 2014 shall only include amounts (if any) in excess of such reserves.

Paragraph 8.11 Adjustment Shares

Following agreement or determination of all Valid Claims and the Claim Adjustment Amounts in respect of all such Valid Claims (the date on which that happens being the Relevant Date), Olive HoldCo, Red and Orange shall jointly calculate the numbers of Olive Adjustment Shares, Red Adjustment Shares and White Adjustment

Shares. Those Parties will endeavour to make such determination within 15 Business Days of the Relevant Date. If no such determination can be agreed within such period, the provisions of Annex 1 (Mediation Annex) to this Schedule 8 shall apply.

Subject to paragraph 8.12(a), as soon as reasonably practicable following the agreement or determination of the numbers of Olive Adjustment Shares, Red Adjustment Shares and White Adjustment Shares, taking into account paragraph 8.12(b), (subject to applicable law and stock exchange listing rules), Orange shall allot and issue, credited as fully paid (the date of such issuance of Adjustment Shares being the “Adjustment Date”):

(i) the Olive Adjustment Shares to Olive HoldCo;

(ii) the Red Adjustment Shares to Red; and

(iii) the White Adjustment Shares to the shareholders of Orange as of the Adjustment Date (other than Olive HoldCo, Red and their respective Affiliates (the “Public Shareholders”),

in each case by way of capitalisation of reserves. All such shares shall rank pari passu as amongst themselves and as amongst all other Orange Shares then in issue.

No fractional shares shall be issued in respect of any issuance of Adjustment Shares and any fractional share that would have otherwise been issued to a Red, Olive or a Public Shareholder shall be rounded down to the nearest whole share.

Paragraph 8.12 Limit on Adjustment Shares

(a) Orange shall not issue any Adjustment Shares unless and until:

(1) Red has received an opinion from the Red Tax Advisor (the “Red Adjustment Tax Opinion”), on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Adjustment Date, to the effect that, as a result of the issuance of the Adjustment Shares:

(i) Orange should not be treated as a United States domestic corporation for United States federal income tax purposes; and

(ii) Orange should not be treated as a “surrogate foreign corporation” (or any successor term thereto) within the meaning of Section 7874(a)(2)(B) of the Code or otherwise be subject to any other analogous or more onerous Applicable Law not in effect on the date hereof addressing considerations similar to those addressed by Section 7874 of the Code as formulated on the date hereof, in the case of each of (i) and (ii) assuming that the issuance of the Adjustment Shares occurs and taking into account the effect of any bill that would implement a change in Applicable Law (whether or not yet effective) that has passed in identical (or substantially identical) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed; it being understood that, in rendering the Red Adjustment Tax Opinion, the Red Tax Advisor shall be entitled to receive and rely upon representations of officers of Red, Black, Olive, Olive HoldCo, White, Orange, US Holdco and MergeCo as to such matters as the Red Tax Advisor may reasonably request;

(2) Olive Holdco has received an opinion from the Olive Tax Advisor (the “Olive Adjustment Tax Opinion”), on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Adjustment Date, to the effect that, as a result of the issuance of the Adjustment Shares:

(i) Orange should not be treated as a United States domestic corporation for United States federal income tax purposes; and

(ii) Orange should not be treated as a “surrogate foreign corporation” (or any successor term thereto) within the meaning of Section 7874(a)(2)(B) of the Code or otherwise be subject to any other analogous or more onerous Applicable Law not in effect on the date hereof addressing considerations similar to those addressed by Section 7874 of the Code as formulated on the date hereof, in the case of each of (i) and (ii) assuming that the issuance of the Adjustment Shares occurs and taking into account the effect of any bill that would implement a change in Applicable Law (whether or not yet effective) that has passed in identical (or substantially identical) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed; it being understood that, in rendering the Olive Adjustment Tax Opinion, the Olive Tax Advisor shall be entitled to receive and rely upon representations of officers of Red, Black, Olive, Olive HoldCo, White, Orange, US Holdco and MergeCo as to such matters as the Olive Tax Advisor may reasonably request; and

(3) White has received an opinion from the White Tax Advisor (the “White Adjustment Tax Opinion” and, together with the Red Adjustment Tax Opinion and the Olive Adjustment Tax Opinion, the “Adjustment Tax Opinions”), on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Adjustment Date, to the effect that, as a result of the issuance of the Adjustment Shares:

(i) Orange should not be treated as a United States domestic corporation for United States federal income tax purposes; and

(ii) Orange should not be treated as a “surrogate foreign corporation” (or any successor term thereto) within the meaning of Section 7874(a)(2)(B) of the Code or otherwise be subject to any other analogous or more onerous Applicable Law not in effect on the date hereof addressing considerations similar to those addressed by Section 7874 of the Code as formulated on the date hereof, in the case of each of (i) and (ii) assuming that the issuance of the Adjustment Shares occurs and taking into account the effect of any bill that would implement a change in Applicable Law (whether or not yet effective) that has passed in identical (or substantially identical) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed; it being understood that, in rendering the White Adjustment Tax Opinion, the White Tax Advisor shall be entitled to receive and rely upon representations of officers of Red, Black, Olive, Olive HoldCo, White, Orange, US Holdco and MergeCo as to such matters as the White Tax Advisor may reasonably request.

(b) If and to the extent any of the Tax Advisors is unable or unwilling to issue its respective Adjustment Tax Opinion then, to the extent reasonably necessary to allow such Tax Advisor(s) to issue its respective Adjustment Tax Opinion(s), the number of Red Adjustment Shares, Olive Adjustment Shares, and White Adjustment Shares shall be reduced proportionately (but not below zero).

Paragraph 8.13 Equality of Information

Each of the parties shall report to the other parties on a quarterly basis as to whether it believes that there may be a basis for an indemnification claim hereunder.

Paragraph 8.14 Orange Expenses

Any expenses incurred by Orange hereunder in connection with a Red/Olive Third Party Claim shall be deducted from the relevant Claim Adjustment Amount.

Definitions

“Adjustment Shares” means the Olive Adjustment Shares, the Red Adjustment Shares, and the White Adjustment Shares.

“Claim” means an Olive Claim, a Red Claim or a White Claim;

“Olive Adjustment Shares” means, except as provided in paragraph 8.12, a number of Orange Shares equal to the aggregate of all Claim Adjustment Amounts in respect of Valid Red Claims and Valid White Claims multiplied by the Olive Proportion divided by the Opening Price;

“Olive Claim Adjustment Amount” means, subject to paragraph 8.4, the amount of all damages, judgments, awards, liabilities, losses, fines, obligations, amounts paid in settlement, claims of any kind or nature and costs, fees and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents), excluding lost profits, lost revenues, loss of business reputation or opportunity, special, consequential, indirect and punitive damages and damages based on multiples (other than lost profits, lost revenues, special, consequential, indirect and punitive damages actually paid in connection with any third party claim) (collectively, and for the purposes of this Schedule 8 only, “Losses”) suffered or incurred by Orange and its Subsidiaries as a direct and reasonably foreseeable result of (i) any failure of any Warranty of Olive set forth in this Agreement that survives after the Completion Date pursuant to paragraph 8.1 to be true and correct in all respects as of the date hereof and as of the Completion Date (except to the extent expressly made as of an earlier date, in which case the failure of such Warranties to be so true and correct shall be measured as of such earlier date) as such Warranty would read if all qualifications to materiality were deleted therefrom for purposes of determining the amount of the Loss but not for purposes of determining if there is a breach;

“Opening Price” means first day closing price of Orange Shares on NYSE;

“Orange Shares” means ordinary shares with nominal value of 1 British pound each in the capital of Orange;

“Red Adjustment Shares” means, except as provided in paragraph 8.12, a number of Orange Shares equal to the aggregate of all Claim Adjustment Amounts in respect of Valid Olive Claims and Valid White Claims multiplied by the Red Proportion divided by the Opening Price;

“Red Claim Adjustment Amount” means subject to paragraph 8.2, the amount of all Losses suffered or incurred by Orange and its Subsidiaries as a direct and reasonably foreseeable result of any failure of any Warranty of Red set forth in this Agreement that survives after the Completion Date pursuant to paragraph 8.1 to be true and correct in all respects as of the date hereof and as of the Completion Date (except to the extent expressly made as of an earlier date, in which case the failure of such Warranties to be so true and correct shall be measured as of such earlier date) as such Warranty would read if all qualifications to materiality were deleted therefrom for purposes of determining the amount of the Loss but not for purposes of determining if there is a breach;

“Valid Olive Claim” means a claim against Olive for breach of Warranty or the covenants in paragraph 7 in respect of which an Olive Claim Adjustment Amount is agreed by Orange, Red and Olive to be a valid Olive Claim or in any case is otherwise determined to be valid in accordance with paragraph 8.10;

“Valid Red Claim” means a claim against Red for breach of Warranty or the covenants in paragraph 7 in respect of which a Red Claim Adjustment Amount is agreed by Orange, Red and Olive to be a valid Red Claim or in any case is otherwise determined to be valid in accordance with paragraph 8.10;

“Valid White Claim” means a claim against White for breach of Warranty in respect of which a White Claim Adjustment Amount is agreed by Orange, Red and Olive to be a valid White Claim or in any case is otherwise determined to be valid in accordance with paragraph 8.10;

“White Adjustment Shares” means, except as provided in paragraph 8.12, a number of Orange Shares equal to the aggregate of all Claim Adjustment Amounts in respect of Valid Red Claims and Valid Olive Claims multiplied by the White Proportion divided by the Opening Price; and

“White Claim Adjustment Amount” means, subject to paragraph 8.3, the amount of all Losses suffered or incurred by Orange and its Subsidiaries as a direct and reasonably foreseeable result of any failure of any Warranty of White set forth in this Agreement that survives after the Completion Date pursuant to paragraph 8.1 to be true and correct in all respects as of the date hereof and as of the Completion Date (except to the extent expressly made as of an earlier date, in which case the failure of such Warranties to be so true and correct shall be measured as of such earlier date) as such Warranty would read if all qualifications to materiality were deleted therefrom for purposes of determining the amount of the Loss but not for purposes of determining if there is a breach.

Annex 1 to Schedule 8

Mediation Annex

1. If the Parties (or such of them are involved in any dispute or disagreement) do not reach agreement in accordance with the time allowed for a consensual process, any such Party may refer the dispute to a panel of four Persons, one Person selected by Red, one Person selected by Olive HoldCo, one Person selected by Orange and one Person, which Person shall have a casting vote, selected by the Persons selected by the Parties (provided such Person is identified and accepts such appointment within 10 Business Days of being asked to assume its role; otherwise such last Person shall be such independent firm of chartered accountants of international repute in London as the President of the Institute of Chartered Accountants in England and Wales may, on the application of any such Party, nominate) (the “Mediator”), on the basis that the Mediator is to make a decision on the dispute and notify the Parties of its decision within 120 Business Days of receiving the reference or such longer reasonable period as the Mediator may determine.

2. The costs of the Mediator shall be borne by the parties as set out in paragraph 3.3 below.

3. In any reference to the Mediator in accordance with paragraph 1 above:

3.1 the Mediator shall act as a mediator and not as an arbitrator and shall be directed to determine any dispute by reference to the provisions of Schedule 8 of this Agreement;

3.2 the costs of the Mediator shall be paid by Orange or as otherwise determined by the Mediator;

3.3 each of the Parties shall respectively provide or procure the provision to the Mediator of all such information as the Mediator shall reasonably require; and

3.4 any Party may appeal the decision of the Mediator in accordance with clause 24 of the Agreement.

SCHEDULE 9

EXPERT DETERMINATION

In the event that a matter is referred to Expert Determination, such matter (and any disputed item or items relevant to such valuation) shall be resolved by KPMG (or such other firm as the Principal Parties may agree from time to time) as the “Expert” (or, if the same is unwilling or unable to act, a reputable international accountancy firm acceptable to the Principal Parties, acting reasonably, provided that where the Principal Parties are unable to agree and appoint an Expert within fifteen (15) Business Days of the relevant matter being referred to Expert Determination any Principal Party may elect that the President for the time being of the Institute of Charted Accountants of England and Wales select the Expert).

1. Rules Applicable to Pricing Expert Determination

a)	As promptly as reasonably practicable, the Expert shall submit to the Principal Parties a draft form of the Expert’s report regarding the relevant matter, identifying a single point value for the Averaged Working Capital, Black NFP, Olive NFP or White NFP (as applicable) (the “Determination”) (setting forth the basis on which such draft Determination is made), after which the Principal Parties shall have three (3) days to provide written comments on the draft Determination (which, for the avoidance of doubt, are not binding on the Expert and the Expert is under no obligation to modify in any way the draft Determination). Promptly after the expiry of the 3-day period, the Expert shall submit the Determination to the Parties in writing, setting forth in detail the basis on which such Determination is made.

b)	If any difficulty should arise in applying any of the terms and conditions set forth in this Schedule 9, then the Expert shall resolve that difficulty in such manner as it may think fit.

c)	The Expert shall establish the procedural rules to be applied to the Determination contemplated under this Schedule 9, which must accord with the principles set forth in this Schedule 9.

d)	In making its Determination, the Expert shall take into account the written submissions of, or any relevant data or information provided by, any Principal Party, provided that such information shall have been delivered to the Expert within fifteen (15) days after its appointment.

e)	Written communications from a Principal Party to the Expert or from the Expert to a Principal Party shall be copied to the other Principal Parties and Expert at the same time and by the same method, and the Expert shall not take into consideration any document or statement which has not been made available to all Principal Parties.

f)	The Expert shall make the Determination impartially and in good faith.

g)	The Expert may be called as a witness in any subsequent proceedings concerning any dispute among the Principal Parties relating to the Determination. The Expert shall not be entitled to act as an advisor to any Party in any such subsequent proceedings concerning any dispute relating to the Determination among the Principal Parties without the other Principal Parties’ prior written consent, for a maximum period of 10 years after its appointment.

2. Binding Nature of Determination under this Schedule

A Determination made in accordance with this Schedule 9, shall be final and binding on the Parties.

3. Expert not Arbitrator

In making a Determination under this Schedule 9, the Expert shall act in its capacity of independent expert, and not as an arbitrator.

4. Provision of Information to Expert

Each Principal Party shall provide the Expert with all information, assistance and access to books and accounting records, documents, files, papers and information which the Expert may reasonably require for the purposes of the notices and determinations (including the Determination) to be made under this Schedule 9 (subject to any confidentiality undertakings in respect of such information).

5. Costs

The fees and expenses of the Expert for making a Determination shall be borne by Orange.